As submitted to the Securities and Exchange Commission on November 30, 1999
                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                        Charles River Laboratories, Inc.
             (Exact name of Registrant as specified in its charter)

       Delaware                           2836                    76-0509980
 (State or jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                                        Thomas Ackerman
                                                    Chief Financial Officer
 251 Ballardvale Street                         Charles River Laboratories, Inc.
  Wilmington, MA 01887                               251 Ballardvale Street
     (978) 658-6000                                   Wilmington, MA 01887
                                                         (978) 658-6000

(Address, including zip code, and           (Name, address, including zip code,
telephone number, including area           and telephone number, including area
code, of Registrant's principal                code, of agent for service)
executive offices)

                             -----------------------

                                   Copies to:

  Richard D. Truesdell, Jr., Esq.                       Greg Ezring
       Davis Polk & Wardwell                         Latham & Watkins
       450 Lexington Avenue                          885 Third Avenue
     New York, New York 10017                    New York, New York 10022

                             -----------------------


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                                  Proposed
                                                                   Maximum         Proposed
                                                                  Offering         Maximum           Amount of
              Title of Each Class                Amount to be       Price     Aggregate Offering    Registration
        of Securities to be Registered            Registered      Per Unit         Price(1)            Fee(2)
-------------------------------------------------------------------------------------------------------------------
13-1/2% Series B Senior Subordinated Notes
   due 2009....................................    $150,000,000       100%        $150,000,000        $41,700.00
===================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

(2)  Calculated pursuant to Rule 457(f).

                             -----------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

================================================================================

                                EXPLANATORY NOTE

     This Registration Statement covers the registration of an aggregate principal amount of $150,000,000 of 13-1/2% series B senior subordinated notes due 2009 of Charles River Laboratories, Inc. ("Charles River") (the "new notes") that may be exchanged (the "exchange offer") for equal principal amounts of Charles River's outstanding 13-1/2% series A senior subordinated notes due 2009 (the "old notes"). This Registration Statement also covers the registration of the new notes for resale by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions. The complete prospectus relating to the exchange offer (the "exchange offer prospectus") follows immediately after this Explanatory Note. Following the exchange offer prospectus are pages relating solely to such market-making transactions (the "market-making prospectus"), including alternate front and back cover pages, an alternate "Risk Factors--No public trading market for the new notes exist" section, an alternate "Use of Proceeds" section and an alternate "Plan of Distribution" section. In addition, the market-making prospectus will include references merely to "notes" instead of to "old notes" and "new notes" and will not include the following captions (or the information set forth under such captions) in the exchange offer prospectus: "Summary--The Exchange Offer," "Summary--Consequences of Exchanging Old Notes pursuant to the Exchange Offer," "The Exchange Offer" and "Material United States Tax Consequences of the Exchange Offer." All other sections of the exchange offer prospectus will be included in the market-making prospectus. The market-making prospectus may also be used by DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P. to comply with their prospectus delivery requirements under the Securities Act in connection with any resale transactions.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 30, 1999

PROSPECTUS

                        Charles River Laboratories, Inc.
                               Offers to Exchange
             13-1/2% Series A Senior Subordinated Notes Due 2009 for
               13-1/2% Series B Senior Subordinated Notes Due 2009
           which have been registered under the Securities Act of 1933

     We are offering to exchange an aggregate principal amount of up to $150,000,000 of our new 13-1/2% series B senior subordinated notes due 2009, which have been registered under the Securities Act of 1933 for our existing 13-1/2% series A senior subordinated notes due 2009. We issued units consisting of the old notes and warrants to purchase common stock of our holding company in a transaction exempt from registration under the Securities Act. We are registering the warrants and the common stock into which the warrants are exercisable on a separate "shelf" registration statement.

     The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are not guaranteed by any subsidiaries since the subsidiaries which guaranteed the old notes have been merged into Charles River, and the new notes have been registered under the Securities Act. In addition, the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

     To exchange your old notes for new notes:

  o  You must complete and send the letter of transmittal that accompanies this
     prospectus to the exchange agent by 5:00 p.m., New York time, on          ,
     1999.

  o If your old notes are held in book-entry form at The Depository Trust Company, you must instruct The Depository Trust Company through your signed letter of transmittal that you wish to exchange your old notes for new notes. When the exchange offer closes, your Depository Trust Company account will be changed to reflect your exchange of old notes for new notes.

  o You should read the section called "The Exchange Offer" for additional information on how to exchange your old notes for new notes.

     See "Risk Factors" beginning on page for a discussion of the risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is                                    , 1999.

                             -----------------------

                                TABLE OF CONTENTS

                             -----------------------

                                                                           Page
                                                                          -----


Summary.......................................................................1
Risk Factors.................................................................14
The Transactions.............................................................24
Use of Proceeds..............................................................27
Capitalization...............................................................28
Selected Historical Consolidated Financial Data..............................29
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations..............................................................31
Business.....................................................................43
Management...................................................................52
Executive Compensation.......................................................55
Security Ownership of Certain Beneficial Owners and Management...............58
Certain Relationships and Related Party
     Transactions............................................................59
Description of New Credit Facility...........................................61
Description of Notes.........................................................63
Certain United States Tax Consequences of the
     Exchange Offer.........................................................111
Plan of Distribution........................................................111
Legal Matters...............................................................112
Independent Accountants.....................................................112
Index to Unaudited Pro Forma Condensed
     Consolidated Financial Data............................................P-1
Index to Consolidated Financial Statements..................................F-1

                             -----------------------



FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" including, in particular, the statements about our plans, strategies and prospects under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and in the Unaudited Pro Forma Financial Information and the related notes. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." All forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus.

 INDUSTRY AND MARKET DATA

     In this prospectus, we rely on and refer to information and statistics regarding the research model and biomedical products and services industries, and our market share in the sectors in which we compete. We obtained this information and statistics from various third party sources, discussions with our customers and/or our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

                                     SUMMARY

     References to the words "Charles River," "CRL," "Company," "we," "our," and "us" refer only to Charles River Laboratories, Inc., its predecessors, its subsidiaries, its affiliates and its joint ventures. References to "Holdings" refers to Charles River Laboratories Holdings, Inc. This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus carefully.

     Our fiscal year ends on the Saturday closest to December 31. Unless the context indicates otherwise, whenever we refer in this prospectus to a particular fiscal year, we mean the fiscal year ending in that particular calendar year. When we refer to "pro forma" financial results, we mean the financial results of Charles River and its subsidiaries on a consolidated basis as if the Transactions (which we define on page 4) had occurred at the beginning of the relevant time period.

                        CHARLES RIVER LABORATORIES, INC.

Overview

     We are a global market leader in the commercial production and supply of animal research models for use in the discovery, development and testing of new pharmaceuticals. We have expanded our core capabilities in research models to become a leading supplier of related biomedical products and services in several specialized niche markets. Our research model capabilities and biomedical products and services, together with our global distribution network, allow us to meet the extensive needs of our broad customer base. Our customers consist primarily of:

   o large pharmaceutical companies, including the ten largest global pharmaceutical companies based on 1998 revenues

   o biotechnology, animal health, medical device and diagnostics companies

   o hospitals

   o academic institutions

   o government agencies

     Our facilities are located in 18 countries, including the United States, Canada, Japan and many European countries. On a pro forma basis, research models accounted for 62%, and biomedical products and services accounted for 38%, of net sales for the twelve-month period ended September 25, 1999. Over the same time period, we reported pro forma net sales of $230.5 million and pro forma Adjusted EBITDA of $57.0 million. Adjusted EBITDA represents EBITDA, as defined, adjusted for non-recurring, non-cash and cash items, as appropriate, which is more fully described on page 12. EBITDA, as defined, represents operating income plus depreciation and amortization. Adjusted EBITDA is presented because we believe it is a meaningful indicator of Charles River's operating performance, and it is the measure by which certain of the covenants under the new credit facility are computed. EBITDA, as defined, and Adjusted EBITDA are not intended to represent cash flows for the period, nor are they presented as an alternative to operating income or as an indicator of operating performance. They should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles ("GAAP") in the United States and are not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may not be comparable to other similarly titled measures of other companies.

     Our principal executive offices are located at 251 Ballardvale Street, Wilmington, MA 01887 and our telephone number is (978) 658-6000.

     Research Models. We have a leading position in the global market for research models, which primarily consists of purpose-bred rats and mice. The use of research models is often a critical part of scientific discovery in the life sciences and is required by FDA guidelines as well as foreign regulatory agencies for new drug approval processes. Our business is primarily involved in the early stages of drug discovery and development, commonly referred to as the pre-clinical stage of drug development. During this stage, promising new drug candidates are evaluated for their efficacy and safety through testing in research models. Data from the pre-clinical stage is submitted to the applicable regulatory agency for review in order for the drug to obtain approval to advance to the human testing stage, commonly known as clinical studies. We principally produce and sell rats, mice, other rodents and primates with highly defined health and genetic backgrounds, primarily for use in pre-clinical research. Our research models include special disease rodent models, such as mice with impaired immune systems, which are increasingly demanded by biomedical researchers for specialized research and discovery. We focus on maintaining reliable biosecurity, which includes stringent guidelines to ensure contamination-free research models. As a result, we provide consistent product availability and offer a wide variety of healthy, genetically defined and specifically targeted research models. We further differentiate our research models by providing extensive technical service and support, including scientific oversight from a team of more than 70 full-time, dedicated professionals specializing in laboratory animal medicine, pathology and virology as well as molecular biology, primatology and genetics.

     Biomedical Products and Services. Our biomedical products and services are principally focused on meeting the research needs of large pharmaceutical companies as well as biotechnology, animal health, medical device and diagnostics companies. We are a leading supplier of endotoxin testing kits that detect fever producing toxins in injectable drugs and devices and are one of only two FDA validated in vitro alternatives to an animal test. In addition, we are one of the world's largest producers of specific pathogen free fertile chicken eggs which we refer to as "SPF eggs", which are principally used to produce poultry vaccines. Our other biomedical products and services, many of which are related to technologies developed in our research model business, include:

   o transgenic animal production

   o medical device testing

   o contract research services

   o comprehensive health monitoring programs, including DNA testing, of animal colonies

   o testing services for human protein drug candidates

   o facility management services

Competitive Strengths

     Long-Standing Relationships with an Extensive Customer Base. Our customers consist primarily of large pharmaceutical companies, including the ten largest global pharmaceutical companies based on 1998 revenues, as well as biotechnology, animal health, medical device and diagnostics companies and hospitals, academic institutions and government agencies. We have many long-term, stable relationships with our customers as evidenced by the fact that all of our top 20 customers in 1989 remain our customers today. We have further strengthened our customer relationships by offering related biomedical products and services to our research model customers. Our customer base is also diversified with no individual customer accounting for more than 3% of net sales in 1998 and the top 30 customers representing approximately 30% of total net sales.

     Critical Component of Pharmaceutical Research. The research models we supply are essential to the new drug discovery and development process. FDA guidelines and certain foreign regulatory agencies for many years have required that new drug candidates be tested on two separate animal species in the pre-clinical stage. According to the Pharmaceutical Research and Manufacturers of America, total research and development spending in the United States by research-based pharmaceutical companies was $17 billion in 1998. While pharmaceutical companies generally invest large sums of money in developing new drugs, the purchase of research models typically represents an immaterial portion of the cost to commercialize a new drug. As a result, most customers are principally focused on the quality of the research model which is critical for achieving accurate and reproducible study results and facilitating timely FDA approval of new drug candidates. For these reasons, our reputation for high quality models and consistent product availability enables us to maintain and expand our customer relationships.

     Leading Market Position. We believe that our worldwide infrastructure, global staff of nearly 100 scientific professionals, 50 years of operating history and reputation for high quality products have established us as a global market leader in the commercial production and supply of research models. We maintain our leadership position through our well-established customer relationships, extensive high quality product offerings and ability to provide complementary services. Our market leadership in research models has allowed us to capitalize on the significant research and development spending by large pharmaceutical companies, and more recently on outsourcing trends by our customers.

     Global Presence. We are a global provider of research models, with 49 facilities in the United States, Canada, Japan and many European countries. On a pro forma basis, our international business contributed approximately 36% of our net sales for the twelve-month period ended September 25, 1999. We believe that as our customers continue to expand globally, they are likely to prefer to deal with a select number of suppliers who have the ability to offer them a wide range of products and services worldwide and in a timely manner. In addition, our customers benefit from our global presence because it reduces potential exposure to biosecurity risks and minimizes regulatory restrictions and costs relating to transporting research models over long distances. We provide our customers with uniform and consistent research models, regardless of the location of their research study.

     Experienced and Motivated Management Team. Our senior management team has extensive experience in supplying the biomedical research industry, and an average of 17 years of experience with Charles River. Our senior management team, led by our chief executive officer, James C. Foster, has successfully grown our business, secured our current strong market positions, integrated eight strategic acquisitions since 1992 and positioned us for growth. Our senior management team has broadened our pure research model focus to also include being a leading supplier of biomedical products and services in several specialized niche markets. As a result of the recapitalization of our business, our management team indirectly holds 6.1% of the equity of Charles River, and expects to have the option to acquire additional equity of Charles River through a customary equity incentive plan.

Business Strategy

     Increase Sales in Research Models. We believe we can continue to increase our market share in this segment by introducing new research models, providing exceptional technical service and support, optimizing our existing price structure and product mix and maintaining reliable biosecurity. In general, we have been able to increase our prices at rates that are above the rate of inflation in the United States by maintaining high quality and specialized products, enhancing service and improving availability. We also have been focused on periodically adding higher value research models to our portfolio. These higher value research models tend to be premium priced, targeted towards specific disease conditions and provide us with an enhanced product mix that contributes to moderate but sustained growth in the research model business. We expect to continue to expand this segment, both through sustained growth in demand for already introduced models and the introduction of new models.

     Expand Value-Added Biomedical Products and Services. Our biomedical products and services segment has been our fastest growing segment over the past several years. We believe we can continue to grow this business by capitalizing on outsourcing trends, building upon our existing capabilities and increasing our global sales.

     Capitalize on Outsourcing Trends. Most of our biomedical products and services have been developed in response to the increasing outsourcing trends within the pharmaceutical industry. We believe this shift toward increased outsourcing began in response to the pharmaceutical companies' growing capabilities in identifying potential new drug compounds and the resulting resource constraints placed on pharmaceutical research infrastructures by non-core activities. By outsourcing their non-core activities to us, our customers can focus on proprietary drug development and streamline their drug development process. In response, we have expanded our offerings to include many pre-clinical research activities undertaken by our customers.

     Build Upon Our Existing Capabilities. As a result of our strong position in research models, our global presence and our professional expertise, we have the unique capability to offer related biomedical products and services to many of our customers. We intend to build upon this expertise to capture more outsourcing business opportunities by using our existing infrastructure, reputation for quality and extensive customer contacts. We believe there are numerous other opportunities for increasing our share of high value pre-clinical research services and products.

     Increase Our Global Sales. Our current biomedical products and services customer base is primarily composed of our domestic research model customers. We intend to continue to cross-sell our biomedical products and services to our existing international research model customers as well as seek new international customers for this segment. We believe that we can rapidly increase our global presence in this area by leveraging our existing international customer relationships and infrastructure.

     Undertake Strategic Acquisitions and Alliances. We have a history of acquiring and successfully integrating small companies in both our research model and our biomedical products and services businesses. We expect that strategic acquisitions will continue to provide an additional source of long-term growth. In addition, we believe that our association with Global Health Care Partners, LLC, one of our equity investors, will assist us in identifying attractive acquisition candidates while expanding our existing business. Global Health Care Partners, which is comprised of several experienced healthcare executives, has a strategic partnership with DLJ Merchant Banking Partners II, L.P. to invest in healthcare related businesses. The founding partners of Global Health Care Partners who are represented on the Charles River board include Henry Wendt, former Chairman of SmithKline Beecham Corporation, Robert Cawthorn, former Chairman and CEO of Rhone-Poulenc Rorer Inc. and Douglas Rogers, founder of Kidder, Peabody's Health Care Group.

                                THE TRANSACTIONS

     We collectively refer to the recapitalization and the Sierra acquisition, which we describe below, as the "Transactions."

The Recapitalization

     On September 29, 1999, we were acquired by certain affiliates of DLJ Merchant Banking Partners II, L.P., management and other investors while certain subsidiaries of Bausch & Lomb Incorporated retained a portion of their equity investment in us, for total consideration of $456.2 million. As a result, DLJ Merchant Banking Partners II, L.P. and some of its affiliates, who we refer to collectively as the "DLJMB Funds", indirectly own 71.9% and subsidiaries of Bausch & Lomb Incorporated, whom we refer to collectively as the "Rollover Shareholders", own 12.5% of Holdings. We are a wholly owned subsidiary of Holdings. The recapitalization was financed with:

   o a portion of the proceeds from the offering of units, which consisted of the old notes and warrants to purchase shares of common stock of Holdings

   o $105.6 million in equity investment, consisting of $92.4 million in cash by the DLJMB Funds, management, and other investors and equity retained by the Rollover Shareholders with a fair value of $13.2 million

   o a portion of the borrowings of approximately $162.0 million under our new senior secured credit facility

   o senior discount debentures with warrants issued by Holdings to the DLJMB Funds and other investors for $37.6 million

   o a subordinated discount note issued by Holdings to the Rollover Shareholders for $43.0 million

   o We collectively refer to the Recapitalization and all related financing as the "Recapitalization."

The Sierra Acquisition

     Concurrently with the recapitalization, we acquired SBI Holdings, Inc. ("Sierra") for an initial purchase price of $24.0 million, of which approximately $6.0 million was used to repay Sierra's existing debt. We funded the acquisition of Sierra with:

   o available cash

   o a portion of the net proceeds from the units

   o a portion of the borrowings under our new credit facility

     Sierra is a pre-clinical biomedical services company with expertise in drug safety and efficacy assessment studies using research models. We believe that the acquisition of Sierra will contribute to our growing presence in the pre-clinical testing services business.

     We collectively refer to the acquisition of Sierra and all related financings as the "Sierra Acquisition."

                               THE EXCHANGE OFFER

Securities Offered.............We are not offering to exchange the warrants that were issued with the old notes in this exchange offer. We are registering the warrants and the common stock into which the warrants are exercisable on a separate "shelf" registration statement.

The Exchange Offer.............We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions pursuant to Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see "The Exchange Offer."

Expiration Date, Tenders,
Withdrawal.....................The exchange offer will expire at 5:00 p.m. New
                               York City time on __________________, 1999 unless
                               it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes pursuant to the exchange offer, you may withdraw them at any time prior to ____________, 1999. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense promptly after the exchange offer expires.

Federal Income Tax
Consequences...................Your exchange of old notes for new notes pursuant to the exchange offer will not result in any income, gain or loss to you for Federal income tax purposes. See "Material United States Federal Income Tax Consequences of the Exchange Offer."

Use of Proceeds................We will not receive any proceeds from the issuance of the new notes pursuant to the exchange offer.

Exchange Agent.................State Street Bank and Trust Company is the
                               exchange agent for the exchange offer. See page 109 for information on how to contact the exchange agent.

Accounting Treatment...........We intend to account for the exchange offer based on the historical basis of accounting for the old notes. As a result, we will report the new notes at the same carrying value as the old notes on the date of the exchange. Accordingly, we will not recognize any gain or loss related to this exchange.

                      CONSEQUENCES OF EXCHANGING OLD NOTES
                         PURSUANT TO THE EXCHANGE OFFER

     Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus so long as each of the following applies to you:

   o you are not one of our "affiliates", which is defined in Rule 405 of the Securities Act

   o you acquire the new notes in the ordinary course of your business

   o either you are a broker-dealer or you do not have any arrangement with any person to participate in the distribution of such new notes

   Unless you are a broker-dealer, you must acknowledge both that:

   o you are not engaged in, and do not intend to engage in, a distribution of the new notes

   o you have no arrangement or understanding to participate in a distribution of the new notes

     If you are an affiliate of Charles River, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer and receive new notes for your own account pursuant to the exchange offer:

   o you must acknowledge that you will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by acknowledging and delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act

   o you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities

     For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

     In addition, you may offer or sell the new notes in some jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the registration rights agreement, we will register or qualify the new notes for offer or sale under the securities laws of any jurisdictions that you reasonably request in writing. Unless you request that the sale of the new notes be registered or qualified in a jurisdiction, we currently do not intend to register or qualify the sale of the new notes in any jurisdiction. If you do not comply with such requirement, you could incur liability under the Securities Act, and we will not indemnify you in such circumstances.

                        SUMMARY DESCRIPTION OF THE NOTES

     The terms of the new notes and the old notes are identical in all material respects, except that the new notes are not guaranteed by any subsidiaries since the subsidiaries which guaranteed the old notes have been merged into Charles River, and the new notes have been registered under the Securities Act. In addition, the transfer restrictions and registration rights relating to old notes do not apply to the new notes. We use "notes" to refer to both the old notes and the new notes.

Maturity Date..................October 1, 2009.

Interest Rate and
Payment Dates..................Interest on the notes will accrue at the rate of
                               13.5% per year, payable semi-annually in cash in arrears on October 1 and April 1 of each year, commencing April 1, 2000. The interest rate is subject to increase to 14% per year on August 15, 2000 in the event we do not meet a specified ratio as of June 30, 2000.

Optional Redemption............On or after October 1, 2004 we may redeem some or all of the notes at any time at the redemption prices described in the section "Description of Notes" under the heading "Optional Redemption."

                               Prior to October 1, 2002, we may redeem up to 35% of the notes with the proceeds of a public equity offering at the redemption price listed in the section "Description of Notes" under the heading "Optional Redemption."

Mandatory Repurchase
Offer..........................If we sell certain assets or experience specific kinds of changes in control of our company, we must offer to repurchase the notes at the prices listed in the section "Description of Notes" under the heading "Repurchase at the Option of Holders." See "Risk Factors--We may be unable to purchase the notes upon a change of control."

Ranking........................The notes will be senior subordinated debt.

                               The notes will rank:

                               o junior to all of our existing and future senior indebtedness and secured indebtedness, including any borrowings under our new credit facility

                               o  equally with any of our future senior
                                  subordinated indebtedness, including trade payables

                               o senior to any of our future subordinated indebtedness

                               o effectively junior to all of the liabilities of our subsidiaries

                               At September 25, 1999, on a pro forma basis, after giving effect to the Transactions, the notes would have been contractually subordinated to $163.3 million of our senior indebtedness and effectively subordinated to $5.2 million of liabilities, including trade payables but excluding intercompany obligations, of our subsidiaries.

Certain Covenants..............The indenture governing the notes contains certain covenants that limit, among other things, our ability, and the ability of some of our subsidiaries, to:

                               o  borrow money

                               o  create liens

                               o  engage in sale-leaseback transactions

                               o  pay dividends on stock or repurchase stock

                               o  make certain investments

                               o  engage in transactions with affiliates or

                               o sell certain assets or merge with or into other companies

                               For more details, see the section "Description of Notes" under the heading "Certain Covenants."

Use of Proceeds................We will not receive any proceeds from the exchange of new notes for old notes.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                           CONSOLIDATED FINANCIAL DATA

     The table below presents summary historical and unaudited pro forma consolidated financial data and other data for Charles River. The summary historical consolidated financial data for the fiscal years ended December 28, 1996, December 27, 1997 and December 26, 1998 are derived from our consolidated financial statements and the notes thereto included elsewhere in this prospectus. The summary unaudited financial data as of September 25, 1999 and for the nine months ended September 26, 1998 and September 25, 1999 are derived from our unaudited consolidated financial statements and the notes to those statements. In the opinion of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. The summary unaudited pro forma consolidated financial data are derived from the Unaudited Pro Forma Condensed Consolidated Financial Data appearing elsewhere in this prospectus. The summary unaudited pro forma consolidated financial data do not purport to be indicative of the results that actually would have been obtained had the Transactions been completed as of such dates and are not intended to be a projection of our future results of operations or financial position. You should read the information contained in this table in conjunction with "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Data" and our consolidated financial statements and the notes thereto contained elsewhere in this prospectus.

                                                                                                              Pro Forma
                                                                                                 ----------------------------------
                                                Fiscal Year (1)                9 Mos. Ended                    9 Mos.     12 Mos.
                                          --------------------------------  --------------------- Fiscal Year  Ended      Ended
                                                                              Sept. 26,  Sept. 25,    Ended   Sept. 25,  Sept. 25,
                                             1996       1997       1998          1998       1999       1998     1999        1999
                                          ---------   ---------  ---------    ---------  --------- ---------- --------   ----------
                                                                           (dollars in thousands)
Income Statement Data:
Net sales...............................   $155,604    $170,713   $193,301     $145,519   $161,096   $216,638  $177,130   $230,496
Cost of products sold and services
 provided...............................     97,777     111,460    122,547       91,041     97,230    135,897   106,819    141,370
Selling, general and administrative
 expenses...............................     28,327      30,451     34,142       25,202     29,414     41,215    34,760     45,738
Amortization of goodwill and other
 intangibles............................        610         834      1,287        1,036      1,114      2,585     2,006      2,547
Restructuring charges...................      4,748       5,892         --           --         --         --        --         --
                                           ========    ========   ========     ========   ========   ========  ========   ========
Operating income........................     24,142      22,076     35,325       28,240     33,338     36,941    33,545     40,841
Other Data:
EBITDA, as defined(2)...................    $33,670     $31,779    $46,220      $36,172    $42,039    $49,957   $43,678    $54,585
Adjusted EBITDA(2)......................     39,167      38,528     47,234       37,012     43,378     51,453    45,468     57,031
Adjusted EBITDA margin..................      25.2%       22.6%      24.4%        25.4%      26.9%      23.8%     25.7%      24.7%
Depreciation and amortization...........     $9,528      $9,703    $10,895       $7,932     $8,701    $13,016   $10,133    $13,744
Capital expenditures....................     11,572      11,872     11,909        5,834      7,426     13,307     8,398     14,967
Cash interest expense(3).............................................................................  35,013    28,330     37,134
Cash flows from operating activities(4).    $20,545     $23,684    $36,699      $23,486    $19,552
Cash flows from investing activities(4).   $(11,678)   $(12,306)  $(22,349)    $(14,267)   $(4,751)
Cash flows from financing activities(4).    $(4,068)   $(12,939)   $(8,018)     $(2,412)  $(34,554)
Selected Ratios:
Ratio of earnings to fixed charges(5)...      18.8x       16.5x      25.8x        26.1x      33.7x       1.0x      1.2x       1.1x
Ratio of Adjusted EBITDA to cash interest
    expense..........................................................................................    1.5x      1.6x       1.5x
Ratio of total pro forma debt to Adjusted
    EBITDA.............................................................................................................       5.5x

                                                       11


                                                    As of September 25, 1999
                                                    -------------------------
                                                    Historical    Pro Forma
                                                    ----------    ----------
                                                     (dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents..........................    $3,457        $3,678
Working capital....................................    20,596        31,870
Total assets.......................................   210,371       327,824
Total debt(6)......................................     1,033       311,128
Total stockholder's equity.........................   148,965       (30,357)

-------------------

(1) Our fiscal year consists of twelve months ending on the Saturday closest to December 31.

(2) EBITDA, as defined, represents operating income plus depreciation and amortization. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance.

     Adjusted EBITDA, which represents EBITDA, as defined, adjusted for non-recurring, non-cash and cash items, as appropriate, is presented below because we believe it is a meaningful indicator of Charles River's operating performance and it is the measure by which certain of the covenants under the new credit facility are computed.

     EBITDA, as defined, and Adjusted EBITDA are not intended to represent cash flows for the period, nor are they presented as an alternative to operating income or as an indicator of operating performance. They should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP in the United States and are not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures of other companies.

     The following table sets forth a reconciliation of EBITDA, as defined, to Adjusted EBITDA:


                                                                                              Pro Forma
                                                                                     ---------------------------------
                                   Fiscal Year                Nine Months Ended                  9 Months    12 Months
                              -----------------------------  -------------------                  Ended        Ended
                                                                                    Fiscal Year  Sept. 25,    Sept. 25
                              1996       1997       1998      1998        1999      Ended 1998      1999         1999
                              -----      -----     -----      -----      -----      -----------  ---------   ----------
                                                            (dollars in thousands)

EBITDA, as defined.........    $33,670    $31,779   $46,220    $36,172     $42,039    $49,957    $43,678     $54,585
Restructuring and other
   charges.................      4,748      5,892        --         --         400         --        400         400
Dividends received from
   equity investments......        725        773       681        681         815        681        815         815
Charles River non-cash
   compensation(a).........         24         84       333        159         124        333        124         298
Sierra non-cash
   compensation(a).........         --         --        --         --          --        262         --         262
Non-recurring transaction
   expenses(b).............         --         --        --         --          --        220        451         671
                               -------    -------   -------    -------     -------    -------    -------     -------
Adjusted EBITDA............    $39,167    $38,528   $47,234    $37,012     $43,378    $51,453    $45,468     $57,031
                               =======    =======   =======    =======     =======    =======    =======     =======

-------------------

     (a) Amount represents non-cash compensation expense recorded by Charles River and Sierra as a result of options under their respective option plans being issued at below fair market value.

     (b) Represents expenses incurred by Sierra related to its acquisition of HTI Bio-Services, Inc., and to its acquisition by Charles River; these amounts are considered non-recurring.

(3) Cash interest expense represents total interest expense less amortization of deferred financing costs and other non-cash interest charges.

(4) Cash flows information is not presented with respect to the unaudited pro forma data because a statement of cash flows is not required by Article 11.

(5) For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, minority interests and earnings from equity investments less minority interests plus earnings from equity investments plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense from operating leases that we believe is a reasonable approximation of the interest component of rental expense.

(6) Total debt includes all debt and capital lease obligations, including current portions.

                                  RISK FACTORS

     In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before making an investment in the new notes.

Risks relating to our debt

        We have a significant amount of debt

     On a pro forma basis, after giving effect to the Transactions, as of September 25, 1999, we had (a) total consolidated indebtedness of approximately $311.1 million; and (b) approximately $28 million of borrowings available under our new credit facility, subject to customary conditions. In addition, subject to the restrictions in our new credit facility and the indenture, we may incur significant additional indebtedness, which may be secured, from time to time.

     The level of our indebtedness could have important consequences, including:

   o limiting cash flow available for general corporate purposes, including acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt

   o limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions

   o limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally

   We may not be able to service our debt

     Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

     We anticipate that our operating cash flow, together with money we can borrow under our new credit facility, will be sufficient to meet anticipated future operating expenses, to fund capital expenditures and to service our debt as it becomes due. If we were still unable to meet our debt service obligations, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

     In addition, subject to the restrictions and limitations contained in our debt agreements, we may incur significant additional indebtedness, which could adversely affect our operating cash flows and our ability to service indebtedness.

   Restrictive covenants in our indenture and new credit facility may adversely affect us

     The indenture governing the notes contains various covenants that limit our ability to engage in certain transactions.

     In addition, our new credit facility contains other and more restrictive covenants and prohibits us from prepaying our subordinated indebtedness, including the notes. Our new credit facility also requires us to maintain specified financial ratios and satisfy certain other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our new credit facility and/or the notes. Upon the occurrence of an event of default under our new credit facility, which includes a cross default to indebtedness of

Holdings, the lenders could elect to declare all amounts outstanding under our new credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our new credit facility. If the lenders under our new credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our new credit facility and our other indebtedness, including the notes.

The notes will be subordinated to other debt

     The notes will be subordinated to our senior indebtedness

     The notes rank junior to all of our existing and future senior indebtedness, including all indebtedness under our new credit facility.

     As a result of the subordination of the notes, if:

     o we become insolvent or enter into a bankruptcy or similar proceeding

     o we fail to make a payment when due on senior indebtedness

     o any senior indebtedness is accelerated

then the holders of our senior indebtedness must be paid in full before you are paid.

     In addition, we cannot make any cash payments to you if we have failed to make payments to holders of designated senior indebtedness. Under certain circumstances, we cannot make any payments to you for a period of up to 179 days if we have defaulted, other than failures to make payments, under our senior indebtedness covenants.

     At September 25, 1999, on a pro forma basis, after giving effect to the Transactions, the notes would have ranked junior in right of payment to $163.3 million of senior indebtedness.

   We may incur additional indebtedness ranking equal to the notes

     If we incur any additional debt that ranks equally with the notes (including trade payables), the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.

   The notes will be structurally junior to indebtedness of our subsidiaries

     Holders of indebtedness and other liabilities of our subsidiaries will effectively be senior to your claims under the notes against those subsidiaries. As of September 25, 1999, on a pro forma basis, our subsidiaries had $5.2 million of outstanding liabilities, including trade payables (excluding intercompany obligations).

We may be unable to purchase the notes upon a change of control

     Upon the occurrence of "change of control" events specified in the "Description of Notes," you may require us to purchase your notes at 101% of their principal amount, plus accrued interest. The terms of our new credit facility limit our ability to purchase your notes in such circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under the new credit facility and other indebtedness with similar restrictions. We cannot assure you that we will have the financial resources to purchase your notes, particularly if such change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our new credit facility currently provides that certain change of control events will constitute a default and could result in the acceleration of our indebtedness under the new credit facility.

Risks relating to our business

    Biosecurity breaches or "contaminations" can damage our inventory and result in decrease in sales

     On a pro forma basis, research models accounted for 62% of our net sales for the twelve-month period ended September 25, 1999. We breed research models that are free of certain agents, such as viruses and bacteria, which when present can distort or otherwise compromise the quality of research results. We also produce fertile chicken eggs that must be free of certain avian contaminants in order to be used in poultry and human vaccine production. A breach in biosecurity within any one of over 150 barrier breeding rooms or 50 poultry houses could result in the introduction of an otherwise excluded agent into that room's animal or bird population. These breaches can arise from several factors or conditions, including:

     o a supervisor's or animal care technician's failure to oversee or follow operating protocols,

     o compromised breed stock, or

     o from an erosion in a "clean room's" equipment or structure

     A biosecurity breach typically results in the "recycling" or cleaning up of the contaminated room, which in turn results in inventory loss, clean-up and start-up costs, and can reduce sales as a result of lost customer orders and credits for prior shipments. Biosecurity breaches are unanticipated and difficult to predict. We experienced several material contaminations in 1996 and a few significant contaminations in 1997 that adversely impacted our 1996 and 1997 financial results. We experienced no significant contaminations in 1998. Future contaminations may harm our reputation for providing high quality products. In the event of a known contamination, we immediately notify our customers. While avoidance of biosecurity breaches in our research model and SPF egg facilities around the world is our highest operational priority, with several worldwide programs in place, we cannot assure you that we will not experience future barrier room or poultry house contaminations that will adversely impact our operations and financial results.

   We are dependent on certain industries; consolidations in the pharmaceutical industry may result in less demand for our business

     Our sales are highly dependent on research and development expenditures by the pharmaceutical and, to a lesser extent, biotechnology industries. Our operations could be materially and adversely affected by general economic downturns in our clients' industries, or any decrease in research and development expenditures.

     Over the past several years, the pharmaceutical industry has undergone a period of significant consolidations, particularly in Europe, a trend that many industry experts expect to continue. After recent consolidations, certain customers combined or otherwise reduced their research and development operations, resulting in fewer animal research activities. Due to these consolidations, we have experienced both temporary disruptions and permanent reductions in purchases of our research models by some of our customers. Consolidations may also lead to reduced demand as our customers eliminate redundant research activities. Future consolidations in the pharmaceutical industry could result in additional disruptions and reductions in purchasing and consequently adversely affect our results of operations.

   The outsourcing trend in the pharmaceutical industry may decrease, which could affect our growth

     Some of our biomedical products and services businesses have grown significantly as a result of the increase over the past several years in outsourcing of non-clinical research support activities by pharmaceutical companies.

While industry analysts expect the outsourcing trend to continue for the next several years, a substantial decrease in outsourcing activity in the pre-clinical sector could result in a diminished growth rate in the sales of one or more of our expected higher growth businesses.

   Displacement technologies may be developed, validated and increasingly used in biomedical research, and as a result could reduce demand for some of our products

     For many years, groups within the scientific and research community have attempted to develop models, methods and systems that would replace or supplement the use of living animals as test subjects in biomedical research. While several techniques have been developed that have scientific merit, especially in the area of cosmetics and household product testing (markets in which we are not active), few alternative test methods have been validated and successfully deployed in the discovery and development of effective and safe treatments for human and animal disease conditions. The principal validated in vitro or non-animal test system is the LAL, or endotoxin testing system, a technology which we acquired and have aggressively marketed as an alternative to an animal test. We are also part of a strategic alliance involving software that is predictive of systemic responses to certain biologically active molecular configurations. While we would expect to participate in some fashion with any in vitro method as it becomes validated as a research model alternative or adjunct in our markets, we cannot assure you that these methods will be available to us or that we will be successful in commercializing these methods. Even if we are successful, net sales from these methods may not offset reduced research model net sales, which would adversely affect our results of operations.

     In our SPF egg business, researchers have developed recombinant technologies that could displace certain avian vaccine applications for SPF eggs. At this time, we do not believe that these technologies can compete with SPF eggs from a cost or performance standpoint, but we cannot assure you that recombinant technologies will not improve in the future until they become a commercially viable alternative to SPF eggs.

     In our endotoxin testing business, researchers are in the early stages of developing a potential recombinant alternative to the naturally occurring LAL product. We intend to collaborate with an academic research group with early stage proprietary technology. While we do not expect the recombinant technology to be a viable commercial alternative to LAL, due to cost and performance deficiencies, we cannot assure you that a technology displacement derived in vitro will not be developed.

     Such alternative research methods would decrease the need for research models, and we may not be able to develop new products effectively or in a timely manner to replace any lost sales.

   Animal rights issues could have a material adverse effect on our primate and overall business

     Increased social focus on animal testing could adversely affect our business. Although our primate business constitutes a small part of our overall business, it has from time to time been subjected to animal rights media attention and on-site protests, especially at our small import facility located in England. In addition, animal rights activists have also focused on Sierra's business, which involves large animals. The protests and demonstrations by animal rights activists may lead our customers, many of whom are concerned with public perception, to decide to decrease their business with us. In addition, threats to our facility located in England have been made by animal rights activists, which may result in property damages, or may cause us to incur expenses in protecting our employees and our facility and subject us to liabilities. Our core research models of rats, mice and other rodents have not historically been the subject of such protests. However, developments and movements in the area of animal rights, including protests related to rats, mice and other rodents, could adversely affect our business.

   Some of our businesses are dependent on a few sources of animal suppliers and supply

     Our primate import business is dependent on animals both captured and bred on the island of Mauritius. These animals are unique in that they are naturally free of herpes B virus, which is important to our customers. While we have a long-term supply agreement with the leading provider of these animals, and supply has not been disrupted since we commenced importing these animals a decade ago, we cannot assure you that temporary or permanent obstacles to their continued supply might not arise, including export or import restrictions or embargos, government or economic instability or severe weather conditions in Mauritius. Sierra also depends on a supply agreement with a provider in China, and any disruption of this supply may have a material adverse effect on its business.

     Our endotoxin testing business is dependent on the plentiful availability of horseshoe crabs, the blood of which is used to produce the test material. We cannot assure you that there will not be regulatory or other restrictions imposed on the use of horseshoe crabs in the future.

     If we are not able to obtain these animals from our existing sources, we may not be able to find an alternative source on commercially reasonable terms, or delivery to our customers may be delayed.

   Our supply of animal feed may be interrupted by the bankruptcy of our commercial supplier

     Our commercial supplier of animal feed for our United States research model business has filed for reorganization under the U.S. Bankruptcy Code; however, we do not expect this to interrupt our supply of animal feed. In addition, we believe an alternative or secondary source of animal feed could be secured if necessary on terms comparable with our current supplier, although we cannot assure you that we will be able to secure an alternative or secondary source on comparable commercial terms.

   Our operations in foreign countries are subject to risks

     Approximately 46%, 41%, 40% and 35% of our net sales for 1996, 1997, 1998 and the nine months ended September 25, 1999 were derived from our operations outside the United States. In addition, approximately 36% of our pro forma net sales for the twelve-month period ended September 25, 1999 were derived from operations outside the United States. Our operations and financial results could be significantly affected by factors such as changes in foreign currency rates, uncertainties related to regional economic circumstances and the costs of complying with a wide variety of international and United States regulatory requirements.

     Because the sales and expenses of our foreign operations are generally denominated in local currencies, exchange rate fluctuations between local currencies and the United States dollar will subject us to currency translation risk with respect to the reported results of our foreign operations. We cannot assure you that these fluctuations would not have an adverse effect on our results of operations. We currently do not hedge against the risk of exchange rate fluctuations.

   We face significant competition in our business

     We have different competitors in each of our business areas. We primarily compete against smaller, limited-service providers in our research models business and numerous other companies of varying sizes in our biomedical products and services business. A few of our competitors in our biomedical products and services business may have greater capital, technical and other resources than we do. Expansion by our competitors into other areas in which we operate could affect our competitive position. We generally compete on the basis of quality, reputation, and availability, which is supported by our international presence with strategically located facilities. We cannot assure you that we will be able to compete favorably in these areas in the future.

   We are dependent on key personnel

     Our success depends to a significant extent on the continued services of our senior management and other members of management. We could be adversely affected if any of these persons were unwilling or unable to continue in our employ.

     Certain of our biomedical products and services businesses, most notably the Special Animal Services and biosafety testing businesses, are particularly dependent on the retention and recruitment of key personnel with highly specialized technical backgrounds. We cannot assure you that we will be able to continue to successfully recruit and retain key scientific staff necessary to support superior levels of service in our higher growth businesses, especially during a period of tight labor markets.

   If we are not successful in selecting and integrating the businesses we acquire, we may be adversely affected

     Since December 31, 1996, we have completed four acquisitions and will continue to review future acquisition opportunities in the ordinary course of our business. We cannot assure you that acquisition candidates will continue to be available on terms and conditions acceptable to us. Acquisitions involve numerous risks, including, among other things, difficulties and expenses incurred in connection with the acquisitions and subsequent assimilation of the operations and services or products of the acquired companies, the difficulty of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. In the event that the operations of an acquired business do not live up to expectations, we may be required to restructure the acquired business. We cannot assure you that our past and any future acquisitions, including the Sierra Acquisition, will be successfully integrated into our operations.

   We are controlled by our principal shareholders whose interests may differ from your interests

     Circumstances may occur in which the interests of our principal shareholders could be in conflict with your interests. In addition, these shareholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in our company, even though such transactions may involve risks to you as a holder of the notes.

     Most of our outstanding shares of common stock are directly or indirectly held by the DLJMB Funds. As a result of their stock ownership, the DLJMB Funds control us and indirectly have the power to elect most of our directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to our certificate of incorporation and approving recapitalizations or sales of all or substantially all of our assets. The directors elected by the DLJMB Funds will have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

     The general partners of each of the DLJMB Funds are affiliates or employees of Donaldson, Lufkin & Jenrette, Inc. Donaldson, Lufkin & Jenrette Securities Corporation, which was the initial purchaser of the units, is an affiliate of Donaldson, Lufkin & Jenrette, Inc., as is DLJ Capital Funding, Inc., which is the lead arranger, syndication agent and a lender under our new credit facility.

   Our historical financial information may not be representative of our results as a separate company

     The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented or what our results of operations, financial position and cash flows will be in the future. Various adjustments and allocations were made to the historical financial statements in this prospectus because Bausch &Lomb Incorporated did not account for us as a single stand-alone business for all periods presented. We cannot assure you that the adjustments and allocations we have made in preparing our historical and pro forma consolidated financial statements appropriately reflect our operations during the periods presented as if we had operated as a stand-alone company.

We must comply with many federal, state and local rules and regulations

            Our business is affected by FDA regulations and similar foreign regulations

     Much of our business depends on the comprehensive government regulation of the drug development process of our customers. In the United States, from time to time legislation is introduced in Congress to substantially modify regulations administered by the FDA governing the drug approval process. In Europe, the general trend has been toward establishing common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. Changes in regulation in the United States or elsewhere, including a relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures, as well as anticipated regulation, could materially and adversely affect the demand for our services and products.

     Our endotoxin testing business is regulated as a medical device manufacturer under FDA regulations. We received a "warning letter" from the FDA earlier this year, citing quality control and certain other operational deficiencies at our Charleston, South Carolina facility which the agency considered to be in violation of the laws or regulations enforced by the FDA. While the FDA has allowed our operation to continue to manufacture and sell the LAL product line produced at the Charleston facility, we must make certain prescribed changes to our production and quality control systems in order to maintain our license to manufacture at that facility. We expect that we will be able to meet all of the FDA's requirements in the near future, and have already made considerable progress in addressing the non-compliance issues, but we cannot assure you that the FDA will not conclude that our corrective actions are inadequate. If the FDA finds that we have not corrected the deficiencies noted in the warning letter, the agency could, among other things, issue another warning letter, request that we enter into a consent decree, prohibit new product introductions, institute a product recall, prohibit us from shipping products until all deficiencies are corrected to its satisfaction or temporarily revoke our manufacturing license, any of which could have a material adverse effect on our results of operations.

       Our business may be affected by changes in the Animal Welfare Act and related regulations

     Certain of our business activities are currently regulated by the Animal Welfare Act, which governs the treatment of certain animals intended for use in research. Much of our United States small animal research model business, which is predominantly rats and mice, is not subject to regulation under the Animal Welfare Act although we comply with licensing and registration requirement standards set by the USDA for handling animals, including breeding, maintenance and transportation of our animals. Birds, including the chickens used in our United States SPF egg business, are also not subject to Animal Welfare Act regulations. However, the USDA, which enforces the Animal Welfare Act, is presently considering changing the regulations issued pursuant to the Animal Welfare Act, in light of judicial action, to include rats, mice and birds within its coverage. The Animal Welfare Act imposes a wide variety of specific regulations on producers and users of animal subjects, most notably cage size, shipping conditions and environmental enrichment methods. Should the USDA decide to include rats, mice and birds, especially chickens, in its regulations, we could be required to alter our production operation for these models, including adding production capacity, new equipment and additional employees. While we believe that application of the Animal Welfare Act to our rats, mice and SPF egg businesses in the United States will not result in loss of net sales, margin or market share, since all producers and users will be subject to the same regulations, we cannot assure you that the USDA's actions will not adversely affect our operations. In addition, although we do not anticipate the addition of rats, mice and birds to the Animal Welfare Act to require significant expenditures, we cannot assure you that the Animal Welfare Act, when amended, will not be more stringent than we expect or that any future amendments to the Animal Welfare Act or any other laws or regulations will not require significant expenditures.

     In addition, some states have their own regulations, including general anti-cruelty legislation, which establish certain standards in handling animals. To the extent that we provide products and services overseas, we also have to comply with foreign laws, such as the European Convention for the Protection of Animals During International Transport and other anti-cruelty laws. The Council of Europe is presently considering proposals to more stringently regulate animal research.

     Noncompliance with such laws and regulations described above can result in significant civil and criminal penalties.

   We have been engaged in legal disputes over environmental compliance at our Florida Keys primate business for many years

     We have for two decades raised primates on two islands we purchased for this purpose in the Florida Keys. Federal, state and local environmental and wildlife authorities, as well as private environmental advocacy groups, have challenged the continuing legality of this operation, citing damage to a subsequently protected plant species, mangroves, resulting from the free range conditions in which the primates have been maintained. To settle our disputes, we have agreed to move the primates off the islands and thereafter transfer the real property to the government. We have also agreed to refoliate the islands at our cost, restoring them to their conditions prior to our arrival. While we believe the refoliation process can be efficiently completed within a reasonable period, we cannot assure you that the refoliation process will be successful, or that there will not be any further disputes with environmental authorities relating to this obligation in which restitution costs, damages and penalties might be assessed.

   Our business may be affected by healthcare reform

     The healthcare industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical and biotechnology industries. Adoption and implementation of government healthcare reform, most notably price controls on new drugs, may adversely affect research and development expenditures by pharmaceutical and biotechnology companies, resulting in a decrease of the business opportunities available to us. Many foreign governments have also reviewed or undertaken healthcare reform, and we cannot predict the impact that any pending or future healthcare reform proposals may have on our business in foreign countries.

Our business may be disrupted by year 2000 problems

     Historically, many computerized systems have used two digits rather than four to define the applicable year. Computer equipment and software and devices with imbedded technology that are time-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations. This problem is generally referred to as the "Year 2000 issue."

     We are currently engaged in a comprehensive project to upgrade our computer software to make it Year 2000 compliant and we expect to be able to modify or replace all affected systems in a manner which will minimize any detrimental effects on operations. However, if such modifications and replacements are not made, or are not completed in a timely manner, the year 2000 issue may have a material adverse effect on our business, results of operations and financial condition. To date, we have spent approximately $1.5 million on year 2000 projects and future expenditures are not expected to be significant. There can be no assurances that the actual costs required to become year 2000 compliant will not exceed our estimates. In addition, we are uncertain as to the extent our customers and vendors may be affected by the Year 2000 issues and failure by any of our customers/vendors, suppliers or other third parties with whom we do business to be year 2000 compliant could have a material adverse effect on our operations.

If we cannot obtain consents and approvals from third parties required as a result of the change in control of our company, we may be adversely affected

     A substantial number of our material agreements, including supply agreements, license agreements, joint venture agreements and service agreements contain provisions that require consents and/or approvals from third parties, including government entities, in case of a change in control of our company. In addition, a substantial number of our leases contain provisions prohibiting such change in control or permitting the landlord to terminate the lease upon a change in control. The Recapitalization constituted a change of control as defined in those agreements. We have received the necessary consents and/or approvals from third parties to our material agreements, except those from government entities. Consents from government entities generally require post-transaction disclosure which is in process, and we expect to receive such consents. We cannot assure you that all consents and/or approvals that are triggered by the change in control of our company will be obtained from government entities. We also cannot assure you that our inability to obtain such consents will not have a material adverse effect on our business.

Fraudulent transfer statutes may limit your rights as a noteholder

     Federal or state fraudulent transfer laws permit a court, if it makes certain findings, to

     o avoid all or a portion of our obligations to you;

     o subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

     o take other action detrimental to you, including, in certain circumstances, invalidating the notes.

     If a court were to take any of these actions, we cannot assure you that you would ever be repaid on the notes. Moreover, if the payments to certain of our stockholders made pursuant to the recapitalization agreement with the proceeds of the notes were determined to have violated the financial requirements in the Delaware corporations statute, you will not be entitled under such law to recover these payments from either the stockholders or the members of our board of directors that authorized these payments.

     Under federal and state fraudulent transfer laws, in order to take any of these actions, courts will typically need to find that, at the time the notes were issued, we:

     (1) issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

     (2) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes and

     (a) were insolvent or were rendered insolvent by reason of the issuance of the notes;

     (b) were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

     (c) intended to incur, or believed (or should have believed) we would incur, debts beyond our ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes).

     Different jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the notes if (1) the fair market value (or fair saleable value) of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured or (2) we were incurring debts beyond our ability to pay as such debts mature. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

There are no public trading markets for the notes

     The notes are a new issue of securities for which there is currently no active trading markets. If any of the notes are traded after they are initially issued, they may trade at a discount from their initial offering price. The trading price of the notes depends on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects.

                                THE TRANSACTIONS

The Recapitalization

     We entered into a recapitalization agreement dated as of July 25, 1999 with Bausch & Lomb Incorporated ("B&L"), the Rollover Shareholders, Holdings, DLJMB and CRL Acquisition LLC, a wholly owned subsidiary of DLJMB. The recapitalization agreement provided for, among other things:

   o the contribution of all assets and liabilities (except as described below) relating to our business by the Rollover Shareholders to us in exchange for all of our capital stock

   o the exchange by the Rollover Shareholders of their shares of our capital stock for an equivalent ownership of shares of Holdings, so that Holdings will own 100% of our capital stock

   o the Rollover Shareholders retained certain assets including:

      o substantially all of our cash and cash equivalents as of the day preceding the closing date

      o   all receivables owed by the Rollover Shareholders or their affiliates

   o the Rollover Shareholders retained certain liabilities including:

      o all indebtedness for borrowed money outstanding immediately prior to the closing date

      o all payables and other obligations owed to the Rollover Shareholders or any of their affiliates

      o   all tax liabilities relating to pre-closing periods

   o the formation by CRL Acquisition LLC of a wholly owned subsidiary ("Acquisition Subco"). CRL Acquisition LLC and Acquisition Subco were organized by DLJMB for the purpose of consummating the Recapitalization. The DLJMB Funds, management and other investors who previously purchased units contributed equity of $92.4 million in cash to CRL Acquisition LLC in exchange for all of the membership interests in CRL Acquisition LLC, and CRL Acquisition LLC then contributed equity of $92.4 million in cash to Acquisition Subco in exchange for all of the capital stock of Acquisition Subco

   o the merger of Acquisition Subco with and into Holdings, with Holdings being the surviving entity

   o the redemption by Holdings of 87.5% of its capital stock from the Rollover Shareholders for $400.0 million in cash and a subordinated discount note for $43.0 million issued by Holdings to the Rollover Shareholders; the Rollover Shareholders retained 12.5% of their equity investment with a fair market value of $13.2 million

     As a result of the Recapitalization, the DLJMB Funds, management and certain other investors indirectly own (through CRL Acquisition LLC) 87.5% of the capital stock of Holdings and the Rollover Shareholders own 12.5% of the capital stock of Holdings.

The Sierra Acquisition

     We acquired Sierra for an initial purchase price of $24.0 million, of which approximately $6 million was used to repay Sierra's existing debt. In addition, we have agreed to pay:

   o up to $2.0 million in contingent purchase price if certain financial objectives are reached by December 31, 2000

   o up to $10.0 million in performance-based bonus payments if certain financial objectives are reached over the next five years, with no payment in any individual year to exceed $2.7 million

   o $3.0 million in retention and non-competition payments contingent upon the continuing employment of certain key scientific and management personnel through June 30, 2001

The Financing

     We consummated the Recapitalization and the Sierra Acquisition concurrently (the "effective time"). In order to fund the consideration for the Transactions and pay related fees and expenses:

   o we issued and sold units pursuant to an offering memorandum in the aggregate principal amount of $150.0 million

   o we obtained $105.6 million in equity investment, consisting of $92.4 million in cash by the DLJMB Funds, management, and other investors and equity retained by the Rollover Shareholders with a fair value of $13.2 million

   o we entered into a new $190.0 million senior secured credit facility, consisting of $160.0 million of term loan availability and $30.0 million of revolving loan availability with a group of financial institutions led by DLJ Capital Funding. At the effective time, we borrowed all of the term loans and $2.0 million of the revolving credit facility. We may use the remaining borrowing availability under the new credit facility for general corporate purposes, subject to certain conditions, including the absence of any material adverse change

   o Holdings issued senior discount debentures with warrants to the DLJMB Funds and other investors for $37.6 million

   o Holdings issued a subordinated discount note to the Rollover Shareholders for $43.0 million

     Concurrently with the effective time:

   o we dividended $270.0 million less fees and expenses, which included a portion of the amount received pursuant to the units previously offered and under our new credit facility, to Holdings

   o the Rollover Shareholders received cash in the amount of $400.0 million and a subordinated discount note for $43.0 million in exchange for 87.5% of their shares of capital stock of Holdings; the Rollover Shareholders retained 12.5% of their equity investment with a fair market value of $13.2 million

     We funded the Sierra Acquisition with:

   o available cash

   o a portion of the net proceeds from the units

   o a portion of the borrowings under our new credit facility

     The following table sets forth the sources and uses of funds for the Transactions on a pro forma basis.


                                                                            As of September
                                                                               25, 1999
                                                                            ---------------
                                                                              (dollars in
                                                                              thousands)
Sources:
Available cash.............................................................   $  2,508
Borrowings under our new credit facility:
Revolving credit facility(1)...............................................      2,000
Term loans(2)..............................................................    160,000
Units(3)...................................................................    150,000
Senior discount debentures with warrants of Holdings(4)....................     37,613
Subordinated discount note of Holdings(5)..................................     43,000
Equity investment by DLJMB Funds, management and other investors...........     92,387
Rollover Shareholders' equity..............................................     13,198
                                                                              --------
   Total sources...........................................................   $500,706
                                                                              ========
Uses:
Recapitalization consideration.............................................   $443,000
Sierra acquisition consideration(6)........................................     24,000
Rollover Shareholders' equity..............................................     13,198
Debt issuance costs........................................................     13,237
Loans to management........................................................        920
Transaction fees and expenses(7)...........................................      6,351
                                                                              --------
   Total uses..............................................................   $500,706
                                                                              ========

-------------------

(1) We have availability of $28.0 million under our new revolving credit facility, subject to customary borrowing conditions. See "Description of New Credit Facility."

(2) Includes a senior secured Term Loan A facility of $40.0 million and a senior secured Term Loan B facility of $120.0 million.

(3)  Represents the issuance of $150.0 million of units previously offered.

(4   Investment by the DLJMB Funds.

(5)  Investment by the Rollover Shareholders.

(6)  Approximately $6 million was used to repay Sierra's existing debt.

(7) Includes financial advisory and other fees, and legal, accounting and other professional fees. See "Certain Relationships and Related Transactions."

                                 USE OF PROCEEDS

     Our net proceeds from the offering of the units, after deducting the expenses of the Transactions, including discounts and commissions to the initial purchaser, were approximately $143.2 million. We dividended $270.0 million less certain fees and expenses, consisting of a portion of the net proceeds from the offering together with a portion of the $162.0 million of initial borrowings under our new credit facility to Holdings. Holdings used the proceeds from this dividend, together with its new equity investment by the DLJMB Funds, management and other investors, proceeds from the issuance of its senior discount debentures with warrants and its subordinated discount note, to fund the Recapitalization and to pay certain fees and expenses related to the Recapitalization. We used the remaining proceeds to fund the Sierra Acquisition and pay certain related fees and expenses. See "The Transactions." We will not receive any proceeds from the issuance of the new notes.

                                 CAPITALIZATION

     The following table presents Charles River's consolidated cash and cash equivalents and capitalization as of September 25, 1999 (i) on a historical basis and (ii) as adjusted to give pro forma effect to the Transactions. This table should be read in conjunction with "The Transactions," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and notes thereto included elsewhere in this prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

                                                                                    As of September 25, 1999
                                                                                   -------------------------
                                                                                    Historical    Pro Forma
                                                                                    ----------    ---------
                                                                                     (dollars in thousands)

Cash and cash equivalents.........................................................      $  3,457     $  3,678
                                                                                        ========     ========
Debt:
New credit facility(1):
   Revolving credit facility......................................................      $     --       $2,000
   Term loans(2)..................................................................            --      160,000
Senior subordinated notes(3)......................................................            --      147,872
Capital lease obligations and other long-term debt................................         1,033        1,256
                                                                                        --------     --------
      Total debt..................................................................         1,033      311,128
                                                                                        --------     --------
Shareholder's equity:
   Common stock...................................................................             1            1
   Additional paid-in capital.....................................................        17,836      105,896
   Retained earnings..............................................................       142,422     (124,040)
   Loans to officers..............................................................            --         (920)
   Accumulated other comprehensive income.........................................       (11,294)     (11,294)
                                                                                        --------     --------
      Total shareholder's equity..................................................       148,965      (30,357)
                                                                                        --------     --------
      Total capitalization........................................................      $149,998     $280,771
                                                                                        ========     ========

-------------------

(1) We have availability of $28.0 million under our new revolving credit facility, subject to customary borrowing conditions. See "Description of New Credit Facility."

(2) Includes a senior secured Term Loan A facility of $40.0 million and a senior secured Term Loan B facility of $120.0 million.

(3) Represents the issuance of $147.9 million of senior subordinated notes previously offered.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table presents Charles River's selected historical consolidated financial data and other data as of and for the fiscal years ended December 31, 1994, December 30, 1995, December 28, 1996, December 27, 1997 and December 26, 1998 and as of and for the nine months ended September 26, 1998 and September 25, 1999. The selected historical consolidated financial data as of and for the three fiscal years ended December 26, 1998 were derived from our consolidated financial statements and the notes to those statements. The selected historical consolidated financial data as of and for the fiscal years ended December 31, 1994 and December 30, 1995 and as of and for the periods ended September 26, 1998 and September 25, 1999 were derived from our unaudited consolidated financial statements and the notes to those statements. In the opinion of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto contained elsewhere in this prospectus.


                                                          Fiscal Year(1)                          Nine Months Ended
                                     ------------------------------------------------------     ---------------------
                                                                                                September   September
                                       1994        1995        1996        1997        1998      26, 1998    25, 1999
                                      ------      ------     -------      ------      ------    ---------   ---------
                                                                  (dollars in thousands)

Income Statement Data:

   Net sales.......................  $135,747    $141,041    $155,604    $170,713    $193,301    $145,519    $161,096
   Cost of products sold and
      services provided............    85,092      86,404      97,777     111,460     122,547      91,041      97,230
   Selling, general and
      administrative expenses......    25,824      27,976      28,327      30,451      34,142      25,202      29,414
   Amortization of goodwill and
      other intangibles............       437         558         610         834       1,287       1,036       1,114
   Restructuring charges...........     4,788          --       4,748       5,892          --          --          --
                                      -------     -------     -------     -------     -------     -------     -------
   Operating income................    19,606      26,103      24,142      22,076      35,325      28,240      33,338
        Other income...............        --          --          --          --          --          --       1,441
   Interest income.................       149         634         654         865         986         659         496
   Interest expense................      (464)       (768)       (491)       (501)       (421)       (311)       (207)
   Gain/(loss) from foreign
      currency, net................        39         (68)         84        (221)        (58)       (127)       (143)
                                      -------     -------     -------     -------     -------     -------     -------
   Income before income taxes,
      minority interests and
      earnings from equity
      investments..................    19,330      25,901      24,389      22,219      35,832      28,461      34,925
   Provision for income taxes......     7,995      10,759      10,889       8,499      14,123      11,280      16,903
                                      -------     -------     -------     -------     -------     -------     -------
   Income before minority
      interests and earnings from
      equity investments...........    11,335      15,142      13,500      13,720      21,709      17,181      18,022
   Minority interests..............        --         (13)         (5)        (10)        (10)         (8)        (10)
   Earnings from equity
      investments..................     1,492       1,885       1,750       1,630       1,679       1,286       1,940
                                      -------     -------     -------     -------     -------     -------     -------
   Net income......................   $12,827     $17,014     $15,245     $15,340     $23,378     $18,459     $19,952
                                      =======     =======     =======     =======     =======     =======     =======


                                                          Fiscal Year(1)                          Nine Months Ended
                                     ------------------------------------------------------     ---------------------
                                                                                                September   September
                                       1994        1995        1996        1997        1998      26, 1998    25, 1999
                                      ------      ------     -------      ------      ------    ---------   ---------
                                                                  (dollars in thousands)

Other Data:
   Depreciation and
      amortization.................    $9,635      $9,717      $9,528      $9,703     $10,895      $7,932      $8,701
   Capital expenditures............     5,727      10,239      11,572      11,872      11,909       5,834       7,426
   Ratio of earnings to fixed
      charges(2)...................     21.9x       18.9x       18.8x       16.5x       25.8x       26.1x       33.7x
   Balance Sheet Data (at end
      of period):
   Cash and cash equivalents.......    $9,584     $15,336     $19,657     $17,915     $24,811     $25,184      $3,457
   Working capital.................    23,366      35,901      45,204      41,746      37,422      48,457      20,596
   Total assets....................   164,680     184,271     196,981     196,211     233,410     222,092     210,371
   Total debt(3)...................     4,142       4,626       1,645       1,363       1,582       1,462       1,033
   Total shareholder's equity......   126,000     142,212     153,818     149,364     168,259     165,324     148,965

-------------------

(1) Our fiscal year consists of twelve months ending on the Saturday closest to December 31.

(2) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, minority interests and earnings from equity investments less minority interests plus earnings from equity investments plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense from operating leases that we believe is a reasonable approximation of the interest component of rental expense.

(3) Total debt includes all debt and capital lease obligations, including current portions.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and our unaudited pro forma condensed consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

     This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."


                                  CHARLES RIVER

Overview

     We are a global market leader in the commercial production and supply of animal research models for use in the discovery, development and testing of new pharmaceuticals. We have expanded our core capabilities in research models to become a leading supplier of related biomedical products and services in several specialized niche markets. Our research model capabilities and biomedical products and services, together with our global distribution network, allow us to meet the extensive needs of our broad customer base. Our customers consist primarily of large pharmaceutical companies, including the ten largest global pharmaceutical companies based on 1998 revenues, as well as biotechnology, animal health, medical device and diagnostic companies and hospitals, academic institutions and government agencies. Our facilities are located in 18 countries, including the United States, Canada, Japan and many European countries.

     We operate in two segments for financial reporting purposes--research models and biomedical products and services. On a pro forma basis, research models accounted for 62%, and biomedical products and services accounted for 38%, of net sales for the twelve-month period ended September 25, 1999. Over the same period, we reported pro forma net sales of $230.5 million and pro forma Adjusted EBITDA of $57.0 million. Adjusted EBITDA represents EBITDA, as defined, adjusted for non-recurring, non-cash and cash items, as appropriate, which are more fully described on page 12. EBITDA, as defined, represents operating income plus depreciation and amortization. Adjusted EBITDA is presented because we believe it is a meaningful indicator of Charles River's operating performance, and it is the measure by which certain of the covenants under the new credit facility are computed. EBITDA, as defined, and Adjusted EBITDA are not intended to represent cash flows for the period, nor are they presented as an alternative to operating income or as an indicator of operating performance. They should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP in the United States and are not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may not be comparable to other similarly titled measures of other companies.

     Sierra, which we recently acquired, is a pre-clinical biomedical services company with expertise in drug safety and efficacy assessment studies using research models. Sierra offers its services to biotechnology, pharmaceutical and medical device companies that are principally focused on conducting studies needed in the early stages of drug development, especially those that require highly specialized scientific capabilities. Sierra has expertise in conducting critical developmental studies on potential new drugs and devices using research models, including short-term evaluations of potential new treatment for human or animal disease conditions.

     Net Sales. We recognize net sales when a product is shipped or as services are rendered. Over the past three years, unit volume of small animal research models has increased modestly in North America and has decreased modestly in Europe. During the same period, sales in both North America and Europe have increased, principally as a result of price increases and a shift in mix towards higher priced research models. In recent years, we have increased our focus on the sale of specialty research models, such as special disease models, which have contributed to additional sales growth.

     Our customers typically place orders for research models with less than a week's lead time. Meeting such demand requires efficient inventory management and strong customer service support. We improved inventory availability in the last two years through better forecasting and production mix, and most importantly, improved biosecurity, thereby reducing the possibility of contaminations.

     Biomedical products and services have grown at a compounded rate of 31% from 1996 to 1998 and accounted for 30% of our sales in 1998, compared to 22% in 1996. Our growth in this business demonstrates our ability to capitalize on our core research model technology and enter into related product development activities undertaken by our customers.

     Pricing. We maintain published list prices for all of our research models, biomedical products and certain of our services. We also have pricing agreements with our customers which provide certain discounts, usually based on volume. Many of our services are based on customized orders and are priced accordingly. While pricing has been competitive, certain of our products are priced at a premium due to the higher quality, better availability, and superior customer support that our customers associate with our products.

     Biosecurity. Biosecurity is our highest operational priority. Prior breaches of biosecurity have adversely affected our results of operations, and we cannot assure you that future breaches would not materially affect our results of operations. A biosecurity breach typically results in additional expenses from the need to "recycle" or clean up the contaminated room, which in turn results in inventory loss, clean-up and start-up costs, and can reduce net sales as a result of lost customer orders and credits for prior shipments. We experienced several significant contaminations in 1996 and a few significant contaminations in 1997, both in our barrier rooms for research models and in our poultry houses for SPF eggs. As a result, our net sales in 1996 and 1997 were adversely affected by our inability to fulfill customer orders and our expenses were increased during those periods by the costs associated with cleaning up the contaminations. Since December 31, 1996, we have made over $6.0 million of capital expenditures designed to strengthen our biosecurity, primarily by upgrading our production facilities. In addition, we have made significant changes to our operating procedures for barrier rooms and poultry houses designed to further minimize the risks of contamination, including, for example, increasing the frequency of replacing masks and gowns, and most importantly, increasing awareness and training among our employees. These improvements to our operating procedures increased annual ongoing biosecurity related expenses by approximately $0.5 million in 1998. While we cannot assure you that we will not experience future significant barrier room or poultry house contaminations in the future, these changes have contributed to our absence of significant contaminations during 1998 and the first nine months of 1999.

     Acquisitions. Since December 31, 1996, we have successfully acquired and integrated four companies, which contributed $6.3 million in sales in 1998, or 3.3% of total sales. We acquired Sierra for an initial purchase price of $24.0 million, of which approximately $6 million was used to repay Sierra's existing debt. In addition, we have agreed to pay (a) up to $2.0 million in contingent purchase price if certain financial objectives are reached by December 31, 2000,
(b) up to $10.0 million in performance-based bonus payments if certain financial objectives are reached over the next five years, with no payment in any individual year to exceed $2.7 million, and (c) $3.0 million in retention and non-competition payments contingent upon the continuing employment of certain key scientific and managerial personnel through June 30, 2001.

     The $2.0 million in contingent purchase price will, if paid, increase goodwill and/or other identifiable intangibles by the same amount and not affect our results of operations except through the subsequent related amortization expense and any interest expense related to any borrowings necessary to finance such payment. The $10.0 million in performance-based bonus payments, will, if paid, be expensed during the period in which it becomes reasonably certain that such financial objectives will be achieved. The $3.0 million in retention and non-competition payments will be expensed over the next two years. The contingent purchase price and performance-based bonus payments are not reflected in the pro forma financial data included elsewhere herein because they are not considered reasonably estimable; the retention and non-competition payments are not included in the pro forma financial data as they are considered non-recurring.

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



     Joint Ventures. We have two unconsolidated joint ventures which are accounted for under the equity method. Our largest is Charles River Japan, which we own 50%/50% with Ajinimoto Co., Inc., and is an extension of our research model business. Our royalty agreement provides us with 3% of the sales of locally produced research models. We also receive dividends based on our pro-rata share of 50% of net income. Dividends received from Charles River Japan were $0.7 million, $0.8 million and $0.7 million in 1996, 1997 and 1998, respectively. In addition, dividends for 1999 in the amount of $0.8 million have been received. Our other unconsolidated joint venture is Charles River Mexico, an extension of our SPF eggs business, which is not significant to our operations.

     Restructuring Program. During 1996 and 1997, we implemented two restructuring programs in conjunction with B&L which were designed to: reduce capacity and consolidate facilities in the SPF eggs and small research models product lines; reduce staff costs in the United States and Europe; relocate our primate breeding operation in the Florida Keys to new locations and refoliate the related islands in response to a June 1997 court order; and close and consolidate several small product lines. In connection with the 1997 restructuring program, we entered into certain severance arrangements that call for payments over an extended period of time. Further, due to complications associated with our plan to relocate our primates from the Florida Keys to Miami, Florida, the relocation has taken longer than anticipated to complete. Specifically, we were particularly sensitive to moving the Florida Keys primates in a controlled and unrushed manner, in order to minimize mortality and breeding disruption. We believe that the restructuring programs have allowed us to significantly improve operations in 1998 and the first nine months of 1999.

     Allocation of Costs from Bausch & Lomb. Historically, B&L charged us for certain direct expenses, including insurance, information technology and other miscellaneous expenses, based upon actual charges incurred on our behalf. However, these charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had we incurred these costs as a stand-alone entity. The actual amounts of expenses we incur in future periods may vary significantly from these allocations and estimates. We expect to incur other incremental expenses as a stand-alone company. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

     The Transactions. The Recapitalization, which was consummated on September 29, 1999, was accounted for as a leveraged recapitalization, which will have no impact on the historical basis of our assets and liabilities. The Sierra Acquisition was accounted for under the purchase method of accounting with the purchase price allocated to the assets and liabilities of Sierra based on an estimate of their fair value, with the remainder, if any, being allocated to goodwill. On a pro forma basis, we incurred various costs of approximately $19.6 million (pre-tax) in connection with consummating the Transactions. The portion of these costs that represents deferred financing costs will be capitalized and amortized over the life of the related financing. A portion of the expenses related to the Recapitalization will be charged to retained earnings while the portion related to the Sierra Acquisition will be included in the purchase price.

     Deferred Tax Assets. In conjunction with the Recapitalization, we will make an election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended. Such election results in a step-up in the tax basis of the underlying assets. The resulting net deferred tax asset of $88.1 million is expected to be realized over 15 years through future tax deductions which are expected to reduce future tax payments. See Note (e) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet included in the Unaudited Pro Forma Condensed Consolidated Financial Data.

     Results of Operations

     The following table summarizes historical results of operations as a percentage of net sales for the periods shown:


                                                            Fiscal Year Ended                 Nine Months Ended
                                                ---------------------------------------------------------------------
                                                 December 28, December 27, December 26,  September 26,  September 25,
                                                     1996         1997         1998          1998           1999
                                                ------------- ------------ ------------  -------------  -------------
Net sales........................................  100.0%       100.0%       100.0%         100.0%         100.0%
Costs of products sold and service provided......   62.8         65.3         63.4           62.6           60.4
Selling, general and administrative expenses.....   18.2         17.8         17.7           17.3           18.3
Amortization of goodwill and other intangibles...    0.4          0.5          0.7            0.7            0.7
Restructuring charges............................    3.1          3.5           --             --             --
                                                   -----        -----        -----          -----          -----
Operating income.................................   15.5         12.9         18.2           19.4           20.6
                                                   -----        -----        -----          -----          -----
Net income.......................................    9.8%         9.0%        12.1%          12.7%          12.4%
                                                   =====        =====        =====          =====          =====

Nine Months ended September 25, 1999 Compared to Nine Months ended September 26, 1998

     Net Sales. Net sales for the first nine months of 1999 were $161.1 million, an increase of $15.6 million, or 10.7%, from $145.5 million in the first nine months of 1998.

     Research Models. Net sales of research models for the first nine months of 1999 were $109.2 million, an increase of $6.0 million, or 5.8%, from $103.2 million for the first nine months of 1998. Sales increased due to the increase in small animal research model sales in North America and Europe, resulting from improved pricing, a more favorable product mix and an increase in unit volume. We also experienced growth in our primate import and conditioning business, mainly due to pricing.

     Biomedical Products and Services. Net sales of biomedical products and services for the first nine months of 1999 were $51.9 million, an increase of $9.6 million, or 22.7%, from $42.3 million for the first nine months of 1998. At the beginning of the second quarter of 1998, we acquired two new businesses that contributed $2.8 million of this sales growth. The remaining increase was due to significant sales increases of Special Animal Services and Endotoxin testing kits, and sales from our facility management contracts, primarily due to better customer awareness of our outsourcing solutions.

     Cost of Products Sold and Services Provided. Cost of products sold and services provided for the first nine months of 1999 was $97.2 million, an increase of $6.2 million, or 6.8%, from $91.0 million for the first nine months of 1998.

     Research Models. Cost of products sold and services provided for research models for the first nine months of 1999 was $65.4 million, an increase of $1.7 million, or 2.7%, compared to $63.7 million for the first nine months of 1998. Cost of products sold and services provided for the first nine months of 1999 was 59.9% of net sales compared to 61.7% of net sales for the first nine months of 1998. Cost of products sold and services provided increased at a lower rate than net sales due to the more favorable product mix and better pricing, as well as improved capacity utilization.

     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services for the first nine months of 1999 was $31.8 million, an increase of $4.5 million, or 16.5%, compared to $27.3 million for the first nine months of 1998. Cost of products sold and services provided for the first nine months of 1999 was 61.3% of net sales compared to 64.5% of net sales for the first nine months of 1998. Cost of products sold and services provided increased at a lower rate than net sales, due to improved utilization in our SPF egg business, and a favorable sales mix in our Special Animal Services and biosafety testing businesses.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the first nine months of 1999 were $29.4 million, an increase of $4.2 million, or 16.7% from $25.2 million for the first nine months of 1998. Selling, general and administrative expenses for the first nine months of 1999 were 18.2% of net sales, compared to 17.3% of net sales for the first nine months of 1998. Selling, general and administrative expenses also included research and development expense of $0.4 million for the first nine months of 1999 compared to $0.8 million for the same period in 1998.

     Research Models. Selling, general and administrative expenses for research models for the first nine months of 1999 were $15.7 million, an increase of $2.5 million, or 18.9%, compared to $13.2 million, for the first nine months of 1998. Selling, general and administrative expenses for the first nine months of 1999 were 14.4% of net sales, compared to 12.8% for the first nine months of 1998. The increase was attributable to additional worldwide marketing efforts, additional salespeople in the United States and the impact of selling efforts in Europe for ESD, a business acquired at the end of 1998.

     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services for the first nine months of 1999 were $7.5 million, an increase of $0.9 million, or 13.6%, compared to $6.6 million for the first nine months of 1998. Selling, general and administrative expenses for the first nine months of 1999 decreased to 14.5% of net sales, compared to 15.6% of net sales for the first nine months of 1998, due to the significant increase in sales.

     Unallocated Corporate Overhead. Unallocated corporate overhead, which consists of various corporate expenses, was $6.2 million for the first nine months of 1999, an increase of $0.8 million, or 14.8%, compared to $5.4 million for the first nine months of 1998. The increase resulted from a number of items, the most significant of which related to the write down of a small investment in one of our joint ventures, which is undergoing significant financial difficulties.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles for the first nine months of 1999 was $1.1 million, an increase of $0.1 million, or 10.0%, from $1.0 million for the first nine months of 1998. The increase was due to the effect of three recent acquisitions, two in April 1998 and one in December 1998.

     Restructuring Charges. There were no restructuring charges during the nine months ended September 25, 1999 and September 26, 1998. During the nine months ended September 25, 1999, we charged $0.8 million of previously reserved for costs against the previously recorded restructuring reserves. The remaining reserves, which primarily relate to continuing severance payments and relocation and refoliation costs, are expected to be fully utilized by the end of 1999.

     Operating Income. Operating income for the first nine months of 1999 was $33.3 million, an increase of $5.1 million, or 18.1%, from $28.2 million in the first nine months of 1998. Operating income for the first nine months of 1999 was 20.7% of net sales, compared to 19.4% of net sales for the first nine months of 1998. Operating income increased in total and as a percentage of net sales for the reasons described below.

     Research Models. Operating income from sales of research models for the first nine months of 1999 was $28.0 million, an increase of $1.7 million, or 6.5%, from $26.3 million in the first nine months of 1998. Operating income from sales of research models for the first nine months of 1999 was 25.5% of net sales, unchanged from the first nine months of 1998.

     Biomedical Products and Services. Operating income from sales of biomedical products and services for the first nine months of 1999 was $11.5 million, an increase of $4.2 million, or 57.5%, from $7.3 million in the first nine months of 1998. Operating income from sales of biomedical products and services for the first nine months of 1999 increased to 22.2% of net sales, compared to 17.3% of net sales for the first nine months of 1998, due to improvements in pricing, sales mix and cost savings achieved.

     Other Income. During the third quarter of 1999, we recorded a $1.4 million gain on the sale of two small facilities, one located in Florida, and the other located in the Netherlands.

     Income Taxes. The effective tax rate of 48.4% for the first nine months of 1999 as compared to 39.6% for the first nine months of 1998, reflects the remittance of cash dividends of $20.7 million from our foreign subsidiaries which, in turn, were remitted to B&L. The related amounts were previously considered permanently reinvested in the foreign jurisdictions for U.S. income tax reporting purposes, therefore, we were required to provide additional taxes upon their repatriation to the U.S. In addition, during the nine months ended September 25, 1999, an election was made by B&L to treat certain foreign entities as branches for United States income tax purposes. As a result, all previously untaxed accumulated earnings of such entities became immediately subject to tax in the United States. The receipt of the cash dividends from the foreign subsidiaries and the foreign tax elections made resulted in incremental United States taxes of $2.0 million, net of foreign tax credits, during the nine months ended September 25, 1999.

     Net Income. Net income for the first nine months of 1999 was $20.0 million, an increase of $1.5 million, or 8.1%, from $18.5 million in the first nine months of 1998. The increase was attributable to the factors described above.

Fiscal 1998 Compared to Fiscal 1997

     Net Sales. Net sales in 1998 were $193.3 million, an increase of $22.6 million, or 13.2%, from $170.7 million in 1997.

     Research Models. Net sales of research models in 1998 were $134.6 million, an increase of $9.4 million, or 7.5%, from $125.2 million in 1997. Sales increased due to the increase in small animal research model sales in North America, resulting from improved pricing and a more favorable product mix. In addition, in 1998 we were not affected by the significant contaminations which negatively impacted sales in 1997. Overall, unit volumes remained relatively flat, with modest increases in North America offset by modest declines in Europe. Our net sales in our primate import and conditioning business also increased as a result of expansion in our boarding and service business.

     Biomedical Products and Services. Net sales of biomedical products and services in 1998 were $58.7 million, an increase of $13.2 million, or 59.7%, from $45.5 million in 1997. During 1998 we acquired three businesses that contributed $6.1 million of our sales growth. The remaining increase was due to increased sales across all of our product lines, and in particular our Special Animal Services and Endotoxin testing businesses.

     Cost of Products Sold and Services Provided. Cost of products sold and services provided in 1998 was $122.5 million, an increase of $11.0 million, or 9.9%, from $111.5 million in 1997.

     Research Models. Cost of products sold and services provided for research models for 1998 was $85.8 million, an increase of $3.3 million, or 4.0%, compared to $82.5 million in 1997. Cost of products sold and services provided for 1998 was 63.7% of net sales compared to 65.9% for 1997. Cost of products sold and services provided increased for 1998 compared to 1997, but at a slower rate than net sales due principally to better product mix and pricing as well as greater economies of scale and improved production efficiencies.

     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services for 1998 was $36.7 million, an increase of $7.7 million, or 26.6%, compared to $29.0 million in 1997. Cost of products sold and services provided was 62.5% of net sales in 1998 compared to 63.7% in 1997. Cost of products sold and services provided increased for 1998 compared to 1997, but at a slower rate than net sales due principally to cost savings.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1998 were $34.1 million, an increase of $3.6 million, or 11.8%, from $30.5 million in 1997. Selling, general and administrative expenses in 1998 were 17.6% of net sales compared to 17.9% of net sales in 1997. These expenses increased mainly in line with sales. Selling, general and administrative expenses also included research and development expense of $1.4 million in 1998, which was the same amount as in 1997.

     Research Models. Selling, general and administrative expenses for research models for 1998 were $18.1 million, a decrease of $1.5 million, or 7.7%, compared to $19.6 million, for 1997. Selling, general and administrative expenses for 1998 decreased to 13.4% of net sales, compared to 15.7% for 1997 due primarily to the significant increase in sales.

     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services for 1998 were $9.7 million, an increase of $2.8 million, or 40.6%, compared to $6.9 million for 1997. Selling, general and administrative expenses for 1998 were 16.5% of net sales, compared to 15.2% of net sales for 1997. The increase was principally attributable to the acquisition of two small businesses in April 1998.

     Unallocated Corporate Overhead. Unallocated corporate overhead was $6.3 million for 1998, an increase of $2.3 million, or 57.5%, compared to $4.0 million in 1998. The increase was due to an increase in our supplemental retirement program costs, along with an increase in management bonuses for 1998.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles in 1998 was $1.3 million, an increase of $0.5 million, or 62.5%, from $0.8 million in 1998. The increase was due to the acquisition of two small service businesses in April 1998.

     Restructuring Charges. There were no restructuring charges in 1998 compared to $5.9 million in 1997 associated with the restructuring program discussed above. During 1998, we charged $1.6 million of previously reserved for costs against the previously recorded restructuring reserves.

     Operating Income. Operating income in 1998 was $35.3 million, an increase of $13.2 million, or 59.7%, from $22.1 million in 1997. Operating income in 1998 was 18.3% of net sales compared to 12.9% of net sales in 1997.

     Research Models. Operating income from research models in 1998 was $30.5 million, an increase of $10.9 million, or 55.6%, from $19.6 million in 1997. Operating income from sales of research models in 1998 increased to 22.7% of net sales, compared to 15.7% of net sales in 1997 for the reasons described above.

     Biomedical Products and Services. Operating income from biomedical products and services in 1998 was $11.1 million, an increase of $4.6 million, or 70.8%, from $6.5 million in 1997. Operating income increased to 18.9% of net sales, compared to 14.3% of net sales in 1997 for the reasons described above.

     Income Taxes. The effective tax rate in 1998 was 39.4% compared to 38.3% in 1997.

     Net Income. Net income in 1998 was $23.4 million, an increase of $8.1 million, or 52.9%, from $15.3 million in 1997. The increase was attributable to the factors referred to above.

Fiscal 1997 Compared to Fiscal 1996

     Net Sales. Net sales in 1997 were $170.7 million, an increase of $15.1 million, or 9.7%, from $155.6 million in 1996.

     Research Models. Net sales of research models in 1997 were $125.2 million, an increase of $3.9 million, or 3.2%, from $121.3 million in 1996. Sales increased due to the increase in small animal research model sales in North America, primarily due to improved pricing and a favorable product mix which more than offset slight unit volume declines in Europe and flat unit volume sales in North America. The unit volume declines were partially due to a number of contaminations which occurred in 1996 and several contaminations in 1997, which mostly impacted net sales in 1997. In addition, net sales in 1997 were negatively impacted by foreign currency translations. Sales in our primate business increased after our imported primates business was reacquired at the beginning of the third quarter of 1996.

     Biomedical Products and Services. Net sales of biomedical products and services in 1997 were $45.5 million, an increase of $11.2 million, or 32.7%, from $34.3 million in 1996. The increase was due to increased sales of SPF eggs, an increase in facility management contracts and the acquisition of our French distributor for Endotoxin testing kits in the beginning of the second quarter of 1996.

     Cost of Products Sold and Services Provided. Cost of products sold and services provided in 1997 was $111.5 million, an increase of $13.7 million, or 14.0%, from $97.8 million in 1996.

     Research Models. Cost of products sold and services provided for research models for 1997 was $82.5 million, an increase of $6.5 million, or 8.6%, compared to $76.0 million in 1996. Cost of products sold and services provided for 1997 was 65.9% of net sales compared to 62.7% for 1996. Cost of products sold and services provided increased for

1997 compared to 1996 at a greater rate than sales due principally to additional costs associated with biosecurity and the prevention of contaminations.

     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services for 1997 was $29.0 million, an increase of $7.2 million, or 33.0%, compared to $21.8 million in 1996. Cost of products sold and services provided for 1997 was 63.7% of net sales in 1997 compared to 63.6% in 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1997 were $30.5 million, an increase of $2.2 million, or 7.8%, from $28.3 million in 1996. Selling, general and administrative expenses in 1997 were 17.9% of net sales compared to 18.2% of net sales in 1996. Selling, general and administrative expenses also included research and development expense of $1.4 million in 1997, compared to $1.5 million in 1996.

     Research Models. Selling, general and administrative expenses for research models for 1997 were $19.6 million, a decrease of $0.1 million, or 0.5%, compared to $19.7 million, for 1996. Selling, general and administrative expenses for 1997 were 15.7% of net sales, compared to 16.2% for 1996.

     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services for 1997 were $6.9 million, an increase of $1.5 million, or 27.8%, compared to $5.4 million for 1996. Selling, general and administrative expenses for 1997 were 15.2% of net sales, compared to 15.7% of net sales for 1996.

     Unallocated Corporate Overhead. Corporate overhead was $4.0 million for 1997, an increase of $0.8 million, or 25.0%, compared to $3.2 million in 1996.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles in 1997 was $0.8 million, an increase of $0.2 million, or 33.3%, from $0.6 million in 1996. The increase was due to the acquisition of our French distributor for Endotoxin testing kits in the beginning of the second quarter of 1996.

     Restructuring Charges. Restructuring charges in 1997 were $5.9 million, an increase of $1.2 million, or 25.5%, from $4.7 million in 1996. The 1997 restructuring charges consisted of the following: plant closings and personnel reductions in our SPF egg business, severance costs and relocation costs for our purpose bred primates in the Florida Keys and related refoliation costs and staff reductions and associated severance costs in Europe and the United States. The 1996 restructuring charges consisted of the following: plant closings in the United States and Europe of the small animal business, personnel reductions at our European headquarters, administrative staff reductions at the SPF egg business, and shutdown or consolidations of several other small businesses. During 1997, we charged $3.2 million of costs against the reserves recorded in 1997. The restructuring activities provided for in 1996 were completed by the end of the year with actual charges approximating those originally provided for.

     Operating Income. Operating income in 1997 was $22.1 million, a decrease of $2.0 million, or 8.3%, from $24.1 million in 1996. Operating income in 1997 was 13.0% of net sales compared to 15.5% of net sales in 1996. Operating income decreased in total and as a percentage of net sales due to the factors described above.

     Research Models. Operating income from research models in 1997 was $19.6 million, a decrease of $4.5 million, or 18.7%, from $24.1 million in 1996. Operating income from sales of research models in 1997 decreased to 15.7% of net sales, compared to 19.9% of net sales in 1996 due primarily to biosecurity costs and higher restructuring charges.

     Biomedical Products and Services. Operating income from biomedical products and services in 1997 was $6.5 million, an increase of $3.3 million, or 103.1%, from $3.2 million in 1996. Operating income from sales of biomedical products and services in 1997 increased to 14.3% of net sales, compared to 9.3% of net sales in 1996 due to the significant increase in sales.

     Income Taxes. The effective tax rate in 1997 was 38.3%, compared to 44.6% in 1996, due to higher foreign statutory tax rates in 1996.

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     Net Income. Net income in 1997 was $15.3 million, an increase of $0.1 million, or 0.7%, from $15.2 million in 1996. The increase was attributable to the factors referred to above.

Liquidity and Capital Resources

     Post-Transactions

     Our principal sources of liquidity are cash flow from operations and borrowings under our new credit facility. Our principal uses of cash are debt service requirements as described below, capital expenditures, working capital requirements and acquisitions.

     On a pro forma basis, after giving effect to the Transactions, as of September 25, 1999, we had:

   o total consolidated indebtedness of approximately $311.1 million

   o approximately $28.0 million of borrowings available under our new credit facility, subject to customary conditions

     Our significant debt service obligations following the Transactions could, under certain circumstances, have material consequences to our security holders. See "Risk Factors--Risks relating to our debt."

     The term loan facility under the new credit facility consists of a $40.0 million term loan A facility and a $120.0 million term loan B facility. The term loan A facility matures six years after the closing date of the facility and the term loan B facility matures eight years after the closing date of the facility.

     The new credit facility also includes a $30.0 million revolving credit facility which matures six years after the closing date of the facility. The revolving credit facility may be increased by up to $25.0 million at our request, which will only be available to us under certain circumstances, subject to a successful syndication under the same terms and conditions of the $30.0 million revolving credit facility.

     Loans under the term loan A facility and the revolving facility will bear interest, at our option, at the alternate base rate or the reserve adjusted LIBOR rate plus, in each case, applicable margins of 3.00% for LIBOR loans and 1.75% for base rate loans. Loans under the term loan B facility will bear interest, at our option, at the alternate base rate or the reserve adjusted LIBOR rate plus, in each case, applicable margins of 3.75% for LIBOR loans and 2.50% for base rate loans. We pay commitment fees in an amount equal to 0.50% per annum on the daily average unused portion of the revolving credit facility. Such fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility. Beginning approximately six months after the closing date of the new credit facility, the applicable margins applicable to loans under the term loan A facility and the revolving facility and commitment fees will be determined based on the ratio (the "Leverage Ratio") of consolidated total debt to consolidated EBITDA (as defined in the new credit facility) of our company and our restricted subsidiaries (as defined in the new credit facility).

     All of our future domestic restricted subsidiaries will be guarantors of the new credit facility. Our obligations under the new credit facility are or will be secured by:

   o all of our stock,

   o all of our existing and after-acquired personal property and all the existing and after-acquired personal property of our future domestic restricted subsidiaries, including a pledge of all of the equity interests of all our future restricted subsidiaries held by us or any of our restricted subsidiaries and no more than 65% of the equity interests of any foreign restricted subsidiary, and all intercompany debt in our favor,

   o first-priority perfected liens on all of our material existing and after-acquired real property fee and leasehold interests, subject to customary permitted liens (as defined in the new credit facility), and

   o a negative pledge on all of our and our subsidiaries' assets.

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     The new credit facility contains customary covenants and restrictions on our ability to engage in certain activities, including, but not limited to:

   o limitations on other indebtedness, liens, investments and guarantees,

   o restrictions on dividends and redemptions and payments on subordinated debt and

   o restrictions on mergers and acquisitions, sales of assets and leases. The new credit facility also contains customary events of default and a cross-default to indebtedness of Holdings.

     The notes mature in 2009. Interest on the notes is payable semi-annually in cash. The notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make certain investments.

     We anticipate that we will spend approximately $15.0 million on a pro forma basis for capital expenditures in 1999. The new credit facility contains restrictions on our ability to make capital expenditures. Based on current estimates, management believes that the amount of capital expenditures permitted to be made under the new credit facility will be adequate to grow our business according to our business strategy and to maintain the properties and businesses of our continuing operations.

     Working capital totaled $31.9 million at September 25, 1999 on a pro forma basis. Management believes that we will continue to require working capital consistent with past experience and that current levels of working capital, together with borrowings available under the new credit facility, will be sufficient to meet expected liquidity needs in the near term.

     We anticipate that our operating cash flow, together with borrowings under the new credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due. However, our ability to make scheduled payments of principal of, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. See "Risk Factors."

     From time to time we will continue to explore additional financing methods and other means to lower our cost of capital, which could include stock issuance or debt financing and the application of the proceeds therefrom to the repayment of bank debt or other indebtedness. In addition, in connection with any future acquisitions, we may require additional funding which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any such additional financing will be available to us on acceptable terms.

     In connection with the Transactions, Holdings issued $37.6 million aggregate principal amount of 16.27% senior discount debentures with warrants to the DLJMB Funds and other investors. The senior discount debentures accrete from their original issue price of $37.6 million to $82.3 million by October 1, 2004. Thereafter, interest is payable in cash. The senior discount debentures mature on April 1, 2010. The senior discount debentures contain covenants and events of default substantially similar to those contained in the notes. In addition, Holdings issued to the Rollover Shareholders a subordinated discount note with an original issue price of $43.0 million. The subordinated discount note accretes at the rate of 12% prior to October 1, 2004 and thereafter at 15% to an aggregate principal amount of $175.3 million at maturity on October 1, 2010. The subordinated discount notes are subject to mandatory redemption upon a change of control at the option of the holder thereof and are subject to redemption at Holdings' option at any time.

     Holdings has no source of liquidity other than dividends from Charles River. Charles River's ability to pay dividends will be subject to limitations contained in the indenture and the new credit facility.

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   Historical

     Nine Months Ended September 25, 1999 Compared to Nine Months Ended September 26, 1998

     Cash flow from operating activities for the nine months ended September 25, 1999 was $19.6 million compared to $23.5 million for the nine months ended September 26, 1998 due to an increase in working capital.

     Net cash used in investing activities, consisting primarily of capital expenditures and acquisitions, was $4.8 million for the nine months ended September 25, 1999 compared to $14.3 million for the nine months ended September 26, 1998. The investing levels primarily change from year to year as the result of spending on acquisitions. The large amount in 1998 primarily relates to the acquisition of Tektagen, Inc. Capital expenditures were $7.4 million for the nine months ended September 25, 1999, compared to $5.8 million for the nine months ended September 26, 1998. There were not any significant capital commitments at September 25, 1999. We continually monitor our capital spending in relation to current and anticipated business needs. Our operations typically do not require large capital expenditures and we anticipate that capital spending will remain relatively consistent except for requirements related to acquisitions.

     Net cash used in financing activities, consisting principally of net activity with B&L, was $34.6 million for the nine months ended September 25, 1999 compared to $2.4 million for the nine months ended September 26, 1998. This large increase relates principally to B&L dividending all excess cash in Charles River Laboratories in connection with the Transactions.

     Fiscal 1998 Compared to Fiscal 1997

     Cash flow from operating activities in 1998 was $36.7 million compared to $23.7 million in 1997, due to an increase in net income and a decrease in working capital.

     Net cash used in investing activities in 1998 was $22.3 million compared to $12.3 million in 1997. The increase in 1998 was primarily due to the acquisition of Tektagen, Inc. Capital expenditures were $11.9 million in 1998, the same as 1997. Cash paid for acquisitions was $11.1 million in 1998, compared to $1.2 million in 1997.

     Net cash used in financing activities was $8.0 million in 1998 compared to $12.9 million in 1997. The decrease is due to less remittances to B&L.

     Fiscal 1997 Compared to Fiscal 1996

     Cash flow from operating activities in 1997 was $23.7 million compared to $20.5 million in 1996, due to a decrease in working capital.

     Net cash used in investing activities in 1997 was $12.3 million compared to $11.7 million in 1996. Capital expenditures were $11.9 million in 1997, compared to $11.6 million in 1996.

     Net cash used in financing activities was $12.9 million in 1997 compared to $4.1 million in 1996. The increase is due to increased remittances to B&L.

     We anticipate that our operating cash flow, together with borrowings under the new credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due. However, our ability to make scheduled payments of principal of, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. See "Risk Factors."

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Year 2000 Compliance

     We have been addressing the potential risks associated with the year 2000 date issue. We are following a formal program developed by B&L to assess and renovate internal information technology ("IT") and non-information technology ("non-IT") operations that are at risk, and further, to evaluate the year 2000 readiness of key third-party suppliers and recipients of products, services, materials or data. Year 2000 issues are being addressed through a combination of software replacement, system upgrades and, in limited instances, source code modifications (collectively, "renovation"). Ongoing reengineering projects have had the incidental benefit of remediating several major year 2000 issues.

     The assessment phase of IT systems is substantially complete. The renovation phase is on schedule and all key IT systems are compliant as of November 1999. We expect other IT systems to be tested and compliant by mid-December 1999. For non-IT systems, we have utilized a leading production systems integration firm specializing in year 2000 assessment and remediation of manufacturing, laboratory and research and development facilities. The assessment phase was fully completed during the second quarter of 1999. At this time, all key non-IT systems have been tested and are compliant. We assessed the readiness of key suppliers and customers in early 1999. We have interacted with each major supplier or recipient of data, including face-to-face interviews with many of those considered to be critical to our company. This assessment is complete.

     Our anticipated costs, comprised of both period expenses and capital expenditures, of identifying and remediating year 2000 issues on the above-described areas, are not expected to exceed $1.5 million. The majority of this work has been done by in-house personnel, which commenced in 1995. Management believes that our year 2000 program will substantially reduce the risk of a material adverse impact on future financial results caused by the year 2000 issue. Potential risks of a failure to address a year 2000 issue (whether IT, non-IT, or external) that could have a materially detrimental impact to us include the inability to manufacture or ship products, the inability to receive and fill orders, and problems with customers or suppliers, including the loss of electrical power or the failure of a key customer or supplier to purchase products or provide anticipated goods and services. At this stage, we have contingency plans for all our major facilities globally.

     On September 29, 1999, we acquired Sierra. We are currently working with local management to implement the year 2000 compliance program of Charles River. We expect to complete all phases by the end of the fourth quarter of 1999.

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                                    BUSINESS

                                  CHARLES RIVER

     Overview

     We are a global market leader in the commercial production and supply of animal research models for use in the discovery, development and testing of new pharmaceuticals. We have expanded our core capabilities in research models to become a leading supplier of related biomedical products and services in several specialized niche markets. Our research model capabilities and biomedical products and services, together with our global distribution network, allow us to meet the extensive needs of our broad customer base. Our customers consist primarily of:

   o large pharmaceutical companies, including the ten largest global pharmaceutical companies based on 1998 revenues

   o biotechnology, animal health, medical device and diagnostics companies

   o hospitals

   o academic institutions

   o government agencies

     Our facilities are located in 18 countries, including the United States, Canada, Japan and many European countries. On a pro forma basis, research models accounted for 62%, and biomedical products and services accounted for 38%, of net sales for the twelve-month period ended September 25, 1999. Over the same time period, we reported pro forma net sales of $230.5 million and pro forma Adjusted EBITDA of $57.0 million. Adjusted EBITDA represents EBITDA, as defined, adjusted for non-recurring, non-cash and cash items, as appropriate, which are more fully described on page 12. EBITDA, as defined, represents operating income plus depreciation and amortization. Adjusted EBITDA is presented because we believe it is a meaningful indicator of Charles River's operating performance, and it is the measure by which certain of the covenants under the new credit facility are computed. EBITDA, as defined, and Adjusted EBITDA are not intended to represent cash flows for the period, nor are they presented as an alternative to operating income or as an indicator of operating performance. They should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP in the United States and are not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may not be comparable to other similarly titled measures of other companies.

     Research Models. We have a leading position in the global market for research models, which primarily consists of purpose-bred rats and mice. The use of research models is often a critical part of scientific discovery in the life sciences and is required by FDA guidelines as well as foreign regulatory agencies for new drug approval processes. Our business is primarily involved in the early stages of drug discovery and development, commonly referred to as the pre-clinical stage of drug development. During this stage, promising new drug candidates are evaluated for their efficacy and safety through testing in research models. Data from the pre-clinical stage is submitted to the applicable regulatory agency for review in order for the drug to obtain approval to advance to the human testing stage, commonly known as clinical studies. We principally produce and sell rats, mice, other rodents and primates with highly defined health and genetic backgrounds, primarily for use in pre-clinical research. Our research models include special disease rodent models, such as mice with impaired immune systems, which are increasingly demanded by biomedical researchers for specialized research and discovery. We focus on maintaining reliable biosecurity, which includes stringent guidelines to ensure contamination-free research models. As a result, we provide consistent product availability and offer a wide variety of healthy, genetically defined and specifically targeted research models. We further differentiate our research models by providing extensive technical service and support, including scientific oversight from a team of more than 70 full-time, dedicated professionals (DVMs, MDs and PhDs) specializing in laboratory animal medicine, pathology and virology as well as molecular biology, primatology and genetics.

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     Biomedical Products and Services. Our biomedical products and services are principally focused on meeting the research needs of large pharmaceutical companies as well as biotechnology, animal health, medical device and diagnostics companies. We are a leading supplier of endotoxin testing kits that detect fever producing toxins in injectable drugs and devices and are one of only two FDA validated in vitro alternatives to an animal test. In addition, we are one of the world's largest producers of SPF fertile chicken eggs, which are principally used to produce poultry vaccines. Our other biomedical products and services, many of which are related to technologies developed in our research model business, include:

   o transgenic animal production

   o medical device testing

   o contract research services

   o comprehensive health monitoring programs, including DNA testing, of animal colonies

   o testing services for human protein drug candidates

   o facility management services

Competitive Strengths

     Long-Standing Relationships with an Extensive Customer Base. Our customers consist primarily of large pharmaceutical companies, including the ten largest global pharmaceutical companies based on 1998 revenues, as well as biotechnology, animal health, medical device and diagnostics companies and hospitals, academic institutions and government agencies. We have many long-term, stable relationships with our customers as evidenced by the fact that all of our top 20 customers in 1989 remain our customers today. We have further strengthened our customer relationships by offering related biomedical products and services to our research model customers. Our customer base is also diversified with no individual customer accounting for more than 3% of net sales in 1998 and the top 30 customers representing approximately 30% of total net sales.

     Critical Component of Pharmaceutical Research. The research models we supply are essential to the new drug discovery and development process. FDA guidelines and certain foreign regulatory agencies for many years have required that new drug candidates be tested on two separate animal species in the pre-clinical stage. According to the Pharmaceutical Research and Manufacturers of America, total research and development spending in the United States by research-based pharmaceutical companies was $17 billion in 1998. While pharmaceutical companies generally invest large sums of money in developing new drugs, the purchase of research models typically represents an immaterial portion of the cost to commercialize a new drug. As a result, most customers are principally focused on the quality of the research model which is critical for achieving accurate and reproducible study results and facilitating timely FDA approval of new drug candidates. For these reasons, our reputation for high quality models and consistent product availability enable us to maintain and expand our customer relationships.

     Leading Market Position. We believe that our worldwide infrastructure, global staff of nearly 100 scientific professionals, 50 years of operating history and reputation for high quality products have established us as a global market leader in the commercial production and supply of research models. We maintain our leadership position through our well-established customer relationships, extensive high quality product offerings and our ability to provide complementary services. Our market leadership in research models has allowed us to capitalize on the significant research and development spending by large pharmaceutical companies, and more recently on outsourcing trends by our customers.

     Global Presence. We are a global provider of research models, with 49 facilities in the United States, Canada, Japan and many European countries. On a pro forma basis, our international business contributed approximately 36% of our net sales for the twelve-month period ended September 25, 1999. We believe that as our customers continue to

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expand globally, they are likely to prefer to deal with a select number of suppliers who have the ability to offer them a wide range of products and services worldwide and in a timely manner. In addition, our customers benefit from our global presence because it reduces potential exposure to biosecurity risks and, minimizes regulatory restrictions and costs relating to transporting research models over long distances. We provide our customers with uniform and consistent research models regardless of the location of their research study.

     Experienced and Motivated Management Team. Our senior management team has extensive experience in supplying the biomedical research industry, and an average of 17 years of experience with Charles River. Our senior management team, led by our chief executive officer, James C. Foster, has successfully grown our business, secured our current strong market positions, integrated eight strategic acquisitions since 1992 and positioned us for growth. Our senior management team has broadened our pure research model focus to also include being a leading supplier of biomedical products and services in several specialized niche markets. As a result of the recapitalization of our business, our management team indirectly holds 6.1% of the equity of Charles River, and expects to have the option to acquire additional equity of Charles River through a customary equity incentive plan.

Business Strategy

     Increase Sales in Research Models. We believe we can continue to increase our market share in this segment by introducing new research models, providing exceptional technical service and support, optimizing our existing price structure and product mix and maintaining reliable biosecurity. In general, we have been able to increase our prices at rates that are above the rate of inflation in the United States by maintaining high quality and specialized products, enhancing service and improving availability. We also have been focused on periodically adding higher value research models to our portfolio. These higher value research models tend to be premium priced, targeted towards specific disease conditions and provide us with an enhanced product mix that contributes to moderate but sustained growth in the research model business. We expect to continue to expand this segment, both through sustained growth in demand for already introduced models and the introduction of new models.

     Expand Value-Added Biomedical Products and Services. Our biomedical products and services segment has been our fastest growing segment over the past several years. We believe we can continue to grow this business by capitalizing on outsourcing trends, building upon our existing capabilities and increasing our global sales.

          Capitalize on Outsourcing Trends. Most of our biomedical products and services have been developed in response to the increasing outsourcing trends within the pharmaceutical industry. We believe this shift toward increased outsourcing began in response to the pharmaceutical companies' growing capabilities in identifying potential new drug compounds and the resulting resource constraints placed on pharmaceutical research infrastructures by non-core activities. By outsourcing their non-core activities to us, our customers can focus on proprietary drug development and streamline their drug development process. In response, we have expanded our offerings to include many pre-clinical research activities undertaken by our customers.

          Build Upon Our Existing Capabilities. As a result of our strong position in research models, our global presence and our professional expertise, we have the unique capability to offer related biomedical products and services to many of our customers. We intend to build upon this expertise to capture more outsourcing business opportunities by using our existing infrastructure, reputation for quality and extensive customer contacts. We believe there are numerous other opportunities for increasing our share of high value pre-clinical research services and products.

          Increase Our Global Sales. Our current biomedical products and services customer base is primarily composed of our domestic research model customers. We intend to continue to cross-sell our biomedical products and services to our existing international research model customers as well as seek new international customers for this segment. We believe that we can rapidly increase our global presence in this area by leveraging our existing international customer relationships and infrastructure.

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     Undertake Strategic Acquisitions and Alliances. We have a history of acquiring and successfully integrating small companies in both our research model and our biomedical products and services businesses. We expect that strategic acquisitions will continue to provide an additional source of long-term growth. In addition, we believe that our association with GHCP, one of our equity investors, will assist us in identifying attractive acquisition candidates while expanding our existing business. GHCP, which is comprised of several experienced healthcare executives, has a strategic partnership with DLJMB to invest in healthcare related businesses. The founding partners of GHCP who are represented on the Charles River board include Henry Wendt, former Chairman of SmithKline Beecham Corporation, Robert Cawthorn, former Chairman and CEO of Rhone-Poulenc Rorer Inc. and Douglas Rogers, founder of Kidder, Peabody's Health Care Group.

Business Segments

     Our business is divided into two segments, research models and related biomedical products and services.

Research Models

     The research model business is our core business and accounted for 70% of our 1998 sales. The business is principally comprised of small animals (rats, mice and other rodents), and primates.

     Small Animal Models

     Our largest product line is the small animal models group, which consists primarily of the production and sale of large numbers of purpose-bred rats and mice to researchers. We believe we are a commercial leader in this business, supplying rodents for research since 1947. We began as a supplier of outbred rats, with genetic characteristics representative of a random population, and over the years added other small animal species and strains to our product mix. We have also added inbred animals, which have essentially identical genes, hybrid animals, which are the offspring of two different inbred parents, spontaneous mutant animals, which contain a naturally occurring genetic mutation (such as immune deficiency) and transgenic animals, which contain genetic material transferred from another source. We believe we offer one of the largest selections of small animal models and provide our customers with high volume and high quality production. Our rats, mice and other rodent species (e.g., guinea pigs, hamsters) have been and continue to be some of the most extensively used research models in the world, largely as a result of our continuous commitment to innovation and quality in the breeding process. We provide our small animal models to numerous customers around the world, including pharmaceutical and biotechnology companies and hospitals and universities.

     The most common use of our small animal models is for the screening, discovery and testing of new drug candidates. For example, in order for a pharmaceutical company to file a complete submission for FDA approval of a new drug, it must provide evidence of safe and effective testing on two species of animal models, one small and one large, before moving into the clinic for testing on humans. Animal testing is used in order to identify, define, characterize and assess the safety of new drug candidates. Outbred, and increasingly, inbred mice are often the model of choice in early discovery and development work, while outbred rats are frequently used in safety assessment studies. Our models are also used in basic life science research within universities, hospitals and other research institutions. Unlike drug discovery, these uses are generally not specifically mandated by regulatory agencies such as the FDA, but instead are governed by the terms of government grants, institutional protocols as well as the scientific inquiry and peer review publication processes.

     Primates

     We provide primates to the research community, principally for use in drug development and testing studies. Primates are often used as the required large animal species in FDA or similar regulated testing protocols. We believe that the use of primates has been moderately increasing recently, as they are often the preferred model for testing the growing number of new drug candidates derived from human proteins, such as drugs developed in AIDS research.

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     Our largest primate business is located in Houston, where we import, quarantine, condition, hold and sell primates exported to us by our supplier in Mauritius. We believe that these primates are unique, in that they are naturally free of herpes B virus, a common virus present in the species which is transmissible to humans in a highly toxic form. We have a long-term supply contract under which our supplier provides us with a reliable stream of purpose-bred and feral animals. The contract expires in December 31, 2005 but is automatically renewed for an additional five-year period unless it is breached. We also have a primate import and quarantine facility in the United Kingdom.

Biomedical Products and Services

     Biomedical products and services include our newer, higher growth businesses, such as: SPF eggs; endotoxin testing; special animal services; diagnostics; biosafety testing; facility management; and medical device testing.

     SPF Eggs

     Fertile SPF chicken embryos within eggs are often used by animal health companies as a living "bioreactor," or self-contained manufacturing vehicle, to grow large quantities of live or killed avian viruses. These viruses are then used as the raw material in poultry vaccines. We are a leading supplier to the major global manufacturers of poultry vaccines, researchers and other users. We also provide specially raised SPF eggs for some human vaccines. We have entered into an agreement with a company that is in the FDA approval process for a nasal spray flu vaccine for human use that, if commercially successful, may significantly increase our existing SPF eggs business.

     We have a worldwide presence that includes several SPF eggs production facilities in the United States, as well as facilities in Germany and in Australia. We have a joint venture in Mexico and a franchise in India. We also operate a specialized avian laboratory in Storrs, Connecticut which provides support services to our customers.

     Endotoxin Testing

     We are a market leader in the endotoxin testing business, which is used to test quality control samples of injectable drugs and devices, their components and the processes under which they are manufactured, for the presence of endotoxin. Endotoxins are fever producing pathogens or toxic compounds that are highly toxic to humans when sufficient quantities are introduced into the body. Quality control testing for endotoxin contamination by our customers is a mandatory FDA requirement for injectable drugs and devices, and the manufacture of the test kits and reagents is regulated by the FDA as a medical device. Endotoxin testing uses a processed extract from the blood of the horseshoe crab, known as limulus amebocyte lysate, or "LAL." The LAL test is the first and one of the only FDA validated in vitro alternatives to an animal model test, specifically the rabbit pyrogen test. The process of extracting blood is not harmful to the crabs, which are subsequently returned to their natural ocean environment. We produce and distribute test kits and reagents to pharmaceutical and biotechnology medical device and product companies on a global basis.

     Special Animal Services

     Special Animal Services, or SAS, provides services for our customers to help them maintain, improve, breed and test animals purchased or created by them for biomedical research activities. Our special animal services business includes: transgenic breeding, model characterization and scale-up, genetic testing and characterization, quarantine, embryo cryopreservation, embryo transfer, rederivation, and health and genetic monitoring. We provide these services to more than 100 customers around the world, from pharmaceutical and biotechnology companies to hospitals and universities, and maintain more than 150 different lines of research models. Our Contract Research Services business is a discrete unit within the SAS business that provides more advanced or specialized research model studies. These projects not only capitalize on our strong historical research model capabilities, but also exploit more recently developed capabilities in protocol development, animal micro-surgery, dosing techniques, drug efficacy testing and data management and analysis. We initiated SAS five years ago in response to our customers' outsourcing needs. The business is managed and staffed by a senior team that was trained and developed internally. This business leverages the technologies and relationships associated with our research model business.

     Diagnostics

     Diagnostics is an internally developed business that was built upon the scientific foundation created by the diagnostic laboratory needs of our research model business. We now provide commercial laboratory services to monitor and analyze the health and genetics of our customers' research models used in their research protocols. We may serve as the customer's sole source testing laboratory, or as a back-up source supporting some internal capability. Our diagnostics business is principally located in Wilmington, Massachusetts and Troy, New York.

     Biosafety Testing

     We recently entered the evolving business generally known as "biosafety testing." This is a specialized area of non-clinical quality control testing that is frequently outsourced by both pharmaceutical and biotechnology companies. The testing services we provide allow the customer to determine if the human protein drug candidates, or the process for manufacturing those products, are essentially "pure," or free of residual biological materials. The bulk of this testing work is required by the FDA, either for obtaining new drug approval or maintaining a licensed manufacturing capability. Our scientific staff consults with customers in the areas of process development, validation, manufacturing scale-up, and biological tests. Our biosafety business is located in Malvern, Pennsylvania.

     Facility Management

     Facility management involves managing the animal care function and facilities on behalf of government, academic, pharmaceutical and biotechnology companies. This business builds upon our core capabilities as a leading provider of high quality research models. We now manage all or a part of the animal care facilities of several commercial, government and academic institutions in both the United States and Europe.

     Medical Device Testing

     We have capabilities in medical device testing that are complementary to our research model business, especially in the large and growing cardiovascular field, using large research models. This business also provides services in support of animal and human health research, most notably in the area of new drug and vaccine development and experimental xenotransplantation of whole organs and tissues from swine to humans. Our medical device testing business is located in Southbridge, Massachusetts.

     Sierra

     Sierra, which we recently acquired, is a pre-clinical biomedical services company with expertise in drug safety and efficacy assessment studies using research models. Sierra offers its services to biotechnology, pharmaceutical and medical device companies that are principally focused on conducting studies needed in the early stages of drug development, especially those that require highly specialized scientific capabilities. Sierra has expertise in conducting critical developmental studies on potential new drugs and devices using research models, including short-term evaluations of potential new treatment for human or animal disease conditions.

Customers

     Our customers consist primarily of large pharmaceutical companies, including the ten largest pharmaceutical companies based on 1998 revenues, as well as biotechnology, animal health, medical device and diagnostic companies and hospitals, academic institutions and government agencies. We have many long-term, stable relationships with our customers as evidenced by the fact that all of our top 20 customers in 1989 remain our customers today.

     During 1998, in both the research models and biomedical products and services businesses, approximately two-thirds of our sales were to pharmaceutical and biotechnology companies, and the balance to hospitals, universities and the government.

Sales, Marketing and Customer Support

     We sell our products and services principally through a direct sales force. As of September 25, 1999, we have approximately 51 employees engaged in field sales, of which 30 are in the United States, 12 are in Europe and 9 are with our joint venture company in Japan. The direct sales force is supplemented by a network of international distributors for certain of our biomedical product and services businesses.

     Our internal marketing groups support the field sales staff, while developing and implementing programs to create close working relationships with customers in the biomedical research industry. Our web site, www.criver.com, is an effective marketing tool, and has become recognized as a valuable resource in the laboratory animal field by a broad spectrum of industry leaders. Our website is not incorporated by reference in this prospectus.

     We maintain both a customer service and technical assistance department, which services our customers' routine and more specialized needs. We frequently assist our customers in solving problems related to animal husbandry, health and genetics, biosecurity, protocol development and other areas in which our internal expertise is recognized as a valuable customer resource.

Research and Development

     We do not maintain a fully dedicated research and development staff. Rather, this work is done on an individual project basis or through a university or other forms of collaborations. Our annual dedicated research and development spending was $1.5 million in 1996, $1.4 million in 1997, $1.4 million in 1998 and $0.4 million for the nine months ended September 25, 1999. Our approach to developing new products or services is to extend our base technologies into new applications and fields, and to license or acquire technologies to serve as a platform for the development of new businesses that service our existing customer base. Our research and development focus is principally on developing projects that improve our productivity or processes.

Industry Support and Animal Welfare

     Among the shared values of our employees is a concern for and commitment to animal welfare. We have been in the forefront of animal welfare improvements in our industry, and continue to demonstrate our commitment with special recognition programs for employees who demonstrate an extraordinary commitment in this critical area of our business.

     We support a wide variety of organizations and individuals working to further animal welfare as well as the interests of the biomedical research community. We fund internships in laboratory animal medicine, provide financial support to non-profit institutions that educate the public about the benefits of animal research, and provide awards and prizes to outstanding leaders in the laboratory animal medicine field. Our primate import business dedicates a portion of its net sales, through a royalty, to support similar programs and initiatives.

Employees

     As of September 25, 1999, we have approximately 2,430 employees, including nearly 100 professionals with advanced degrees (DVMs, PhDs and MDs). Our employees are not unionized in the United States, though we are unionized in certain European locales, consistent with local custom for our industry. We believe that we have a good relationship with our employees.

Competition

     Our strategy is to be the leader in each of the markets in which we participate. Our competitors are generally different in each of our business areas.

     In our research models business segment, we have three smaller competitors in the United States, several smaller ones in Europe, and two in Japan. Of our main United States competitors, two are privately held businesses and the third is a government financed non-profit institution. We believe that none of our competitors for research models has our comparable global reach, financial strength, breadth of product offering or pharmaceutical industry relationships.

     We have several competitors in our biomedical products and services business segment. A few of our competitors in our biomedical products and services business are larger than we are; however, many are smaller and more regionalized. Expansion by our competitors in other areas in which we operate could affect our competitive position. Of all of our businesses, we have the smallest relative share in the biosafety testing market, where the market leader is a well established company.

     We generally compete on the basis of quality, reputation, and availability, which is supported by our international presence with strategically located facilities.

Environmental Matters; Legal Proceedings

     Our operations and properties are subject to extensive foreign and federal, state and local environmental protection and health and safety laws and regulations. These laws and regulations govern, among other things, the generation, storage, handling, use and transportation of hazardous materials and the handling and disposal of hazardous and biohazardous waste generated at our facilities. Under such laws and regulations, we are required to obtain permits from governmental authorities for certain operations. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. Under certain environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third party waste disposal sites.

     Although we believe that our costs of complying with current and future environmental laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not materially adversely affect our business, results of operations or financial condition, we cannot assure you that they will not do so.

     We have for many years been engaged in disputes with federal, state and local authorities and private environmental groups regarding damage to mangrove plants resulting from our maintaining a free range primate breeding operation on two islands we purchased in the Florida Keys. To settle our disputes, we have agreed to move the primates off the islands, and thereafter transfer the real property to the government. We have also agreed to refoliate the islands at our cost, restoring them to their conditions prior to our arrival. Despite our best efforts, we have not been able to successfully replant the lost mangroves, principally due to the presence of a free range animal population and storms. We believe that we will finally resolve these disputes by successfully refoliating the islands over the next three years.

     We are not a party to any other material legal proceedings, other than ordinary routine litigation incidental to our business which is not otherwise material to our business or financial condition.

Regulatory Matters

     Certain of our business activities are currently regulated by the AWA, which governs the treatment of certain animals intended for use in research. Much of our United States small animal research model business, which is predominantly rats and mice, is not subject to regulation under the AWA although we comply with licensing and registration requirement standards set by the USDA for handling animals, including breeding, maintenance and transportation of our animals. Birds, including the chickens used in our United States SPF egg business, are also not subject to AWA regulations. However, the USDA, which enforces the AWA, is presently considering changing the regulations issued pursuant to the AWA, in light of judicial action, to include rats, mice and birds within its coverage. The AWA imposes a wide variety of specific regulations on producers and users of animal subjects, most notably cage size, shipping conditions and environmental enrichment methods. Our animal production facilities in the United States are accredited by a highly regarded member association known as AAALAC, which maintains standards that often exceed those of the USDA.

     Our biomedical products and services businesses are also generally regulated by the USDA, and in the case of our endotoxin testing business, the FDA. Our manufacture of test kits and reagents for endotoxin testing is subject to regulation by the FDA, under the authority of the Federal Food, Drug, and Cosmetic Act. We are required to register with the FDA as a device manufacturer and are subject to inspection on a routine basis for compliance with the FDA's Quality System Regulations. These regulations require that we manufacture our products and maintain our documents in a prescribed manner with respect to manufacturing, testing and control activities. We are in receipt of a "warning letter" from the FDA for quality control deficiencies with regard to our Charleston, South Carolina facility, and are attempting to address the agency's concerns. See "Risk Factors--We must comply with many federal, state and local rules and regulations."

Properties

     The following charts provide summary information on our properties. The first chart lists the sites we own, and the second chart the sites we lease. Most of our material leases expire from 2000 to 2005.

                                  Sites--Owned


                                      No. of
Country                               Sites           Total Square Feet          Principal Functions
------------------------------------- -------        -------------------   -------------------------------
Canada...............................       1                48,789         Office, Production, Laboratory
France...............................       3               373,214         Office, Production, Laboratory
Germany..............................       3               122,314         Office, Production, Laboratory
Italy................................       1                36,677         Office, Production, Laboratory
Japan................................       3               114,831         Office, Production, Laboratory
Netherlands..........................       1                 6,502               Office, Production
United Kingdom.......................       2                67,331         Office, Production, Laboratory
USA..................................      19               732,980         Office, Production, Laboratory
                                        -----             ---------
Total................................      33             1,502,638
                                        =====             =========

                                                     Sites--Leased


                                      No. of
Country                               Sites           Total Square Feet          Principal Functions
------------------------------------- -------        -------------------   -------------------------------
Australia............................       1                16,787               Office, Production
Belgium..............................       1                16,140               Office, Production
Czech Republic.......................       1                23,704         Office, Production, Laboratory
Hungary..............................       1                 4,681         Office, Production, Laboratory
Spain................................       1                 3,228             Production, Laboratory
Sweden...............................       1                 8,070                   Production
USA(1)...............................      10               255,895         Office, Production, Laboratory
                                        -----               -------
Total................................      16               328,505
                                        =====               =======

-------------------

(1) Includes two properties leased by Sierra with a total square footage of 116,751 square feet.

                                   MANAGEMENT

          The following table sets forth the name, age and position of each person who is an executive officer, significant member of our management, or director of our company as of the Recapitalization. Each director also serves as a director of Holdings.


Name                                                  Age        Position
-----                                                 -----      -----

James C. Foster....................................   48         President, Chief Executive Officer and Director
Real H. Renaud.....................................   52         Senior Vice President and General Manager,
                                                                 European and North American Animal Operations
Thomas F. Ackerman.................................   45         Vice President and Chief Financial Officer
David P. Johst.....................................   37         Vice President, Human Resources and
                                                                 Administration
Dr. Charn Sun Lee..................................   55         Vice President, Asian Operations
Julia D. Palm......................................   52         Vice President and General Manager, Biotech
                                                                 Products and Services
Dennis R. Shaughnessy .............................   41         Vice President, Corporate Development, General
                                                                 Counsel and Secretary
Dr. Jorg M. Geller.................................   43         Vice President, Charles River Europe;
                                                                 President, Charles River SPAFAS
Gilbert M. Slater..................................   61         Vice President, Sales & Marketing
Robert Cawthorn....................................   63         Director
Stephen D. Chubb...................................   55         Director
Thompson Dean......................................   41         Director
Stephen C. McCluski................................   47         Director
Reid S. Perper.....................................   40         Director
Douglas E. Rogers..................................   44         Director
William Waltrip....................................   62         Director
Henry C. Wendt.....................................   66         Director

     James C. Foster joined Charles River in 1976 as General Counsel. Over the past 23 years, Mr. Foster has held various staff and managerial positions with Charles River, culminating in Mr. Foster being named Charles River's President and Chief Operating Officer in 1991. He has served as our President and Chief Executive Officer since 1992. Mr. Foster also serves on the Board of Directors of BioTransplant, Inc.

     Real H. Renaud joined Charles River in 1964 and has 35 years of small animal production and related management experience. In 1986, Mr. Renaud became Charles River's Vice President of Production, with responsibility for overseeing our North American small animal operations, and was named Vice President, Worldwide Production in 1990. Mr. Renaud assumed his current position in 1996, following a two-year European assignment during which he provided direct oversight to Charles River's European operations.

     Thomas F. Ackerman joined Charles River in 1988 with over eleven years of combined public accounting and international finance experience. He was named Controller, North America in 1992 and became our Vice President and Chief Financial Officer in 1996. He is currently responsible for overseeing Charles River's Accounting and Finance Department, as well as our Information Management & Technology Group. Prior to joining Charles River, Mr. Ackerman was an accountant at Arthur Anderson & Co.

     David P. Johst joined Charles River in 1991 as Corporate Counsel and was named Vice President, Human Resources in 1995. He assumed his current position in 1996, and is responsible for overseeing Charles River's Human Resources Department, as well as several other corporate staff departments. He also serves as our attorney on labor relations matters. Prior to joining Charles River, Mr. Johst was a corporate associate at Boston's Hale and Dorr.

     Dr. Charn Sun Lee joined Charles River in 1975 as a Staff Veterinarian and has 24 years of experience in laboratory animal medicine. In 1995, Dr. Lee was named Vice President, Asian Operations and serves as our primary corporate liaison in dealings with Charles River Japan, providing both business and technical support.

     Julia D. Palm joined Charles River in 1995 with nearly 20 years of management and marketing experience in the medical device and biotechnology industries. Prior to joining Charles River, she held various positions with Becton Dickinson, National Medical Care and W. R. Grace, and served as President of W.R. Grace's Amicon Division immediately prior to joining us. Ms. Palm has responsibility for overseeing our portfolio of biotechnology companies on a worldwide basis.

     Dennis R. Shaughnessy joined Charles River in 1988 as Corporate Counsel and was named Vice President, Business Affairs in 1991. Prior to joining Charles River, Mr. Shaughnessy was a corporate associate at Boston's Testa, Hurwitz & Thibeault and previously served in government policy positions. He assumed his current position in 1994 and is responsible for overseeing our business development initiatives on a worldwide basis, as well as handling our overall legal affairs. Mr. Shaughnessy also serves as our Corporate Secretary.

     Dr. Jorg M. Geller joined Charles River in 1986 as Production Manager for German operations. In 1994, Dr. Geller was named Vice President, Charles River Europe, with responsibility for overseeing operations in Germany and Eastern Europe, as well as implementing Charles River's strategic growth and diversification initiatives in the European market. In 1997, Dr. Geller became President of Charles River's SPAFAS subsidiary where he oversees the worldwide operations of SPAFAS in addition to his current European responsibilities.

     Gilbert M. Slater joined Charles River in 1960, in connection with our acquisition of a privately held laboratory animal supplier which included Mr. Slater as one of its principals. Mr. Slater assumed his position as Vice President of Sales & Marketing in January of 1998. Mr. Slater has extensive knowledge of the U.S. market for laboratory research animals based on more than 40 years of direct sales and customer relations experience. Mr. Slater also oversees Charles River's industry relation initiatives and serves as our key point of contact in dealings with major laboratory animal customers.

     Robert Cawthorn has been a Managing Director of Global Health Care Partners, a group of DLJ Merchant Banking, Inc. since 1997. Previously, Mr. Cawthorn was Chief Executive Officer and Chairman of Rhone-Poulenc Rorer Inc. and an Executive Officer of Pfizer International and the first President of Biogen Inc. Mr. Cawthorn serves as a director of CBS Corporation and Sunoco, Inc.

     Stephen D. Chubb has been Chairman, Director and Chief Executive Officer of Matritech, Inc. since its inception in 1987. Previously, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Company.

     Thompson Dean has been a Managing Partner of DLJ Merchant Banking, Inc. since November 1996. Previously, Mr. Dean was a Managing Director of DLJ Merchant Banking, Inc. and its predecessor since January 1992. Mr. Dean serves as a director of Commvault Inc., Von Hoffmann Press, Inc., Manufacturer's Services Limited, Phase Metrics, Inc., AKI Holdings Corp., Amatek Ltd., DeCrane Aircraft Holdings Inc., Insilco Holding Corporation, Formica Corporation and Mueller Group, Inc.

     Stephen C. McCluski has been Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated since 1995. Previously, Mr. McCluski served as Vice President and Controller of Bausch & Lomb Incorporated and President of Outlook Eyewear Company.

     Reid S. Perper has been a Principal of DLJ Merchant Banking, Inc. since January 1996. Prior to that time, Mr. Perper had been a Vice President of DLJ Merchant Banking, Inc. since January 1993. Mr. Perper was formerly a director of IVAC Holdings, Inc. and Fiberite Holdings, Inc.

     Douglas E. Rogers has been Managing Director of Global Health Care Partners, a group of DLJ Merchant Banking, Inc. since 1996. Previously, Mr. Rogers was Vice President at Kidder Peabody & Co., Senior Vice President at Lehman Brothers, and head of U.S. Investment Banking at Baring Brothers. Mr. Rogers serves as a director of Computerized Medical Systems, Inc. and Wilson Greatbatch Ltd.

     William Waltrip has been director of Bausch & Lomb Incorporated since 1985, and Chairman of the Board of Directors of Technology Solutions Company since 1993. He is also a director of Teachers Insurance and Annuity Association, Thomas & Betts Corporation and Technology Solutions Company. Previously, Mr. Waltrip served as Chairman and Chief Executive Officer of Bausch & Lomb Incorporated, as Chief Executive Officer of Technology Solutions Company, as Chairman and Chief Executive Officer of Biggers Brothers, Inc., and as Chief Operating Officer of IU International Corporation. He was also previously President and Chief Executive Officer and a director of Purolator Courier Corporation.

     Henry C. Wendt has been the Chairman of Global Health Care Partners, a group of DLJ Merchant Banking, Inc. since 1996. Previously, Mr. Wendt was Chairman of SmithKline Beecham Corporation and President and Chief Executive Officer of SmithKline Beckman Corp. prior to its merger with Beecham and served as founder and First Chairman of Pharmaceutical Partners for Better Health Care. Mr. Wendt serves as a director of Allergen, Inc., Atlantic Richfield Company, Computerized Medical Systems, The Egypt Investment Company, West Marine Products and Wilson Greatbatch Ltd.

                             EXECUTIVE COMPENSATION

     The aggregate remuneration of our chief executive officer during 1998 and the four other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended December 26, 1998, is set forth in the following table:

                           Summary Compensation Table


                                                                               Long Term
                                                                             Compensation
                                                                       ------------------------
                                                                       Restricted    Securities
                                                                          Stock      Underlying    All Other
Name and Principal Position                      Annual                 Awards(s)     Options     Compensation
--------------------------------------    -------------------          ----------    ----------   ------------
                                          Salary        Bonus
                                           -----        -----
James C. Foster........................   $308,700      $230,705(1)      4,500        19,000      $204,985(2)
   Director, President and Chief
      Executive Officer
Real H. Renaud.........................    212,000      99,814            --           4,200        64,834(3)
   Senior Vice President and
      General Manager, European
      and North American Animal
      Operations
David P. Johst.........................    146,800      69,911            --           4,200        69,871(4)
   Vice President, Human
      Resources and Administration
Julia D. Palm..........................    165,200      50,829            --           1,720        66,953(5)
   Vice President and General
      Manager, Biotech Products
      and Services
Dennis R. Shaughnessey.................    167,800      79,898            --           4,200        82,056(6)
   Vice President, Corporate
      Development, General
      Counsel and Secretary

-------------------

(1) Includes $12,000 in cash paid to Mr. Foster under Bausch & Lomb's Long Term Incentive Plan during 1998.

(2) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan and EVA Long-Term Incentive Plan ($168,068) and Employee Savings Plan ($3,200), costs associated with a corporate automobile ($23,861) and corporate club dues and services ($9,856).

(3) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan ($40,075) and Employee Savings Plan ($3,200) and costs associated with a corporate automobile ($21,559).

(4) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan ($54,982) and Employee Savings Plan ($3,200) and costs associated with a corporate automobile ($11,689).

(5) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan ($50,691) and Employee Savings Plan ($3,200) and costs associated with a corporate automobile ($13,062).

(6) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan ($57,956) and Employee Savings Plan ($2,132) and costs associated with a corporate automobile ($21,968).

          Stock Options

     The following table presents material information regarding options to acquire shares of Bausch & Lomb's common stock granted to our named executive officers in 1998.

                        Option Grants in 1998 Fiscal Year


                                             Individual Grants                      Potential Realizable Value
                            ------------------------------------------------                at Assumed
                             Number of   Percent of Total                            Annual Rates of Stock Price
                            Securities       Options                                         Appreciation
                            Underlying     Granted to     Exercise or                     for Option Term(1)
                              Options     Employees in    Base Price  Expiration    ---------------------------------
Name                        Granted(#)   Fiscal Year(%)     ($/Sh)       Date        0%($)     5%($)        10%($)
-----                       ----------   --------------   ----------  ----------    -----     -----         -----
James C. Foster.............     19,000       1.36%        50.94       7/27/08       --      608,682      1,542,520
Real H. Renaud..............      4,200       0.30%        50.94       7/27/08       --      134,551        340,978
David P. Johst..............      4,200       0.30%        50.94       7/27/08       --      134,551        340,978
Julia D. Palm...............      1,720       0.12%        50.94       7/27/08       --       55,102        139,639
Dennis R. Shaughnessy.......      4,200       0.30%        50.94       7/27/08       --      134,551        340,978

-------------------

(1) We cannot assure you that the value realized by an optionee will be at or near the amount estimated using this model. These amounts rely on assumed future stock price movements which management believes cannot be predicted with a reliable degree of accuracy. These amounts are based on the assumption that the option holders hold the options granted for their full term. The column headed "0% ($)" is included to illustrate that the options were granted at fair market value and option holders will not recognize any gain without an increase in the stock price, which increase benefits all shareholders commensurately.

     The following table provides material information related to the number and value of options exercised during 1998 and the value of options held by the named executive officers at the end of 1998. On December 26, 1998, the closing sale price of Bausch & Lomb common stock on NYSE was $58 11/16 .

     Aggregated Option Exercises in 1998 Fiscal Year and Fiscal Year-End Option Values

                                                                       Number of Securities
                                                                     Underlying Unexercised    Value of Unexercised
                                                                            Options           In-the-Money Options at
                                           Shares                      at Fiscal Year-End (#)      Year End ($)(2)
                                        Acquired on  Value Realized  -----------------------  --------------------------
Name                                    Exercise (#)   ($)(1)        Exercisable Unexercisable Exercisable Unexercisable
-----                                  ------------- --------------  ----------- ------------- ----------- -------------
James C. Foster.........................     362       10,238           73,740    37,760       1,244,664     497,373
Real H. Renaud..........................   5,036       82,873           17,696     9,418         257,909     125,719
David P. Johst..........................   3,144       64,194            7,370     8,407         105,561     111,026
Julia D. Palm...........................   1,880       39,600            3,214     4,267          60,463      64,727
Dennis R. Shaughnessy...................   6,890       54,303            1,650     8,350          15,469     109,697

-------------------

(1) Value realized represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without consideration for any issues or brokerage expenses which may have been owed.

(2) Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value on December 26, 1998.

Employee Agreements and Compensation Arrangements

     We do not currently have employment agreements with any of our named executive officers.

Director Compensation

     We intend to pay our independent directors $10,000 per year and $1,000 per board meeting, plus travel expenses.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All of our common stock is held by Holdings. The following table sets forth certain information with respect to the beneficial ownership of Holdings common stock by (a) any person or group who beneficially owns more than five percent of Holdings common stock, (b) each of our directors and executive officers and (c) all directors and officers as a group.


                                                                             Percentage of
                                                                              Outstanding
Name of Beneficial Owner:                                                   Common Stock(1)
------------------------                                                    ---------------
DLJ Merchant Banking Partners II, L.P. and related investors(2)(3).........     71.9%
Bausch & Lomb Incorporated.................................................     12.5%
James C. Foster(4).........................................................      2.0%
Real H. Renaud(4)..........................................................        *
Thomas F. Ackerman(4)......................................................        *
David P. Johst(4)..........................................................        *
Dr. Charn Sun Lee(4).......................................................        *
Julia D. Palm(4)...........................................................        *
Dennis R. Shaughnessy(4)...................................................        *
Dr. Jorg M. Geller(4)......................................................        *
Gilbert M. Slater(4).......................................................        *
Robert Cawthorn(5).........................................................       --
Stephen D. Chubb...........................................................       --
Thompson Dean(5)...........................................................       --
Stephen C. McCluski........................................................       --
Reid S. Perper(5)..........................................................       --
Douglas E. Rogers(5).......................................................       --
William Waltrip............................................................       --
Henry C. Wendt(5)..........................................................       --
Officers and directors as a group(4).......................................      6.1%

-------------------
* less than 1%.

(1) Under the SEC's rules, each person or entity is deemed to be a beneficial owner with the power to vote and direct the disposition of these shares.

(2) Consists of shares held indirectly through CRL Acquisition LLC by the DLJMB Funds and the following related investors: DLJ Merchant Banking Partners II-A, L.P.; DLJ Investment Partners, L.P.; DLJ Offshore Partners II, C.V.; DLJ Capital Corp.; DLJ Diversified Partners, L.P.; DLJ Diversified Partners-A, L.P.; DLJ Millennium Partners, L.P.; DLJ Millennium Partners-A, L.P.; DLJMB Funding II, Inc.; DLJ First ESC L.P.; DLJ EAB Partners, L.P.; DLJ ESC II, L.P.; Sprout Capital VIII, L.P. and Sprout Venture Capital, L.P. See "Certain Relationships and Related Party Transactions" and "Plan of Distribution." The address of each of these investors is 277 Park Avenue, New York, New York 10172, except the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(3) Does not include the effect of warrants issued previously with the old notes or in connection with the issuance by Holdings of senior discount debentures with warrants to the DLJMB Funds and other investors. If such warrants were exercised, the percentage of outstanding common stock beneficially owned by DLJ Merchant Banking Partners II, L.P. and related investors would decrease by 1.0%.

(4)  Consists of shares held indirectly through CRL Acquisition LLC.

(5) Messrs. Cawthorn, Dean, Perper, Rogers and Wendt are officers of DLJ Merchant Banking, Inc., an affiliate of the DLJMB Funds and the initial purchaser. Shares shown for Messrs. Cawthorn, Dean, Perper, Rogers and Wendt exclude shares shown as held by the DLJMB Funds, as to which they disclaim beneficial ownership. The address of each of these investors is 277 Park Avenue, New York, New York 10172.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Recapitalization

     Financial Advisory Fees and Agreements

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ Securities Corporation"), an affiliate of the DLJMB Funds, acted as financial advisor to us and was also the initial purchaser of the old notes. We paid customary fees to DLJ Securities Corporation as compensation for its services as financial advisor and initial purchaser. DLJ Capital Funding, an affiliate of the DLJMB Funds, received customary fees and reimbursement of expenses in connection with the arrangement and syndication of the new credit facility and as a lender thereunder. The aggregate amount of all fees paid to the DLJ entities in connection with the Recapitalization and the related financing was approximately $13.2 million plus out-of-pocket-expenses.

     Pursuant to the investors' agreement described below, for a period of five years from the date of the investors' agreement, DLJ Securities Corporation or any of its affiliates will be engaged as the exclusive financial and investment banking advisor of Holdings. We expect that DLJ Securities Corporation or such affiliate will receive customary fees for such services rendered and will be entitled to reimbursement for all reasonable disbursements and out-of-pocket expenses incurred in connection with such engagement. We expect that any such arrangement will include provisions for the indemnification of DLJ Securities Corporation against certain liabilities, including liabilities under the federal securities laws.

     CRL Acquisition LLC Operating Agreement

     CRL Acquisition LLC, DLJMB Funds, management and certain other investors entered into an operating agreement at the effective time of the Recapitalization. The operating agreement provides, among other things, that any person acquiring limited liability company units of CRL Acquisition LLC who is required by the operating agreement or by any other agreement or plan of CRL Acquisition LLC to become a party to the operating agreement will execute an agreement to be bound by the operating agreement.

     The terms of the operating agreement restrict transfers of the limited liability company units of CRL Acquisition LLC by certain investors or management and certain future limited liability company unit holders parties thereto. The agreement provides for, among other things:

  o the ability of the other limited liability company unit holders to participate in certain sales of units of CRL Acquisition LLC by the DLJMB Funds

  o the ability of the DLJMB Funds to require the other limited liability company unit holders to sell limited liability company units of CRL Acquisition LLC in certain circumstances should the DLJMB Funds choose to sell any such units owned by them

     The operating agreement also provides that DLJMB Funds has the right to appoint the three members of the board of directors of CRL Acquisition LLC, including the chairman.

   Investors' Agreement

     Holdings, CRL Acquisition LLC, CRL Holdings, Inc. (a subsidiary of B&L), management and certain other investors entered into an investors' agreement at the effective time of the Recapitalization. The investors' agreement provides, among other things, that any person acquiring shares of common stock of Holdings who is required by the investors' agreement or by any other agreement or plan of Holdings to become a party to the investors' agreement will execute an agreement to be bound by the investors' agreement.

     The terms of the investors' agreement restrict transfers of the shares of Holdings' common stock by CRL Holdings Inc., management and certain other investors and certain future shareholders parties thereto. The agreement provides for, among other things:

   o the ability of certain other shareholders to participate in certain sales of shares of Holdings by CRL Acquisition LLC or its permitted transferees

   o the ability of DLJMB Funds or CRL Acquisition LLC to require the other shareholders to sell shares of Holdings in certain circumstances should the DLJMB Funds or CRL Acquisition LLC choose to sell any such shares owned by them

   o certain registration rights with respect to shares of common stock of Holdings, including rights to indemnification against certain liabilities, including liabilities under the Securities Act

   o the right of CRL Holdings Inc. to sell to Holdings all of the common stock of Holdings acquired by it as of the closing date of the Recapitalization and still held by it, beginning on the date that substantially all of the debt of Holdings and its subsidiaries is either repaid or refinanced and such refinanced debt permits it (such right terminates upon the occurrence of certain events, including an initial public offering, or 12 years from the closing date of the Recapitalization)

   o pre-emptive rights of all the parties, other than CRL Acquisition LLC and its permitted transferees, to acquire its pre-emptive portion of Holdings common stock in certain instances when Holdings proposes to issue common stock

     The investors' agreement also provides that DLJ Merchant Banking Partners II, L.P. has the right to appoint seven of the nine members of the board of directors of Holdings, including the chairman.

Transactions with Officers and Directors

     In connection with the Recapitalization, certain of our officers purchased units of CRL Acquisition LLC, some of whom also borrowed funds up to a maximum aggregate amount of $1.3 million from DLJ Inc. secured by their units. James C. Foster borrowed $.3 million and each of Real H. Renaud, Thomas F. Ackerman and Dennis R. Shaughnessy borrowed approximately $0.2 million. Two weeks after the consummation of the Recapitalization, the loans matured and were repaid by the officers, partially with funds borrowed from Charles River up to a maximum aggregate amount of $.9 million. The loans from Charles River matures in ten years and interest accrues at the initial rate of the Term Loan B of the new credit facility. Each loan is secured by units in CRL Acquisition LLC held by the borrower, 25% of each loan is recourse to the borrower and all proceeds from the sale of such equity and options will be used to pay down the loan until it is repaid in full. All payments due under each loan accelerates immediately upon the termination of the borrower's employment with Charles River for any reason.

                       DESCRIPTION OF NEW CREDIT FACILITY

     The new credit facility was provided by a syndicate of financial institutions led by DLJ Capital Funding, as sole book runner, lead arranger and syndication agent. The new credit facility includes a $40.0 million term loan A facility, a $120.0 million term loan B facility and a $30.0 million revolving credit facility, which provides for loans and under which up to $15.0 million in letters of credit may be issued. The term loan A facility matures six years after the closing date of the facility, the term loan B facility matures eight years after the closing date of the facility and the revolving facility matures six years after the closing date of the facility. The revolving credit facility is subject to a potential, but uncommitted, increase of up to $25 million at our request at any time prior to such revolving credit facility maturity date. Such increase will be available only if one or more financial institutions agrees, at the time of our request, to provide it.

     Loans under the term loan A facility and the revolving facility will bear interest, at our option, at the alternate base rate or the reserve adjusted LIBOR rate plus, in each case, applicable margins of 3.00% for LIBOR loans and 1.75% for base rate loans. Loans under the term loan B facility will bear interest, at our option, at the alternate base rate or the reserve adjusted LIBOR rate plus, in each case, applicable margins of 3.75% for LIBOR loans and 2.50% for base rate loans. We pay commitment fees in an amount equal to 0.50% per annum on the daily average unused portion of the revolving credit facility. Such fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility. Beginning approximately six months after the closing date of the new credit facility, the applicable margins applicable to loans under the term loan A facility and the revolving facility and commitment fees will be determined based on the ratio (the "Leverage Ratio") of consolidated total debt to consolidated EBITDA (as defined in the new credit facility) of us and our restricted subsidiaries (as defined in the new credit facility).

     We will pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the new credit facility at a rate per year equal to the margin applicable to LIBOR loans under the revolving facility (in the case of standby letters of credit) or 1.25% (in the case of commercial letters of credit), which shall be shared by all lenders participating in the relevant letters of credit. In addition, we will pay an additional fee to the issuer of each letter of credit in an amount agreed between us and the issuer.

     The term loan A is subject to the following amortization schedule:

                                                                 Term Loan
Year                                                         Amortization (%)
-----                                                        ----------------
1............................................................       0%
2............................................................        5
3............................................................       10
4............................................................       20
5............................................................       25
6............................................................       40

     The term loan B is subject to the following amortization schedule:


                                                                 Term Loan
Year                                                         Amortization (%)
-----                                                        ----------------
1-7..........................................................         1%
8............................................................        93

     The new credit facility is subject to mandatory prepayment:

  o with the net cash proceeds of the sale or other disposition of any property or assets of, or receipt of casualty proceeds by, us or any of our restricted subsidiaries, subject to certain exceptions, including an exception for reinvestment in our and our restricted subsidiaries' business,

  o with 50% of the net cash proceeds received from the issuance of equity securities of Holdings, us or any of our restricted subsidiaries (subject to certain exceptions) so long as the Leverage Ratio following such payment would exceed 3.5:1,

   o with the net cash proceeds received from issuances of debt securities by Holdings, us or any of our restricted subsidiaries (subject to certain exceptions) and

   o with 50% of excess cash flow (as defined in the new credit facility) for each fiscal year so long as the Leverage Ratio following such payment would exceed 3.5:1.

     All mandatory prepayment amounts will be applied first to the prepayment of the term loans.

     All of our future domestic restricted subsidiaries will be guarantors of the new credit facility. Our obligations under the new credit facility will be secured by:

   o all of our stock,

     all of our existing and after-acquired personal property and all the existing and after-acquired personal property of our future domestic restricted subsidiaries, including a pledge of all of the equity interests of all our future restricted subsidiaries held by us or any of our restricted subsidiaries and no more than 65% of the equity interests of any foreign restricted subsidiary, and all intercompany debt in our favor,

   o first-priority perfected liens on all of our material existing and after-acquired real property fee and leasehold interests, subject to customary permitted liens (as defined in the new credit facility), and

   o a negative pledge on all of our and our subsidiaries' assets.

     The new credit facility contains customary covenants and restrictions on our ability to engage in certain activities, including, but not limited to:

   o limitations on other indebtedness, liens, investments and guarantees,

   o restrictions on dividends and redemptions and payments on subordinated debt and

   o restrictions on mergers and acquisitions, sales of assets and leases.

     The new credit facility also contains financial covenants requiring us to maintain a minimum EBITDA, minimum coverage of interest expense, minimum coverage of fixed charges and a maximum leverage ratio. The new credit facility contains customary events of default and a cross-default to indebtedness of Holdings.

     Borrowings and reimbursement obligations under the new credit facility are subject to significant conditions, including compliance with certain financial ratios and the absence of any material adverse change. See "Risk Factors--Risks relating to our debt."

                              DESCRIPTION OF NOTES

     General

     The old notes were issued, and the new notes will be issued, pursuant to an indenture between Charles River and State Street Bank and Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all those terms, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement thereof. Copies of the proposed form of indenture and registration rights agreement are available as set forth below under "--Additional Information."

     The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are not guaranteed by any subsidiaries since the subsidiaries which guaranteed the old notes have been merged into Charles River, the old notes contain transfer restrictions and registration rights and, if the registration statement relating to this exchange offer is not declared effective on or prior to 180 days after the closing of the old notes, which was on September 29, 1999, holders of old notes that have complied with their obligations under the registration rights agreement will be entitled, subject to exceptions, to liquidated damages in an amount equal to $0.05 per week per $1,000 principal amount of notes held by such holder and increasing every 90 days thereafter up to a maximum amount equal to $0.25 per week per $1,000 principal amount of notes until the registration statement is declared effective.

     The following description is a summary of the material provisions of the indenture. It is not complete and is qualified in its entirety by reference to the indenture, including the definitions therein of certain terms used below. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

     The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Charles River" refers only to Charles River Laboratories, Inc. and not to any of its Subsidiaries.

     The notes will:

   o be general unsecured obligations of Charles River

   o rank junior in right of payment to all existing and future Senior Indebtedness of Charles River, including borrowings under our New Credit Facility

   o rank equally in right of payment with any future senior subordinated Indebtedness of Charles River

   o rank senior in right of payment to all future subordinated Indebtedness of Charles River and

   o be effectively junior to all liabilities of Charles River's subsidiaries

     On a pro forma basis, after giving effect to the Transactions, as of September 25, 1999, we had outstanding approximately $163.3 million of Senior Indebtedness and our subsidiaries had $5.2 million of outstanding liabilities, including trade payables but excluding intercompany obligations. The indenture will permit Charles River and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness, in the future. See "Risk Factors--The notes are subordinated to our other debt" and "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     As of the date of the indenture, all of our Subsidiaries will be Restricted Subsidiaries. However, so long as we satisfy the conditions described in the definition of "Unrestricted Subsidiary," we will be permitted to designate current or future Subsidiaries as "Unrestricted" Subsidiaries that are not subject to the restrictive covenants included in the indenture.

Principal, Maturity and Interest

   o The notes will initially be limited in aggregate principal amount to $150.0 million and will mature on October 1, 2009.

   o The notes will be issued in denominations of $1,000 and integral multiples thereof.

   o Interest on the notes will accrue at the rate of 13.5% per year; provided that the rate at which interest accrues will increase to 14.0% per year on August 15, 2000 in the event that the Ratio of Consolidated Net Debt to Consolidated Cash Flow for Charles River as of June 30, 2000 is equal to or greater than 5.00 to 1.

   o We will pay interest in arrears every October 1 and April 1, commencing on April 1, 2000, to holders of record on the immediately preceding September 15 and March 15.

   o Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

   o Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     We will pay principal of, premium, if any, and interest and liquidated damages, if any, on the notes:

   o at the office or agency we maintain for that purpose within the City and State of New York

   o or, at our option, by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes

   o however, all payments with respect to notes represented by one or more permanent Global Notes will be paid by wire transfer of immediately available funds to the account of the Depository Trust Company or any successor thereto.

     Until we designate another office or agency, our office or agency in New York will be the office of the trustee maintained for that purpose.

     Subject to the covenants described below, we may issue additional notes under the indenture having the same terms in all respects as the notes, or similar in all respects except for the payment of interest on the notes (1) scheduled and paid prior to the date of issuance of those additional notes or
(2) payable on the first Interest Payment Date following that date of issuance. The notes offered hereby and any additional notes would be treated as a single class for all purposes under the indenture.

Subordination

     The payment of Subordinated Note Obligations will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter incurred.

     Upon any distribution to creditors of Charles River in a liquidation or dissolution of Charles River or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Charles River or its property, an assignment for the benefit of creditors or any marshaling of Charles River's assets and liabilities,

          (1) the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Indebtedness, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, before the holders of notes will be entitled to receive any payment with respect to the Subordinated Note Obligations, and

          (2) until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the holders of notes would be entitled shall be made to the holders of Senior Indebtedness.

     However, holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance."

     Charles River also may not make any payment upon or in respect of the Subordinated Note Obligations, except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance," until all obligations with respect to Senior Indebtedness have been paid in full in cash or cash equivalents if:

          (1) a default in the payment of the principal (including reimbursement obligations in respect of letters of credit) of, premium, if any, or interest on or commitment, letter of credit or administrative fees relating to, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

          (2) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which that default relates to accelerate its maturity and the trustee receives a notice of that default (a "Payment Blockage Notice") from Charles River or the holders of any Designated Senior Indebtedness.

     Payments on the notes may and shall be resumed:

          (1) in the case of a payment default, upon the date on which that default is cured or waived; and

          (2) in case of a nonpayment default, the earlier of the date on which that nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

     No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless that default shall have been waived or cured for a period of not less than 90 days.

     "Designated Senior Indebtedness" means:

          (1) any Indebtedness outstanding under the New Credit Facility; and

          (2) any other Senior Indebtedness permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Charles River in writing to the trustee as "Designated Senior Indebtedness."

     "Permitted Junior Securities" means Equity Interests in Charles River or debt securities of Charles River that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Indebtedness.

     "Senior Indebtedness" means, with respect to any Person:

          (1) all Obligations of that Person outstanding under the New Credit Facility and all Hedging Obligations payable to a lender or an Affiliate thereof or to a Person that was a lender or an Affiliate thereof at the time the contract was entered into under the New Credit Facility or any of its Affiliates, including, without limitation, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not that interest is an allowable claim in that bankruptcy proceeding;

          (2) any other Indebtedness, unless the instrument under which that Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Indebtedness of that Person; and

          (3) all Obligations with respect to the foregoing.

     Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

               (a) any liability for federal, state, local or other taxes;

               (b) any Indebtedness of that Person, other than pursuant to the New Credit Facility, to any of its Subsidiaries or other Affiliates;

               (c) any trade payables; or

               (d) any Indebtedness that is incurred in violation of the indenture.

     "Subordinated Note Obligations" means all Obligations with respect to the notes, including, without limitation, principal, premium, if any, interest and liquidated damages, if any, payable pursuant to the terms of the notes (including upon the acceleration or redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action, including claims for damages, or otherwise.

     We will promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of notes may recover less ratably than creditors of Charles River who are holders of Senior Indebtedness.

Optional Redemption

     Except as provided below, the notes will not be redeemable at Charles River's option prior to October 1, 2004. Thereafter, the notes will be subject to redemption at any time at the option of Charles River, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:


Year                                                   Percentage
----                                                   ----------
2004.................................................. 106.750%
2005.................................................. 104.500%
2006.................................................. 102.250%
2007 and thereafter................................... 100.000%

     Notwithstanding the foregoing, on or prior to October 1, 2002, Charles River may redeem up to 35% of the aggregate principal amount of notes from time to time originally issued under the indenture in cash at a redemption price of 113.500% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

          (1) at least 65% of the aggregate principal amount of notes from time to time originally issued under the indenture remains outstanding immediately after the occurrence of the redemption; and

          (2) the redemption shall occur within 90 days of the date of the closing of any such Public Equity Offering.

Selection and Notice

     If less than all of the notes are to be redeemed at any time, the trustee will select the notes for redemption as follows:

          (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

          (2) if the notes are not so listed, on a pro rata basis, by lot or by another method the trustee considers fair and appropriate;

     provided that no notes of $1,000 or less shall be redeemed in part.

     Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

     Charles River is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Repurchase at the Option of Holders

     Change of Control

     Upon the occurrence of a Change of Control, each holder of notes will have the right to require Charles River to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, Charles River will, or will cause the trustee to, mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in that notice, which date shall be no earlier than 30 days and no later than 60 days from the date that notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in that notice. Charles River will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to a Change of Control Offer, Charles River will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

     On the Change of Control Payment Date, Charles River will, to the extent lawful:

          (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

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          (2) deposit with the Paying Agent an amount equal to the Change of
     Control Payment in respect of all notes or portions thereof so tendered;
     and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Charles River.

     The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for that holder's notes, and the trustee will promptly authenticate and mail or cause to be transferred by book-entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

     The indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, Charles River will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of notes required by this covenant. The indenture requires Charles River to publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Charles River repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The New Credit Facility will prohibit Charles River from purchasing any notes and also will provide that certain change of control events, which may include events not otherwise constituting a Change of Control under the indenture, with respect to Charles River would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which Charles River becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Charles River is prohibited from purchasing notes, Charles River could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain that prohibition. If Charles River does not obtain such a consent or repay those borrowings, Charles River will remain prohibited from purchasing notes. In that case, Charles River's failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default under the New Credit Facility. In those circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

     Charles River will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Charles River and purchases all notes validly tendered and not withdrawn under that Change of Control Offer.

     "Change of Control" means the occurrence of any of the following:

          (1) the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Charles River and its Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties;

          (2) the adoption of a plan for the liquidation or dissolution of Charles River;

          (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of Charles River; or

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          (4) the first day on which a majority of the members of the board of directors of Charles River are not Continuing Members.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Charles River and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Charles River to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Charles River and its Subsidiaries taken as a whole to another person or group may be uncertain.

     "Continuing Members" means, as of any date of determination, any member of the board of directors of Charles River who:

          (1) was a member of Charles River's board of directors immediately after consummation of the Recapitalization and the Recapitalization Financing; or

          (2) was nominated for election or elected to Charles River's board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of Charles River's board of directors at the time of that nomination or election.

Certain Covenants

      Asset Sales

     The indenture will provide that Charles River will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Charles River or the Restricted Subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors set forth in an Officers' Certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2) at least 75% of the consideration therefor received by Charles River or the Restricted Subsidiary is in the form of:

               (a) cash or Cash Equivalents; or

               (b) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by Charles River or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary.

     For the purposes of this provision, each of the following shall be deemed to be cash:

               (i) any liabilities, as shown on Charles River's or the Restricted Subsidiary's most recent balance sheet, of Charles River or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Charles River or the Restricted Subsidiary from further liability;

               (ii) any securities, notes or other obligations received by Charles River or the Restricted Subsidiary from the transferee that are converted within 180 days of their receipt by Charles River or the Restricted Subsidiary by Charles River or the Restricted Subsidiary into cash or Cash Equivalents, but only to the extent of the cash or Cash Equivalents received; and

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                (iii) any Designated Noncash Consideration received by
           Charles River or any of its Restricted Subsidiaries in that Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of that Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

     The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (i), (ii) and (iii) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Charles River or the Restricted Subsidiary, as the case may be, shall apply the Net Proceeds, at its option (or to the extent Charles River is required to apply the Net Proceeds pursuant to the terms of the New Credit Facility), to:

          (1) repay or purchase Senior Indebtedness or Pari Passu Indebtedness of Charles River or any Indebtedness of any Restricted Subsidiary, as the case may be,

     provided that if Charles River shall so repay or purchase Pari Passu Indebtedness of Charles River;

               (a) it will equally and ratably reduce Indebtedness under the notes if the notes are then redeemable; or

               (b) if the notes may not then be redeemed, Charles River shall make an offer, in accordance with the procedures set forth below for an Asset Sale Offer, to all holders of notes to purchase at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase, the notes that would otherwise be redeemed; or

          (2)(a) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business; or

               (b) the acquisition of Capital Stock of any Person primarily engaged in a Permitted Business if:

                    (x) as a result of the acquisition by Charles River or any
               Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary; or

                    (y) the Investment in that Capital Stock is permitted by
               clause (6) of the definition of Permitted Investments.

     Pending the final application of any Net Proceeds, Charles River may temporarily reduce Indebtedness or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the second preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Charles River will be required to make an offer to all holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the indenture.

     To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Charles River may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the

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trustee shall select the notes to be purchased as set forth under "--Selection and Notice." Upon completion of an offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     Charles River will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, Charles River will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

     Restricted Payments

     The indenture will provide that Charles River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Charles River's or any of its Restricted Subsidiaries' Equity Interests other than

   o dividends or distributions payable in Equity Interests other than Disqualified Stock of Charles River or

   o dividends or distributions payable to Charles River or any Wholly Owned Restricted Subsidiary of Charles River;

          (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Charles River or Parent other than any of those Equity Interests owned by Charles River or any Restricted Subsidiary of Charles River;

          (3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Charles River that is subordinated in right of payment to the notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing that Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or

          (4) make any Restricted Investment

(all payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to that Restricted Payment:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2) Charles River would, immediately after giving pro forma effect thereto as if that Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) that Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Charles River and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (1) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (3)), (2) through (9), (11) through (15) and (17) of the next succeeding paragraph), is less than the sum, without duplication, of:

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          (a) 50% of the Consolidated Net Income of Charles River for the period
     (taken as one accounting period) commencing June 27, 1999 to the end of Charles River's most recently ended fiscal quarter for which internal financial statements are available at the time of that Restricted Payment (or, if Consolidated Net Income for that period is a deficit, less 100% of the deficit); plus

          (b) 100% of the Qualified Proceeds received by Charles River on or after the date of the indenture from contributions to Charles River's capital or from the issue or sale on or after the date of the indenture of Equity Interests of Charles River or of Disqualified Stock or convertible debt securities of Charles River to the extent that they have been converted into those Equity Interests, other than

       o Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Charles River and

       o Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock; plus

     (c) the amount equal to the net reduction in Investments in Persons after the date of the indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from:

          (i) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to Charles River or any Restricted Subsidiary from those Persons;

          (ii) Qualified Proceeds received upon the sale or liquidation of those Investments; and

          (iii) the redesignation of Unrestricted Subsidiaries (excluding any increase in the amount available for Restricted Payments pursuant to clause (10) or (14) below arising from the redesignation of that Unrestricted Subsidiary) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued, proportionate to Charles River's equity interest in that Subsidiary, at the fair market value of the net assets of that Subsidiary at the time of that redesignation).

     The foregoing provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, the payment would have complied with the provisions of the indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Charles River in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Charles River) of other Equity Interests of Charles River (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of Charles River with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

     (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Charles River or Parent or CRL Acquisition LLC held by any member of Parent's, Charles River's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement and any dividend to Parent to fund any such repurchase, redemption acquisition or retirement; provided that:

          (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed:

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               (i)  $5.0 million in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (ii)) of $10.0 million in any calendar year; plus

               (ii) the aggregate net cash proceeds received by Charles River during that calendar year from any reissuance of Equity Interests by Charles River, Parent or CRL Acquisition LLC to members of management of Charles River and its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are used to permit an acquisition or retirement for value pursuant to this clause (4) shall be excluded from clause (3)(b) of the preceding paragraph; and

          (b) no Default or Event of Default shall have occurred and be continuing immediately after that transaction;

     (5)   payments and transactions in connection with

       o the Transactions, including any purchase price adjustment or any other payments made pursuant to or as contemplated in the Transaction Agreements or the financial advisory agreements with DLJ Securities Corporation described under "Certain Relationships and Related Party Transactions,"

       o  the Transaction Financing,

       o  the Offering,

       o the New Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and

       o the application of the proceeds thereof, and the payment of fees and expenses with respect thereto;

     (6) the payment of dividends or the making of loans or advances by Charles River to Parent not to exceed $2.5 million in any fiscal year for costs and expenses incurred by Parent in its capacity as a holding company for services rendered by Parent on behalf of Charles River;

     (7) payments or distributions to Parent pursuant to any Tax Sharing Agreement;

     (8) the payment of dividends by a Restricted Subsidiary on any class of common stock of that Restricted Subsidiary if:

          (a) that dividend is paid pro rata to all holders of that class of common stock; and

          (b) at least 50.1% of that class of common stock is held by Charles River or one or more of its Restricted Subsidiaries;

     (9) the repurchase of any class of common stock of a Restricted Subsidiary if:

          (a) that repurchase is made pro rata with respect to that class of common stock; and

          (b) at least 50.1% of that class of common stock is held by Charles River or one or more of its Restricted Subsidiaries;

     (10) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause (10) since the date of the indenture, does not exceed $5.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (10), either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued, proportionate to Charles River's equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of

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that redesignation), in the case of clause (i) and (ii), not to exceed the amount of the Restricted Investment previously made pursuant to this clause
(10); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Investment;

    (11) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Charles River or any Restricted Subsidiary issued on or after the date of the indenture in accordance with the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

    (12) repurchases of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent a portion of the exercise price of those options;

    (13) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (13) since the date of the indenture, does not exceed $5.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (13) either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued, proportionate to Charles River's equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of that redesignation), in the case of clause (i) and (ii), not to exceed the amount of the Restricted Investment previously made pursuant to this clause (13); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

    (14) the pledge by Charles River of the Capital Stock of an Unrestricted Subsidiary of Charles River to secure Non-Recourse Debt of that Unrestricted Subsidiary;

    (15) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of:

          (a) the amount of cash and Cash Equivalents received by that Restricted Subsidiary from the issue or sale thereof; and

          (b) any accrued dividends thereon the payment of which would be permitted pursuant to clause (11) above;

    (16) any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by Charles River on or after the date of the indenture from contributions to Charles River's capital or from the issue and sale on or after the date of the indenture of Equity Interests of Charles River or of Disqualified Stock or convertible debt securities to the extent they have been converted into that Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Charles River and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock) in an amount (measured at the time that Investment is made and without giving effect to subsequent changes in value) that does not exceed the amount of those Qualified Proceeds (excluding any such Qualified Proceeds to the extent utilized to permit a prior "Restricted Payment" pursuant to clause (3)(b) of the preceding paragraph); and

    (17) distributions or payments of Receivables Fees.

     The board of directors of Charles River may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. For purposes of making that designation, all outstanding Investments by Charles River and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of that designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of

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     (1)   the net book value of that Investments at the time of that designation and

     (2) the fair market value of that Investments at the time of that designation.

     That designation will only be permitted if that Restricted Investment would be permitted at that time and if that Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of

     (1) all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Charles River or that Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and

     (2) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by Charles River of those Qualified Proceeds.

     The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of Charles River whose resolution with respect thereto shall be delivered to the trustee.

     Not later than the date of making any Restricted Payment, Charles River shall deliver to the trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

     Incurrence of Indebtedness and Issuance of Preferred Stock

     The indenture will provide that:

     (1) Charles River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness);

     (2) Charles River will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock; and

     (3) Charles River will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock;

provided that Charles River or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness, or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for Charles River's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which that additional Indebtedness is incurred or that Disqualified Stock is issued would have been at least 2.0 to 1 if such four-quarter period ended prior to September 30, 2002 and 2.25 to 1 thereafter, determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of that four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

     (1) the incurrence by Charles River and its Restricted Subsidiaries of Indebtedness under the New Credit Facility and the Foreign Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Charles River and those Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (1) that remains outstanding under the New Credit Facility and the Foreign Credit Facilities after giving effect to that incurrence does not exceed an amount equal to $215.0 million;

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     (2) the incurrence by Charles River and its Restricted Subsidiaries of
Existing Indebtedness;

     (3) the incurrence by Charles River of Indebtedness represented by the notes and the indenture and any guarantees thereof by its Restricted Subsidiaries pursuant to "Note Guarantees";

     (4) the incurrence by Charles River or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or other obligations, in each case, the proceeds of which are used solely for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired) used in the business of Charles River or that Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable) not to exceed $20.0 million outstanding after giving effect to that incurrence;

     (5) Indebtedness arising from agreements of Charles River or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing that acquisition; provided that:

     (a) that Indebtedness is not reflected on the balance sheet of Charles River or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

     (b) the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Charles River and/or that Restricted Subsidiary in connection with that disposition;

     (6) the incurrence by Charles River or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred;

     (7) the incurrence by Charles River or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Charles River and/or any of its Restricted Subsidiaries; provided that:

          (a) if Charles River is the obligor on that Indebtedness, that Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

          (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Charles River or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Charles River or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of that Indebtedness by Charles River or that Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

     (8) the incurrence by Charles River or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging;

          (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture to be outstanding; and

          (b) exchange rate risk with respect to agreements or Indebtedness of that Person payable denominated in a currency other than United States dollars;

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provided that those agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

     (9) the guarantee by Charles River or any of its Restricted Subsidiaries of Indebtedness of Charles River or a Restricted Subsidiary of Charles River that was permitted to be incurred by another provision of this covenant;

    (10) obligations in respect of performance and surety bonds and completion guarantees (including related letters of credit) provided by Charles River or any Restricted Subsidiary in the ordinary course of business; and

    (11) the incurrence by Charles River or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to that incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $30.0 million.

     For purposes of determining compliance with this covenant:

   o in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Charles River shall, in its sole discretion, classify that item of Indebtedness in any manner that complies with this covenant and that item of Indebtedness will be treated as having been incurred pursuant to only one of those clauses or pursuant to the first paragraph hereof

   o Charles River may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof; provided that Charles River would be permitted to incur that item of Indebtedness (or that portion thereof) pursuant to that other clause or the first paragraph hereof, as the case may be, at the time of reclassification

   o accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     All Indebtedness under the New Credit Facility and the Foreign Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." As a result, Charles River will be permitted to incur significant additional secured indebtedness under clause (1) of the definition of "Permitted Indebtedness." See "Risk Factors."

     Liens

     The indenture will provide that Charles River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of Charles River on any asset or property now owned or hereafter acquired by Charles River or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with the obligations so secured until such time as those obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing subordinated Indebtedness of Charles River, that Lien is subordinated to the Lien securing the notes to the same extent that subordinated Indebtedness is subordinated to the notes.

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     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The indenture will provide that Charles River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) (a) pay dividends or make any other distributions to Charles River or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits; or

          (b) pay any Indebtedness owed to Charles River or any of its Restricted Subsidiaries;

          (2) make loans or advances to Charles River or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Charles River or any of its Restricted Subsidiaries.

     However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1)   Existing Indebtedness as in effect on the date of the indenture;

     (2) the New Credit Facility as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

     (3)   the indenture and the notes;

     (4) applicable law and any applicable rule, regulation or order;

     (5) any agreement or instrument of a Person acquired by Charles River or any of its Restricted Subsidiaries as in effect at the time of that acquisition (except to the extent created in contemplation of that acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, that Indebtedness was permitted by the terms of the indenture to be incurred;

     (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (5) above on the property so acquired;

     (8) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of that Subsidiary;

     (9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are, in the good faith judgment of Charles River's board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced;

    (10) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing that Indebtedness;

    (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

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    (12) other Indebtedness or Disqualified Stock of Restricted Subsidiaries
permitted to be incurred subsequent to the Issuance Date pursuant to the provisions of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

    (13) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

    (14) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Charles River, are necessary or advisable to effect that Receivables Facility.

     Merger, Consolidation, or Sale of Assets

     The indenture will provide that Charles River may not consolidate or merge with or into (whether or not Charles River is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

     (1) Charles River is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Charles River) or to which that sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) the Person formed by or surviving any such consolidation or merger (if other than Charles River) or the Person to which that sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Charles River under the registration rights agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

     (3) immediately after that transaction no Default or Event of Default exists; and

     (4) Charles River or the Person formed by or surviving any such consolidation or merger (if other than Charles River), or to which that sale, assignment, transfer, conveyance or other disposition shall have been made

     (a) will, at the time of such transaction and after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or

     (b) would, together with its Restricted Subsidiaries, have a higher Fixed Charge Coverage Ratio immediately after that transaction (after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of Charles River and its Restricted Subsidiaries immediately prior to that transaction.

     The foregoing clause (4) will not prohibit:

     (a) a merger between Charles River and a Wholly Owned Subsidiary of Parent created for the purpose of holding the Capital Stock of Charles River;

     (b) a merger between Charles River and a Wholly Owned Restricted Subsidiary; or

     (c) a merger between Charles River and an Affiliate incorporated solely for the purpose of reincorporating Charles River in another State of the United State

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so long as, in each case, the amount of Indebtedness of Charles River and its
Restricted Subsidiaries is not increased thereby.

     The indenture will provide that Charles River will not lease all or substantially all of its assets to any Person.

     Transactions with Affiliates

     The indenture will provide that Charles River will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Charles River (each of the foregoing, an "Affiliate Transaction"), unless:

     (1) that Affiliate Transaction is on terms that are no less favorable to Charles River or that Restricted Subsidiary than those that would have been obtained in a comparable transaction by Charles River or that Restricted Subsidiary with an unrelated Person; and

     (2) Charles River delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either:

     (a) a resolution of the board of directors set forth in an Officers' Certificate certifying that the relevant Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; or

     (b) an opinion as to the fairness to the holders of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

     (1) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Charles River or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (a) $5.0 million outstanding in the aggregate at any time and (b) $2.0 million to any one employee) and consistent with the past practice of Charles River or that Restricted Subsidiary;

     (2) transactions between or among Charles River and/or its Restricted Subsidiaries;

     (3) payments of customary fees by Charles River or any of its Restricted Subsidiaries to the DLJ Merchant Banking funds and their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith;

     (4) any agreement as in effect on the date of the indenture or any amendment thereto (so long as that amendment is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby;

     (5) payments and transactions in connection with the Transaction, including any purchase price adjustment or any other payments made pursuant to the Transaction Agreements or the financial advisory agreements with DLJ Securities Corporation described under "Certain Relationships and Related Party Transactions," and the Transaction Financing, the New Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and the Offering (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;

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     (6) Restricted Payments that are permitted by the provisions of the indenture described under the caption "--Restricted Payments" and any Permitted Investments; and

     (7) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

     Sale and Leaseback Transactions

     The indenture will provide that Charles River will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Charles River or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

     (1) Charles River or that Restricted Subsidiary, as the case may be, could have:

          (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to that sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (b) incurred a Lien to secure that Indebtedness pursuant to the covenant described under the caption "--Liens;"

     (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors and set forth in an Officers' Certificate delivered to the trustee) of the property that is the subject of that sale and leaseback transaction; and

     (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Charles River applies the proceeds of that transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders--Asset Sales."

     No Senior Subordinated Indebtedness

     The indenture will provide that

     o Charles River will not Incur any Indebtedness that is subordinated or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes, and

     o no Guarantor will Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to that Guarantor's guarantee (the "Guarantee").

     Note Guarantees

     The Indenture will provide that, if any Wholly-Owned Restricted Subsidiary of Charles River that is a Domestic Subsidiary guarantees any Indebtedness under the New Credit Facility, then such Restricted Subsidiary shall become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel, in accordance with the terms of the Indenture.

     Reports

     The indenture will provide that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Charles River will furnish to the holders of notes:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Charles River were required to file those Forms, including a "Management's Discussion and

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Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Charles River's certified independent accountants; and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K if Charles River were required to file those reports, in each case, within the time periods specified in the SEC's rules and regulations.

     In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the SEC, Charles River will file a copy of all that information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.

     In addition, Charles River has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

     The indenture will provide that each of the following constitutes an Event of Default:

     (1) default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the notes (whether or not prohibited by the subordination provisions of the indenture);

     (2) default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the indenture);

     (3) failure by Charles River or any of its Restricted Subsidiaries for 30 days after receipt of notice from the trustee or holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation or Sale of Assets;"

     (4) failure by Charles River for 60 days after notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the indenture or the notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Charles River or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Charles River or any of its Restricted Subsidiaries), whether that Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

          (a) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in that Indebtedness) (a "Payment Default"); or

          (b) results in the acceleration of that Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

     (6) failure by Charles River or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

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     (7) except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting of behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

     (8) certain events of bankruptcy or insolvency with respect to Charles River or any of its Restricted Subsidiaries that is a Significant Subsidiary.

     If any Event of Default (other than an Event of Default specified in clause
(8) above with respect to events of bankruptcy or insolvency with respect to Charles River or any Restricted Subsidiary that is a Significant Subsidiary) occurs and is continuing, the holders of at least 25% in principal amount of the then outstanding notes may direct the trustee to declare all the notes to be due and payable immediately. However, so long as any Indebtedness permitted to be incurred pursuant to the New Credit Facility shall be outstanding, that acceleration shall not be effective until the earlier of:

          (1) an acceleration of any such Indebtedness under the New Credit Facility; or

          (2) five business days after receipt by Charles River and the administrative agent under the New Credit Facility of written notice of that acceleration.

Except as stated in the prior sentence, upon any such declaration, the notes shall become due and payable immediately.

     Notwithstanding the foregoing, in the case of an Event of Default specified in clause (8) above with respect to events of bankruptcy or insolvency with respect to Charles River or any Restricted Subsidiary that is a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture.

     The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium or liquidated damages, if any, that has become due solely because of the acceleration) have been cured or waived, provided that, in the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in that clause (5) have rescinded the declaration of acceleration in respect of that Indebtedness within 30 days of the date of that declaration and if:

          (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

          (2) all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

     Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

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     Charles River is required to deliver to the trustee annually a statement regarding compliance with the indenture, and Charles River is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying that Default or Event of Default.

No Personal Liability of Member, Directors, Officers, Employees and Stockholders

     No member, director, officer, employee, incorporator or stockholder of Charles River, as such, shall have any liability for any obligations of Charles River under the notes or the indenture or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of notes by accepting a note waives and releases all that liability. The waiver and release are part of the consideration for issuance of the notes. That waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     Charles River may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and the indenture ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and liquidated damages, if any, on those notes when those payments are due from the trust referred to below;

          (2) Charles River's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Charles River's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, Charles River may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture released ("Covenant Defeasance") and thereafter any omission to comply with those obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment with respect to the notes, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

     (1) Charles River must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in those amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and liquidated damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Charles River must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, Charles River shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

          (a) Charles River has received from, or there has been published by, the Internal Revenue Service a ruling; or

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          (b) since the date of the indenture, there has been a change in the applicable federal income tax law,

     in either case to the effect that, and based thereon that opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, Charles River shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing on the date of that deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to that deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

     (5) that Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Charles River or any of its Subsidiaries is a party or by which Charles River or any of its Subsidiaries is bound;

     (6) Charles River must have delivered to the trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) Charles River must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Charles River with the intent of preferring the holders of notes over the other creditors of Charles River with the intent of defeating, hindering, delaying or defrauding creditors of Charles River or others; and

     (8) Charles River must deliver to the trustee an Officers' Certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Charles River may require a holder to pay any taxes and fees required by law or permitted by the indenture. Charles River is not required to transfer or exchange any note selected for redemption. Also, Charles River is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided below, the indenture and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes. Consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes shall be included for those purposes.

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     Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than the provisions described under the caption "--Repurchase at the Option of Holders");

          (3) reduce the rate of or extend the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from that acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults;

          (7) waive a redemption payment with respect to any note (other than the provisions described under the caption "--Repurchase at the Option of Holders");

          (8) release any Guarantor from its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (9) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, any

          (1) amendment to or waiver of the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control;" and

          (2) amendment to Article 10 of the indenture (which relates to subordination) will require the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding if that amendment would materially adversely affect the rights of holders of notes.

Notwithstanding the foregoing, without the consent of any holder of notes, Charles River, any Guarantor and the trustee may amend or supplement the indenture, any Guarantee or the notes:

          (1) to cure any ambiguity, defect or inconsistency,

          (2) to provide for uncertificated notes in addition to or in place of certificated notes,

          (3) to provide for the assumption of Charles River's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the assets of Charles River or to provide for the assumption of any Guarantor's obligations under its Guarantee in the case of a merger or consolidation of the Guarantor,

          (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder,

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          (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or

          (6) to provide for guarantees of the notes.

Concerning the Trustee

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Charles River, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless that holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Charles River at 251 Ballardvale Street, Wilmington, MA 01887, Attention: Secretary.

Book-Entry, Delivery and Form

     The certificates representing the new notes will be issued in fully registered form, without coupons. Except as described below, the new notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. as DTC's nominee, in the form of a global note (the "global registered note").

     The Global Registered Note. Charles River expects that pursuant to procedures established by DTC (a) upon deposit of the global registered note, DTC or its custodian will credit on its internal system interests in the global registered note to the accounts of persons who have accounts with DTC ("Participants") and (b) ownership of the global registered note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Participants, and the records of Participants with respect to interests of persons other than Participants. Ownership of beneficial interests in the global registered note will be limited to Participants or persons who hold interests through Participants.

     So long as DTC or its nominee is the registered owner or holder of the new notes, DTC or such nominee will be considered the sole owner or holder of the new notes represented by the global registered note for all purposes under the indenture. No beneficial owner of an interest in the global registered note will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the new notes.

     Payments of the principal of, or premium and interest on, the global registered note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Charles River, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global registered note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

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     We expect that DTC or its nominee, upon receipt of any payment of the principal of, or premium and interest on, the global registered note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global registered note as shown on the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the global registered note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated note for any reason, including to sell new notes to persons in states which require physical delivery of the new notes or to pledge such securities, such holder must transfer its interest in the global registered note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

     DTC has advised us that DTC will take any action permitted to be taken by a holder of new notes, including the presentation of new notes for exchange as described below, only at the direction of one or more Participants to whose account at DTC interests in the global registered note are credited and only in respect of such portion of the aggregate principal amount of new notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the global registered note for certificated new notes, which it will distribute to its Participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global registered notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Charles River nor the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes. Interests in the global registered note will be exchangeable or transferable, as the case may be, for certificated notes if

          (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global registered note and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act,

          (2) We, at our option, notify the trustee in writing that we elect to cause the issuance of the new notes in certificated form or

          (3) there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the new notes.

     In addition, beneficial interests in the global registered note may be exchanged for certificated notes upon request but only upon at least 20 days' prior written notice given to the trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated notes delivered in exchange for the global registered note or beneficial

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interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures.

Same Day Settlement And Payment

     The indenture will require that payments in respect of the new notes represented by the global registered note, including principal, premium, if any, interest and Liquidated Damages, if any, be made by wire transfer of immediately available next day funds to the accounts specified by the holder. With respect to certificated notes, Charles River will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Charles River expects that secondary trading in certificated notes will also be settled in immediately available funds.

Certain Definitions

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all those terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of Charles River to which Charles River or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

     "Acquired Indebtedness" means, with respect to any specified Person,

          (1) Indebtedness of any other Person existing at the time that other Person is merged with or into or became a Subsidiary of that specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, that other Person merging with or into or becoming a Subsidiary of that specified Person; and

          (2) Indebtedness secured by a Lien encumbering an asset acquired by that specified Person at the time that asset is acquired by that specified Person.

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, that specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means:

          (1) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Charles River and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "--Change of Control" and/or the provisions described under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance, sale or transfer by Charles River or any of its Restricted Subsidiaries of Equity Interests of any of Charles River's Restricted Subsidiaries,

     in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions,

               (a) that have a fair market value in excess of $5.0 million; or

               (b) for net proceeds in excess of $5.0 million.

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     Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

          (1) dispositions in the ordinary course of business;

          (2) a disposition of assets by Charles River to a Restricted Subsidiary or by a Restricted Subsidiary to Charles River or to another Restricted Subsidiary;

          (3) a disposition of Equity Interests by a Restricted Subsidiary to Charles River or to another Restricted Subsidiary;

          (4) the sale and leaseback of any assets within 90 days of the acquisition thereof;

          (5) foreclosures on assets;

          (6) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

          (7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

          (8) a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Restricted Payments"; and

          (9) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

     "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in that transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in that sale and leaseback transaction, including any period for which that lease has been extended or may, at the option of the lessor, be extended.

     "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by that Person which have a useful life or more than one year so long as:

          (1) the purchase or construction price for that property or assets is included in "addition to property, plant or equipment" in accordance with GAAP;

          (2) the acquisition or construction of that property or assets is not part of any acquisition of a Person or line of business; and

          (3) that Indebtedness is incurred within 90 days of the acquisition or completion of construction of that property or assets.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

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          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means;

          (1) Government Securities;

          (2) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the New Credit Facility;

          (3) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of Charles River) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

          (4) any bankers acceptances of money market deposit accounts issued by an Eligible Institution;

          (5) any fund investing exclusively in investments of the types described in clauses (1) through (4) above; and

          (6) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (5) above, including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of that Person and its Restricted Subsidiaries for that period plus, to the extent deducted in computing Consolidated Net Income,

          (1) provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period;

          (2) Fixed Charges of that Person for that period;

          (3) depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges, but excluding any other non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of that Person and its Restricted Subsidiaries for that period;

          (4) net periodic post-retirement benefits;

          (5) other income or expense net as set forth on the face of that Person's statement of operations;

          (6) expenses and charges of Charles River related to the Transactions, including any purchase price adjustment or any other payments made pursuant to or as contemplated in the Transaction Agreements or the financial advisory agreements with DLJ Securities Corporation described under "Certain Relationships and Related

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     Party Transactions," and Transaction Financing, the New Credit Facility
     and the application of the proceeds thereof; and

          (7) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Transactions and Transaction Financing, in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of that Restricted Subsidiary was included in calculating the Consolidated Net Income of that Person.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,

          (1) the interest expense of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP, including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense; and

          (2) the consolidated capitalized interest of that Person and its Restricted Subsidiaries for that period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.

     "Consolidated Net Debt" means, with respect to any Person as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money of such Person and its Restricted Subsidiaries as of such date, less the aggregate amount of cash and Cash Equivalents of such Person and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

     Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent and in the same proportion that the net income of that Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that

          (1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

          (2) the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary;

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          (3) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of that acquisition shall be excluded; and

          (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Noncash Consideration" means the fair market value of non-cash consideration received by Charles River or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of that valuation, executed by the principal executive officer and the principal financial officer of Charles River, less the amount of cash or Cash Equivalents received in connection with a sale of that Designated Noncash Consideration.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of that Person subject to the terms of any debt instrument to which that Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Charles River to repurchase that Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of that Capital Stock provide that Charles River may not repurchase or redeem any such Capital Stock pursuant to those provisions unless that repurchase or redemption complies with the covenant described under the caption "--Certain Covenants--Restricted Payments," and provided further that, if that Capital Stock is issued to any plan for the benefit of employees of Charles River or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Charles River in order to satisfy applicable statutory or regulatory obligations.

     "DLJ Merchant Banking Funds" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

     "Domestic Subsidiary" means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of Charles River and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the indenture, until those amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of,

          (1) the Consolidated Interest Expense of that Person for that period; and

          (2) all dividend payments on any series of preferred stock of that Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock),

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



in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of that Person for that period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined)) to the Fixed Charges of that Person for that period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date).

     In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to that incurrence, assumption, guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of making the computation referred to above, the Recapitalization and acquisitions that have been made by Charles River or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to that reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in good faith by an officer of Charles River (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) and without giving effect to clause
(3) of the proviso set forth in the definition of Consolidated Net Income.

     "Foreign Credit Facilities" means any Indebtedness of a Restricted Subsidiary organized or having its principal place of business outside the United States. Indebtedness under the Foreign Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means any Subsidiary that executes a Note Guarantee in accordance with the provisions of the indenture.

     "Hedging Obligations" means, with respect to any Person, the obligations of that Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect that Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an

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accrued expense, trade payable or customer contract advances, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of that Person (whether or not that Indebtedness is assumed by that Person) and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by Charles River of the Capital Stock of an Unrestricted Subsidiary of Charles River to secure Non-Recourse Debt of that Unrestricted Subsidiary.

     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

          (2) the principal amount thereof (together with any interest thereon that is more than 30 days past due), in the case of any other Indebtedness provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that indebtedness was incurred prior to the date of the indenture, the Spot Rate in effect on the date of the indenture.

     "Investments" means, with respect to any Person, all investments by that Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by Charles River for consideration consisting of common equity securities of Charles River shall not be deemed to be an Investment other than for purposes of clause (3) of the definition of "Qualified Proceeds."

     If Charles River or any Restricted Subsidiary of Charles River sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Charles River such that, after giving effect to any such sale or disposition, that Person is no longer a Subsidiary of Charles River, Charles River shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of that Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Management Loans" means one or more loans by Charles River or Parent to officers and/or directors of Charles River and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Parent or Charles River or membership interests in CRL Acquisition LLC; provided that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $1.5 million.

     "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (or loss), together with any related provision for taxes on that gain (or loss), realized in connection with:

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               (a) any Asset Sale, including, without limitation, dispositions pursuant to sale and leaseback transactions; or

               (b) the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on that extraordinary or nonrecurring gain (or loss).

     "Net Proceeds" means the aggregate cash proceeds received by Charles River or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,

          (1) the direct costs relating to that Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale, and any relocation expenses incurred as a result thereof;

          (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

          (3) amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred pursuant to the New Credit Facility) secured by a Lien on the asset or assets that were the subject of that Asset Sale; and

          (4) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as that reserve is reversed or that escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Charles River or its Restricted Subsidiaries from that escrow arrangement, as the case may be.

     "New Credit Facility" means that certain Credit Agreement, dated as of September 29, 1999 among Charles River, certain subsidiaries of Charles River from time to time party thereto as guarantors, various financial institutions party thereto, and DLJ Capital Funding, Inc., as syndication agent and administrative agent, including any related notes, guarantees, letters of credit collateral documents, rate protection or hedging arrangement, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:

          (1) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

          (2) adding or deleting borrowers or guarantors thereunder;

          (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date that Indebtedness is incurred it would not be prohibited by clause (1) of the second paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; or

          (4) otherwise altering the terms and conditions thereof.

     Indebtedness under the New Credit Facility outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

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     "Non-Recourse Debt" means Indebtedness,

          (1) no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Charles River or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (2) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Charles River to secure debt of that Unrestricted Subsidiary) or assets of Charles River or any of its Restricted Subsidiaries;

provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by Charles River or any of its Restricted Subsidiaries if Charles River or that Restricted Subsidiary was otherwise permitted to incur that guarantee pursuant to the indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offering" means the offering of the units by Charles River.

     "Parent" means Charles River Laboratories Holdings Inc., the corporate parent of Charles River, or its successors.

     "Pari Passu Indebtedness" means Indebtedness of Charles River that ranks pari passu in right of payment to the notes.

     "Permitted Business" means any person engaged, directly or indirectly, in the animal research or biomedical products and services business or any business reasonably related, incidental or ancillary thereto.

     "Permitted Investments" means:

          (1) any Investment in Charles River or in a Restricted Subsidiary of Charles River;

          (2) any Investment in cash or Cash Equivalents;

          (3) any Investment by Charles River or any Restricted Subsidiary of Charles River in a Person, if as a result of that Investment,

               (a) that Person becomes a Restricted Subsidiary of Charles River; or

               (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Charles River or a Wholly Owned Restricted Subsidiary of Charles River;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales";

          (5) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of Charles River;

          (6) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (6) that are at that time outstanding, not to exceed 15% of Total Assets at the time of that

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     Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (7) Investments relating to any special purpose Wholly Owned Subsidiary of Charles River organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of Charles River, are necessary or advisable to effect that Receivables Facility;

          (8) the Management Loans or Investments in Parent to fund Management Loans; and

          (9) Hedging Obligations permitted to be incurred under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "Permitted Liens" means:

          (1) Liens on property of a Person existing at the time that Person is merged into or consolidated with Charles River or any Restricted Subsidiary, provided that those Liens were not incurred in contemplation of that merger or consolidation and do not secure any property or assets of Charles River or any Restricted Subsidiary other than the property or assets subject to the Liens prior to that merger or consolidation;

          (2) Liens existing on the date of the indenture;

          (3) Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of Charles River or its Restricted Subsidiaries, or repairs, additions or improvements to those assets, provided that:

               (a) those Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of that Indebtedness);

               (b) those Liens do not extend to any other assets of Charles River or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, that Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved);

               (c) the Incurrence of that Indebtedness is permitted by "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

               (d) those Liens attach within 365 days of that purchase, construction, installation, repair, addition or improvement;

          (4) Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as that Lien does not extend to any other property (other than improvements thereto);

          (5) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

          (6) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of that Unrestricted Subsidiary;

          (7) Liens securing (a) Indebtedness (including all Obligations) under the New Credit Facility or any Foreign Credit Facility (b) Hedging Obligations payable to a lender under the New Credit Facility or an Affiliate

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     thereof or to a Person that was a lender of Affiliate thereof at the time the contract was entered into to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations) under the New Credit Facility; and

          (8) other Liens securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $50.0 million.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Charles River or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Charles River or any of its Restricted Subsidiaries; provided that:

          (1) the principal amount (or accreted value, if applicable) of that Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

          (2) that Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, that Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means the DLJ Merchant Banking Funds.

     "Public Equity Offering" means

     o any issuance of common stock by Charles River, other than to Parent and other than Disqualified Stock

     o any issuance of common stock or preferred stock by Parent, other than Disqualified Stock that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, excluding issuances of common stock pursuant to employee benefit plans of Parent or Charles River or otherwise as compensation to employees of Parent or Charles River.

     "Qualified Proceeds" means any of the following or any combination of the following:

          (1) cash;

          (2) Cash Equivalents;

          (3) assets (other than Investments) that are used or useful in a Permitted Business; and

          (4) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Charles River or any Restricted Subsidiary of Charles River of that Capital Stock,

               (a) that Person becomes a Restricted Subsidiary of Charles River or any Restricted Subsidiary of Charles River; or

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               (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Charles River or any Restricted Subsidiary of Charles River.

     "Ratio of Consolidated Net Debt to Consolidated Cash Flow" means, with respect to any Person as of any date of determination, the ratio of (x) the Consolidated Net Debt of such Person as of such date of determination (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the date of determination) to the (y) the Consolidated Cash Flow of such Person for the four full fiscal quarters ending on or immediately preceding such date of determination (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the date of determination).

     In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Ratio of Consolidated Net Debt to Consolidated Cash Flow is being calculated but prior to the date of determination, then the Ratio of Consolidated Net Debt to Consolidated Cash Flow shall be calculated giving pro forma effect to that incurrence, assumption, guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of making the computation referred to above, the Recapitalization and acquisitions that have been made by Charles River or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in good faith by an officer of Charles River (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) and without giving effect to clause
(3) of the proviso set forth in the definition of Consolidated Net Income.

     "Recapitalization" means the recapitalization of Charles River by the Principals and their Related Parties pursuant to the terms of the Recapitalization Agreement.

     "Recapitalization Agreement" means that certain Recapitalization Agreement dated as of July 25, 1999 among Charles River, B&L, Parent, Charles River Laboratories, Inc., Charles River SPAFAS, Inc., Bausch & Lomb International, Inc., Wilmington Partners, L.P., Bausch & Lomb Canada, Inc., CRL Acquisition LLC and DLJ Merchant Banking Partners II, L.P.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which Charles River or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

     "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

     "Related Party" means, with respect to any Principal,

          (1) any controlling stockholder or partner of that Principal on the date of the indenture; or

          (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of

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     which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or (2).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Sierra Acquisition" means the acquisition of SBI Holdings, Inc. by Charles River pursuant to the terms of the Sierra Acquisition Agreement.

     "Sierra Acquisition Agreement" means Stock Purchase Agreement among Charles River Laboratories, Inc. and SBI Holdings, Inc. and its stockholders dated September 3, 1999.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect on the date hereof.

     "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which that payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any that interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person,

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership or limited liability company,

               (a) the sole general partner or the managing general partner or managing member of which is that Person or a Subsidiary of that Person; or

               (b) the only general partners or managing members of which are that Person or of one or more Subsidiaries of that Person (or any combination thereof).

     "Tax Sharing Agreement" means any tax sharing agreement or arrangement between Charles River and Parent, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount Charles River would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

     "Total Assets" means the total consolidated assets of Charles River and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of Charles River.

     "Transactions" means the Recapitalization and the Sierra Acquisition.

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     "Transaction Agreements" means the Recapitalization Agreement and the
Sierra Acquisition Agreement.

     "Transaction Financing" means;

          (1) the issuance and sale by Parent of senior discount debentures with warrants and senior subordinated discount note for consideration

          (2) the issuance and sale by Charles River of the notes; and

          (3) the execution and delivery by Charles River and certain of its subsidiaries of the New Credit Facility and the borrowing of loans, if any, and issuance of letters of credit thereunder to fund the Transactions and any related transactions, including without limitation, the payment of fees and expenses and the refinancing of outstanding indebtedness of Charles River and its subsidiaries;

the proceeds of each of which were used to fund the purchase price for the Recapitalization and related fees and expenses.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Charles River or any Restricted Subsidiary of Charles River unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Charles River or that Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Charles River;

          (3) is a Person with respect to which neither Charles River nor any of its Restricted Subsidiaries has any direct or indirect obligation,

               (a) to subscribe for additional Equity Interests (other than Investments described in clause (7) of the definition of Permitted Investments); or

               (b) to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels, of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Charles River or any of its Restricted Subsidiaries.

     Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to that designation and an Officers' Certificate certifying that designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Charles River as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Charles River shall be in default of that covenant).

     The board of directors of Charles River may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Charles River of any outstanding Indebtedness of that Unrestricted Subsidiary and that designation shall only be permitted if:

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          (1) that Indebtedness is permitted under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (2) no Default or Event of Default would be in existence following that designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying,

               (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

               (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of that payment; by

          (2) the then outstanding principal amount of that Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of that Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Restricted Subsidiaries of that Person or by that Person and one or more Wholly Owned Restricted Subsidiaries of that Person.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of that Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Subsidiaries of that Person.

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                               THE EXCHANGE OFFER

     Pursuant to a registration rights agreement between Charles River and the initial purchaser, we agreed

          (1) to file a registration statement on or prior to 90 days after the closing of the offering of the old notes with respect to an offer to exchange the old notes for new debt securities of Charles River registered under the Securities Act, with terms identical in all material respects to those of the old notes and

          (2) to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC on or prior to 180 days after the closing of the old notes, September 29, 1999. In some circumstances, we will be required to provide a shelf registration statement to cover resales of the old notes by the holders thereof.

     The registration rights agreement provides that, in the event we fail to satisfy our registration obligations under the registration rights agreement, we will be required to pay liquidated damages in an amount equal to $0.05 per week per $1,000 principal amount and increasing every 90 days thereafter up to a maximum amount equal to $0.25 per week per $1,000 principal amount of notes until the registration statement is declared effective. Upon consummation of the exchange offer or the effectiveness of a registration statement, the provision for liquidated damages on the old notes shall cease.

     The new notes have been registered under the Securities Act and transfer restrictions and registration rights relating to the old notes do not apply to the new notes. If you fail to exchange your old notes in the exchange offer, your notes will remain subject to transfer restrictions.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Each holder of old notes that wishes to exchange old notes for new notes is required to make the representations described below under "--Resale of the New Notes."

Terms of the Exchange Offer; Period for Tendering Old Notes

     This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have withdrawn them as permitted below:

     o when you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

     o for each $1,000 principal amount of old notes surrendered to us pursuant to the exchange offer, we will give you $1,000 principal amount of new notes. Interest on each new note will accrue from the date of issuance of the old note for which the new note is exchanged or from the date of the last periodic payment of interest on such old note, whichever is later. No additional interest will be paid on old notes tendered and accepted for exchange.

     o we will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee's security register with respect to old notes.

     o the exchange offer expires at 5:00 p.m., New York City time, on , 1999; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term

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     "expiration date" means                 , 1999 or, if extended by us, the
     latest time and date to which the exchange offer is extended.

     o as of the date of this prospectus, $150,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

     o our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions that we describe in the section below called "--Conditions to the Exchange Offer".

     o we expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of such extension to the exchange agent and notice of such extension to the holders as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

     o we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "--Conditions to the Exchange Offer."

     o we will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City Time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     o holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

     o old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

     o we intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     o by executing, or otherwise becoming bound by, the letter of transmittal, you will be making representations to us. See "--Resales of the New Notes."

     Important rules concerning the exchange offer

     You should note that:

     o we will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange in our sole discretion, which determination shall be final and binding.

     o we reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

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



     o we also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, such waiver must be cured within such reasonable period of time as we shall determine.

     o our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the letter of transmittal and the instructions thereto, shall be final and binding on all parties.

     o neither Charles River, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Procedures for Tendering Old Notes

     What to submit and how

     If you, as the registered holder of an old note, wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to State Street Bank and Trust Company at the address set forth below under "Exchange Agent" on or prior to the expiration date.

     In addition,

          (1) certificates for such old notes must be received by the exchange agent along with the letter of transmittal, or

          (2) a timely confirmation of a book-entry transfer (what we call a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

          (3) you must comply with the guaranteed delivery procedures described below.

     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to Charles River.

     How to sign your letter of transmittal and other documents

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange pursuant thereto are tendered

          (1) by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

          (2) for the account of an Eligible Institution (as defined below).

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an eligible institution that is:

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



     o a member of or participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Program, or

     o an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If old notes are registered in the name of a person other than the person signing the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

     If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by Charles River, proper evidence satisfactory to Charles River of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent.

     In all cases, we will only issue new notes in exchange for old notes that are accepted for exchange after timely receipt by the exchange agent of:

     o    certificates for such old notes or

          o a timely book-entry confirmation of such old notes into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, and

          o a properly completed and duly executed letter of transmittal and all other required documents.

     If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return such unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a Participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of such book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message

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



(as defined in the next sentence) and any other documents required by the letter of transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering old notes that are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such Participant. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under "--Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

     Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

     If you are a registered holder of old notes and you want to tender such old notes but your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

          (1) the tender is made through an Eligible Institution,

          (2) prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery, substantially in the form provided by us by facsimile transmission, mail or hand delivery, stating:

               o    the name and address of the holder of old notes

               o    the amount of old notes tendered

               o the tender is being made by delivering such notice and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by that Eligible Institution with the exchange agent and

          (3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

     You can withdraw your tender of old notes at any time prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "--Exchange Agent." Any such notice of withdrawal must specify:

     o    the name of the person having tendered the old notes to be withdrawn.

     o the old notes to be withdrawn, including the principal amount of such old notes.

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



     o if certificates for old notes have been delivered to the exchange agent, the name in which such old notes are registered, if different from that of the withdrawing holder.

     o if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless you are an Eligible Institution.

     o if old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility.

     Please note that all questions as to the validity, form and eligibility, including time of receipt, of such notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

     If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

     Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of such old notes for exchange or the exchange of the new notes for such old notes, such acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

     The foregoing condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver by us of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the exchange offer of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

     State Street Bank and Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

                                         Deliver To:

By Overnight Courier or Hand:              By Registered or Certified Mail:
State Street Bank and Trust Company        State Street Bank and Trust Company
Corporate Trust Department                 Corporate Trust Department
Two Avenue de Lafayette                    Two Avenue de Lafayette
Boston, Massachusetts 02111-1724           Boston, Massachusetts 02111-1724
Fifth Floor                                Fifth Floor
Attn: Kellie Mullen                        Attn: Kellie Mullen
Telephone: (617) 662-1525                  Telephone: (617) 662-1525
Facsimile: (617) 662-1450                  Facsimile: (617) 662-1450



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     Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any such officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $.4 million.

Transfer Taxes

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

     Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an "affiliate" of Charles River or who intends to participate in the exchange offer for the purpose of distributing the new notes

     (1) will not be able to rely on the interpretation of the staff of the SEC,

     (2)  will not be able to tender its old notes in the exchange offer and

     (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     By executing, or otherwise becoming bound by, the letter of transmittal, each holder of the old notes, other than specified holders, will represent that:

     (1)  it is not our "affiliate";

     (2) any new notes to be received by it were acquired in the ordinary course of its business; and

     (3) it has no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with this prospectus. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use

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



this prospectus as it may be amended or supplemented from time to time, in connection with the resale of such new notes.

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of old notes for new notes pursuant to the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note pursuant to the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale and participating broker-dealers shall be authorized to deliver this prospectus for a period not exceeding 90 days after the exchange offer expiration date.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the exchange offer expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the letter of transmittal. See "The Exchange Offer." We have agreed to pay all expenses incident to the exchange offer and will indemnify holders of the old notes (including any broker-dealers) against some liabilities, including some liabilities under the Securities Act.

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                                 LEGAL MATTERS

     The validity of the new notes offered hereby will be passed upon for Charles River Laboratories, Inc. and Charles River Laboratories Holdings, Inc. by Davis Polk & Wardwell, New York, New York.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of Charles River Laboratories, Inc. and the combined financial statements of Charles River Laboratories Holdings, Inc. and Charles River Laboratories, Inc. as of December 27, 1997 and December 26, 1998 and for each of the three years in the period ended December 26, 1998 included in this prospectus have been audited by PricewaterhouseCoopers LLP as stated in their report appearing herein.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all the information included in the registration statement and the related exhibits and schedules. You will find additional information about us and the new notes in the registration statement. The registration statement and the related exhibits and schedules may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You can obtain information on the operation of the public reference facilities by calling 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including Charles River, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits or schedules to the registration statement or otherwise filed with the SEC.

     We are required under the indenture governing the notes to furnish the holders of notes with all quarterly and annual financial information that would be required to be contained in a filing with the SEC on forms 10-Q and 10-K if Charles River were required to file such Forms, including, without limitation,
(a) "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Charles River's certified independent accountants, and (b) all current reports that would be required to be filed with the SEC on Form 8-K if Charles River were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations.

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



       INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

                                                                           Page
                                                                           ----
Introduction to Unaudited Pro Forma Condensed Consolidated Financial Data...P-2

Charles River Laboratories, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
  as of September 25, 1999..................................................P-4
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
  as of September 25, 1999..................................................P-5
Unaudited Pro Forma Condensed Consolidated Statement of Income
  for the Year Ended December 26, 1998......................................P-6
Unaudited Pro Forma Condensed Consolidated Statement of Income
  for the Nine Months Ended September 26, 1998..............................P-7
Unaudited Pro Forma Condensed Consolidated Statement of Income
  for the Nine Months Ended September 25, 1999..............................P-8
Unaudited Pro Forma Condensed Consolidated Statement of Income
  for the Twelve Months Ended September 25, 1999............................P-9
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income....P-10

                 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED FINANCIAL DATA

     On September 29, 1999, Charles River Laboratories, Inc. (the "Company" or "Charles River") consummated a recapitalization transaction pursuant to a recapitalization agreement dated as of July 25, 1999 (the "Recapitalization Agreement") with Bausch & Lomb Incorporated ("B&L"), certain subsidiaries of B&L (such subsidiaries and B&L are referred to, collectively, as the "Rollover Shareholders"), Endosafe, Inc. (renamed Charles River Laboratories Holdings, Inc., referred to as "Holdings") and CRL Acquisition LLC, a subsidiary of DLJ Merchant Banking Partners II, L.P. ("DLJMB"). Prior to the consummation of the Recapitalization, the Company became a wholly owned subsidiary of Holdings. Holdings has no operations other than those related to Charles River. Holdings was recapitalized in a transaction providing aggregate consideration of $456.2 million, consisting of $400.0 million in cash, a subordinated discount note for $43.0 million to be issued by Holdings to the Rollover Shareholders and equity to be retained by the Rollover Shareholders with a fair market value of $13.2 million (the "Recapitalization"). The $400.0 million cash consideration was raised through the following:

     o $92.4 million cash equity investment in Holdings by DLJMB and certain of its affiliated funds (collectively, "the DLJMB Funds"), management and certain other investors

     o $37.6 million senior discount debentures with warrants issued by Holdings to DLJMB and some of its affiliates and other investors

     o    $162.0 million senior secured credit facilities at the Company

     o    a portion of the net proceeds of the Company's units offered hereby

     Upon the consummation of the Recapitalization, the DLJMB Funds, management and certain other investors owned 87.5% of the outstanding capital stock of Holdings and B&L owned 12.5% of the outstanding capital stock of Holdings. The Recapitalization has been accounted for as a leveraged recapitalization, which will have no impact on the historical basis of Holdings' and, accordingly Charles River's, assets and liabilities.

     Simultaneously with the Recapitalization, the Company acquired SBI Holdings, Inc. ("Sierra") pursuant to a stock purchase agreement (the "Sierra Acquisition") for an initial purchase price of $24.0 million, of which approximately $6.0 million was used to repay Sierra's existing debt, which the Company funded with available cash, a portion of the net proceeds from the notes offered hereby and a portion of the borrowings under our new credit facility. In addition, the Company has agreed to pay (a) up to $2.0 million in contingent consideration if certain financial objectives are reached by December 31, 2000,
(b) up to $10.0 million in performance-based bonus payments if certain financial objectives are reached over the next five years, and (c) $3.0 million in retention and non-competition payments contingent upon the continuing employment of certain key scientific and managerial personnel through June 30, 2001. The Recapitalization and the Sierra Acquisition are collectively referred to as the "Transactions." The Recapitalization and the Sierra Acquisition were consummated concurrently.

     The following unaudited pro forma condensed consolidated financial data of the Company is based upon historical consolidated financial statements of Charles River as adjusted to give effect to the impact of the Transactions and the application of the related net proceeds therefrom as discussed under the captions "Transactions" and "Use of Proceeds." The unaudited pro forma condensed consolidated balance sheet as of September 25, 1999 gives effect to the Transactions assuming that the Transactions had occurred on September 25, 1999. The unaudited pro forma condensed consolidated statements of income for the year ended December 26, 1998, the nine months ended September 26, 1998, the nine months ended September 25, 1999 and for the twelve month period ended September 25, 1999 give effect to the Transactions as if they had occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated statements of income for the twelve months ended December 26, 1998, the nine months ended September 26, 1998 and the twelve months ended September 25, 1999 also give effect to the Tektagen, Therion and ESD Acquisitions (the "1998 Acquisitions") as if they all had occurred at the beginning of the period presented.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed consolidated financial data do not purport to represent what Charles River results of operations or financial position would actually have been if the Transactions and other adjustments had occurred on the dates indicated and are not necessarily representative of Charles River results of operations for any future period. The unaudited pro forma condensed consolidated balance sheet and consolidated statements of income should be read in conjunction with our consolidated financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this prospectus.

                        CHARLES RIVER LABORATORIES, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            As of September 25, 1999
                             (dollars in thousands)

                                                                                                         Sierra
                                               Settlement                      Pro Forma        -------------------------
                                 Company          with       Recapitalization    for the                      Acquisition
                                Historical        B&L(a)       Adjustments    Recapitalization  Historical(b) Adjustments Pro Forma
                                ----------     ----------    ---------------- ----------------  ------------- ----------- ---------
Assets
Current assets:
   Cash and cash equivalents    $   3,457      $  2,437       $ 21,827(c)       $ 27,721        $    292     $(24,335)(d) $   3,678
   Trade receivables........       33,820            --             --            33,820           2,493           --        36,313
   Inventories..............       28,577            --             --            28,577             853           --        29,430
   Deferred income taxes....        5,432        (5,432)            --                --              --           --            --
   Due from affiliates......          966            --             --               966              --           --           966
   Other current assets.....        5,051            --             --             5,051             791           --         5,842
                                ---------      --------       --------          --------        --------     --------     ---------
   Total current assets.....       77,303        (2,995)        21,827            96,135          4 ,429      (24,335)       76,229
                                =========      ========       ========          ========        ========     ========     =========
Property, plant and
   equipment, net...........       79,349            --             --            79,349           4,918           --        84,267
Goodwill and other
   intangibles, net.........       16,212            --             --            16,212           4,919       12,926(d)     34,057
Investments in affiliates...       19,385            --             --            19,385              --           --        19,385
Deferred tax assets.........        5,787        (5,787)        88,060(e)         88,060              --           --        88,060
Other assets................       12,335            --         13,237(c)         25,572             254           --(d)     25,826
                                ---------      --------       --------          --------        --------     --------     ---------
   Total assets.............    $ 210,371      $ (8,782)      $123,124          $324,713        $ 14,520      (11,409)    $ 327,824
                                =========      ========       ========          ========        ========     ========     =========
Liabilities and
   Shareholder's Equity
   Current Liabilities:
   Current portion of long-
      term debt.............    $     166      $     --       $  1,200(c)       $  1,366        $  1,729     $ (1,729)(d) $   1,366
   Current portion of
      capital lease
      obligations...........          167            --             --               167             105           --           272
   Accounts payable.........        5,992            --             --             5,992           1,134           --         7,126
   Accrued compensation.....       11,015            --             --            11,015             569           --        11,584
   Accrued ESLIRP...........        5,845            --             --             5,845              --           --         5,845
   Accrued restructuring....          354            --             --               354              --           --           354
   Deferred income..........        4,550            --             --             4,550              --           --         4,550
   Accrued liabilities......       12,410            --             --            12,410             852           --        13,262
   Accrued income taxes.....       16,208       (16,208)            --                --              --           --            --
                                ---------      --------       --------          --------        --------     --------     ---------
   Total current liabilities       56,707      (16,208)          1,200            41,699           4,389       (1,729)       44,359

Long-term debt..............           --           --         308,672(c)        308,672           4,240       (4,240)(d)   308,672
Long-term capital lease
   obligations..............          700           --             --                700             118           --          818
Other long-term liabilities.        3,706           --             --              3,706             333           --        4,039
                                ---------      --------       --------          --------        --------     --------     ---------
   Total liabilities........       61,113      (16,208)        309,872           354,777           9,080       (5,969)     357,888
                                ---------      --------       --------          --------        --------     --------     ---------
Minority interests..........          293           --              --               293              --           --           293
Shareholder's equity
   Common stock.............            1           --              --                 1              --           --             1
   Capital in excess of par
      value.................       17,836           --          88,060(e)        105,896           4,667       (4,667)(d)   105,896
   Retained earnings
      (accumulated deficit).      142,422        7,426        (273,888)(c)      (124,040)          4,057       (4,057)(d)  (124,040)
   Treasury stock, at cost..           --           --              --                --          (3,284)       3,284 (d)        --


                                      P-4





                                                                                                         Sierra
                                               Settlement                      Pro Forma        -------------------------
                                 Company          with       Recapitalization    for the                      Acquisition
                                Historical        B&L(a)       Adjustments    Recapitalization  Historical(b) Adjustments Pro Forma
                                ----------     ----------    ---------------- ----------------  ------------- ----------- ---------
   Loans to officers........                                      (920)             (920)                                      (920)
   Accumulated other
      comprehensive
      income (accumulated
      deficit)..............      (11,294)          --              --           (11,294)             --           --       (11,294)
                                ---------      --------       --------          --------        --------     --------     ---------
   Total shareholder's equity     148,965         7,426       (186,748)          (30,357)          5,440       (5,440)      (30,357)
                                ---------      --------       --------          --------        --------     --------     ---------
   Total liabilities and
      shareholder's equity      $ 210,371      $ (8,782)      $123,124          $324,713        $ 14,520     $(11,409     $ 327,824
                                =========      ========       ========          ========        ========     ========     =========
-------------------
(a)  Represents assets and liabilities of Charles River as of September 25,
     1999 that, according to the terms of the Recapitalization Agreement, were distributed to or assumed by B&L in conjunction with the closing of the
     Recapitalization and, accordingly, are not part of the ongoing operations of Charles River. In addition, the adjustment includes a cash settlement paid by B&L to Charles River in accordance with the terms of the
     Recapitalization Agreement.

(b) Reflects Sierra's historical unaudited consolidated balance sheet at September 25, 1999.

(c)  Holdings was recapitalized as described under the caption "Transactions."
     The Company's portion of the sources and uses of cash required to consummate the Transactions as of September 25, 1999 follow:

Sources:
Available cash..........................................$  2,173
New credit facility
     Revolving credit facility..........................   2,000
     Term loans......................................... 160,000
Units(1)................................................ 150,000
                                                        --------
     Total cash sources.................................$314,173
                                                        ========
Uses:
Distribution to Holdings................................$270,000
Cash consideration for Sierra acquisition(1)............  24,000
Debt issuance costs.....................................  13,237
Estimated transaction fees and expenses(2)..............   6,016
Loans to officer........................................     920
                                                        --------
     Total cash uses....................................$314,173
                                                        ========
-------------------
(1)  The fair value of the related warrants was estimated at $2,128.

(2) Consists of bridge facility commitment, legal and other professional fees. Does not include fees associated with the Sierra Acquisition (see note (d) below).

(d) Reflects the Sierra Acquisition adjustments. Goodwill represents the excess purchase price paid over the estimated fair value of net identifiable assets acquired and is amortized over fifteen years using the straight-line method. The sources and uses of cash which were required to consummate the Sierra Acquisition on September 29, 1999 follow:

Sources:
Available cash.........................................$24,335
                                                       -------
     Total cash sources................................$24,335
                                                       =======
Uses:

Sierra acquisition consideration(1)....................$24,000
Estimated transaction fees and expenses(2).............    335
                                                       -------
     Total cash uses...................................$24,335
                                                       =======

-------------------
(1)  Approximately $6,000 will be used to repay Sierra's existing debt.

(2) Consists of legal and other professional fees.

In conjunction with the Sierra Acquisition, the Company has agreed to pay additional consideration of up to $2,000 if Sierra achieves certain financial targets by December 31, 2000. This additional consideration, if any, will be recorded as additional goodwill at the time the contingency is resolved.

(e) The adjustment reflects the increase in the deferred tax assets of the Company due to the Section 338(h)(10) election made in conjunction with the Recapitalization. Such election results in a step-up in the tax basis of the underlying assets. The resulting net deferred tax asset of approximately $88,060 is expected to be realized over 15 years through future tax deductions which are expected to reduce future tax payments. In connection with the establishment of this net deferred tax asset, management has recorded a valuation allowance of $7,770, primarily related to its realizability with respect to state income taxes. Management has recorded this net deferred tax asset based on its belief that it is more likely than not that it will be realized. This belief is based upon a review of all available evidence, including historical operating results, projections of future taxable income, and tax planning strategies.

                        CHARLES RIVER LABORATORIES, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                             (dollars in thousands)

                                                    For the Year Ended December 26, 1998(a)
                              ------------------------------------------------------------------------------------------------------
                                                                                Pro Forma
                                                                                 for the
                                                                             Recapitalization           Sierra
                               Company        1998        Recapitalization     and the 1998   --------------------------
                              Historical  Acquisitions(b)    Adjustments       Acquisitions    Historical(c) Adjustments   Pro Forma
                              ----------  --------------  ----------------   ----------------  ------------  -----------   ---------
Net sales...................   $193,301     $3,457          $       --          $196,758          $19,880    $   --        $216,638
Cost of products sold and
 services provided..........    122,547      2,716                  --           125,263           10,634        --         135,897
Selling, general and
 administrative expenses....     34,142        805                  41(d)         34,988            6,227        --          41,215
Amortization of goodwill
and other intangibles.......      1,287        116(e)               --             1,403              256       926(e)        2,585
                               --------     ------          ----------          --------          -------    ------        --------
Operating income............     35,325       (180)                (41)           35,104            2,763      (926)         36,941
Interest income.............        986         --                (986)(f)            --               --        --              --
Interest expense............       (421)       (23)            (36,279)(g)       (36,723)            (762)      762(h)      (36,723)
Loss from foreign currency,
 net........................        (58)        --                  --               (58)              --        --             (58)
                               --------     ------          ----------          --------          -------    ------        --------
Income (loss) before income
 taxes, minority interests
 and earnings from equity
 investments................     35,832       (203)           (37,306)            (1,677)           2,001      (164)            160
Provision (benefit) for
income taxes................     14,123        150            (14,670)(i)           (397)             820       305(j)          728
                               --------     ------          ----------          --------          -------    ------        --------
Income (loss) before
 minority interests and
 earnings from equity
 investments................     21,709       (353)           (22,636)            (1,280)           1,181      (469)           (568)
Minority interests..........        (10)        --                 --                (10)              --        --             (10)
Earnings from equity
 investments................      1,679          2                 --              1,681               --        --           1,681
                               --------     ------          ----------          --------          -------    ------        --------
Net income (loss)...........   $ 23,378     $ (351)         $ (22,636)          $    391          $ 1,181    $ (469)       $  1,103
                               ========     ======          =========           ========          =======    ======        ========

                        CHARLES RIVER LABORATORIES, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                             (dollars in thousands)

                                                    For the Nine Months Ended September 26, 1998(a)
                              ------------------------------------------------------------------------------------------------------
                                                                                Pro Forma
                                                                                 for the
                                                                             Recapitalization           Sierra
                               Company        1998        Recapitalization     and the 1998   --------------------------
                              Historical  Acquisitions(b)    Adjustments       Acquisitions    Historical(c) Adjustments   Pro Forma
                              ----------  --------------  ----------------   ----------------  ------------  -----------   ---------
Net sales...................   $145,519     $2,984            $     --          $148,503        $14,769      $    --       $163,272
Cost of products sold and
   services provided........     91,041      2,436                  --            93,477          7,869           --        101,346
Selling, general and
   administrative expenses..     25,202        723                  47(d)         25,972          4,265           --         30,237
Amortization of goodwill and
   other intangibles........      1,036        116(e)               --             1,152            192          700(e)       2,044
Restructuring charges.......         --         --                  --                --             --           --             --
                               --------     ------             --------         --------        -------       ------       --------
Operating income............     28,240       (291)                (47)           27,902          2,443         (700)        29,645
Interest income ............        659         --                (659)(f)            --             --           --             --
Interest expense............       (311)       (23)            (27,210)(g)       (27,544)          (513)         513(h)     (27,544)
Loss from foreign currency,
  net.......................       (127)        --                  --              (127)            --           --           (127)
                               --------     ------             --------         --------        -------       ------       --------
Income (loss) before income
   taxes,  minority interests
   and earnings from equity
   investments..............     28,461       (314)             (27,916)             231          1,930         (187)            --
Provision (benefit) for
   income taxes.............     11,280        105              (10,985)(i)          400            791          205          1,396
                               --------     ------             --------         --------        -------       ------       --------
Income (loss) before minority
   interests and earnings from
   equity investments.......     17,181       (419)             (16,931)            (169)         1,139         (392)           578
   Minority interests.......         (8)        --                                    (8)            --           --             (8)
Earnings from equity
   investments..............      1,286          2                   --            1,288             --           --          1,288
                               --------     ------             --------         --------        -------       ------       --------
Net income (loss)............. $ 18,459     $ (417)            $(16,931)        $  1,111        $ 1,139       $ (392)      $  1,858
                               ========     ======             ========         ========        =======       ======       ========

                        CHARLES RIVER LABORATORIES, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                             (dollars in thousands)


                                                      For the Nine Months Ended September 25, 1999(a)
                              ---------------------------------------------------------------------------------------------------
                                                                                                                  Pro Forma for
                                                                                           Sierra                Recapitalization
                               Company     Recapitalization      Pro Forma        --------------------------         & Sierra
                              Historical     Adjustments      Recapitalization    Historical(c)  Adjustments        Acquisition
                              ----------   ----------------   ----------------    ------------   -----------     ----------------
Net sales..................... $161,096       $      --          $161,096           $16,034         $   --          $177,130
Cost of products sold and
   services provided..........   97,230              --            97,230             9,589             --                --
Selling, general and
   administrative expenses....   29,414             (18)(d)        29,396             5,364             --                --
Amortization of goodwill and
   other intangibles..........    1,114              --             1,114               192            700(e)
Restructuring charges.........       --              --                --                --             --                --
                               --------        --------          --------           -------        -------          --------
Operating income..............   33,338              18            33,356               889           (700)           33,545
Other income..................    1,441              --             1,441                --             --             1,441
Interest income...............      496            (496)(f)            --                --             --               --
Interest expense..............     (207)        (29,373)(g)       (29,580)             (321)           321(h)        (29,580)
Loss from foreign currency,
   net........................     (143)             --              (143)               --             --              (143)
                               --------        --------          --------           -------        -------          --------
Income (loss) before income
   taxes, minority interests
   and earnings from equity
   investments................   34,925         (29,851)            5,074               568           (379)              --
Provision (benefit) for
   income taxes...............   16,903         (14,447)(i)         2,456               233            128(j)         2,817
                               --------        --------          --------           -------        -------         --------
Income (loss) before
   minority interests and
   earnings from equity
   investments................   18,022         (15,404)            2,618               335           (507)           2,446
   Minority interests.........      (10)             --               (10)               --             --              (10)
Earnings from equity
   investments................    1,940              --             1,940                --             --            1,940
                               --------        --------          --------           -------        -------         --------
Net income (loss)............. $ 19,952        $(15,404)         $  4,548           $   335        $  (507)        $  4,376
                               ========        ========          ========           =======        =======         ========

                        CHARLES RIVER LABORATORIES, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                             (dollars in thousands)


                                            For the Twelve Months Ended September 25, 1999(m)
                              -----------------------------------------------------------------------
                                               1998
                                           Acquisition(b)
                               Company     -------------      Recapitalization      Pro Forma
                              Historical        ESD              Adjustments      Recapitalization
                              ----------   ----------------   ----------------    ----------------
Net sales...................   $208,878        $  473            $    --              $209,351
Cost of products sold and
   services provided........    128,736           280                 --               129,016
Selling, general and
   administrative expenses..     38,354            82                (24)(d)            38,412
Amortization of goodwill and
   other intangibles........      1,365            --                 --                 1,365
                                -------         -----           --------              --------
Operating income............     40,423           111                 24                40,558
Other income................      1,441            --                 --                 1,441
Interest income.............        823            --               (823)(f)                --
Interest expense............       (317)           --            (38,442)(g)           (38,759)
Loss from foreign currency,
  net.......................        (74)           --                 --                   (74)
                                -------         -----           --------              --------
Income (loss) before income
   taxes, minority interests an
   earnings from equity
   investments..............     42,296           111            (39,241)                3,166
Provision (benefit) for income
  taxes.....................     19,746            45            (18,131)(i)             1,660
                                -------         -----           --------              --------
Income (loss) before minority
   interests and earnings from
   equity investments.......     22,550            66            (21,110)                1,506
Minority interests..........        (12)           --                 --                   (12)
Earnings from equity
   investments..............      2,333            --                 --                 2,333
                                -------         -----           --------              --------
Net income (loss)...........    $24,871         $  66           $(21,110)             $  3,827
                                =======         =====           ========              ========

(Table continued)



                                                                Pro Forma for
                                       Sierra                Recapitalization
                              -------------------------         & Sierra
                              Historical(c)  Adjustments        Acquisition(k)
                              ------------   -----------     ----------------
Net sales...................    $21,145       $      --        $ 230,496
Cost of products sold and
   services provided........     12,354              --          141,370
Selling, general and
   administrative expenses..      7,326              --           45,738
Amortization of goodwill and
   other intangibles........        256             926(e)         2,547
                                -------       ---------        ---------
Operating income............      1,209            (926)          40,841
Other income................         --              --            1,441
Interest income.............         --              --               --
Interest expense............       (570)            570(b)      (38,759)
Loss from foreign currency,
  net.......................         --              --             (74)
                                ------        ---------        --------
Income (loss) before income
   taxes, minority interests a
   earnings from equity
   investments..............       639             (356)          3,449
Provision (benefit) for income
  taxes.....................       262              228(j)        2,150
                                ------        ---------        --------
Income (loss) before minority
   interests and earnings from
   equity investments.......       377             (584)          1,299
Minority interests..........        --               --             (12)
Earnings from equity
   investments..............        --               --           2,333
                                ------        ---------        --------
Net income (loss)...........    $  377        $    (584)       $  3,620
                                ======        =========        ========

                        CHARLES RIVER LABORATORIES, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED STATEMENTS OF INCOME
                             (dollars in thousands)

(a) Charles River's fiscal year consists of a twelve month period ending on the Saturday closest to December 31; the Company's nine month periods consist of the nine months ending on the Saturday closest to September 30.

(b) Represents the financial results for the companies acquired during 1998 for the periods not included in the Company Historical column as follows:
     Tektagen (from January 1, 1998 until March 31, 1998), Therion (from January 1, 1998 until March 31, 1998) and ESD (from January 1, 1998 until November 30, 1998). The tables below detail these results for the year ended December 26, 1998 and the nine months ended September 26, 1998:

                                                              For the Year Ended December 26, 1998
                                               -----------------------------------------------------------------
                                               Tektagen     Therion       ESD       Adjustments         Total
                                               --------     -------   -----------   -----------       ----------
Net sales....................................    $ 917        $310      $2,230        $    --          $ 3,457
Cost of products sold and services
   provided..................................      977          89       1,650             --            2,716
   Selling, general and administrative
     expenses................................      407          85         313             --              805
   Amortization of goodwill and other
   intangibles...............................       --          --          --            116(e)           116(e)
                                                 -----       -----      ------        -------         --------
Operating income.............................     (467)        136         267           (116)            (180)
Interest income..............................       --          --          --             --               --
Interest expense.............................      (23)         --          --             --              (23)
(Loss) gain from foreign currency, net.......       --          --          --             --               --
                                                 -----       -----      ------        -------         --------
(Loss) income before income taxes,
   minority interests and earnings from
   equity investments.....................        (490)        136         267           (116)            (230)
   Provision (benefit) for income taxes...          --          43         107             --              150
                                                 -----       -----      ------        -------         --------
(Loss) income before minority interests
   and earnings from equity investments...        (490)         93         160           (116)            (353)
   Minority interests.....................          --          --          --             --               --
                                                 -----       -----      ------        -------         --------
Earnings from equity investments.............       --           2          --             --                2
                                                 -----       -----      ------        -------         --------
Net (loss) income............................    $(490)      $  95      $  160        $  (116)        $   (351)
                                                 =====       =====      ======        =======         ========


                                                          For the Nine Months Ended September 26, 1998
                                               -----------------------------------------------------------------
                                               Tektagen     Therion       ESD       Adjustments         Total
                                               --------     -------   -----------   -----------       ----------
Net sales....................................  $ 917        $310        $1,757       $     --          $ 2,984
Cost of products sold and services
   provided..................................    977          89         1,370             --            2,436
Selling, general and administrative
   expenses..................................    407          85           231             --              723
Amortization of goodwill and other
   intangibles...............................     --          --            --            116(e)           116(e)
                                               -----        ----        ------       --------          -------
Operating income.............................   (467)        136           156           (116)            (291)
Interest income..............................     --          --            --             --               --
Interest expense.............................    (23)         --            --             --              (23)
Loss from foreign currency, net..............     --          --            --             --               --
                                                ----       -----         -----       --------          -------
(Loss) income before income taxes,
   minority interests and earnings from
   equity investments.......................    (490)        136           156          (116)             (314)
   Provision (benefit) for income taxes.....      --          43            62            --               105
                                                ----       -----         -----       -------           -------
(Loss) income before minority interests
   and earnings from equity investments.....    (490)         93            94          (116)             (419)
   Earnings from equity investments.........      --           2            --            --                 2
   Minority interests.......................      --          --            --            --                --
                                               -----       -----         -----       -------           -------
Net (loss) income...........................   $(490)      $  95         $  94       $  (116)          $  (417)
                                               =====       =====         =====       =======           =======

(c) Represents the historical unaudited consolidated financial results of Sierra. These results have been adjusted to reflect the results of operations for HTI Bio-Services, Inc., a company Sierra acquired in January 1999 for the periods not included in the Sierra historical results. The results also reflect related pro forma adjustments to goodwill amortization, interest and tax expense.

     As part of the Sierra Acquisition, the Company has agreed to pay up to $10,000 in performance-based bonus payments if certain financial objectives are reached over the next five years. At the time these contingencies are resolved, the bonuses, if any, will be recorded as compensation expense. As these amounts are not reasonably estimable, the expense related to those bonus payments has not been included in the pro forma financial statements.

     Also in conjunction with the Sierra Acquisition, the Company will enter into employment agreements with certain Sierra employees that contain retention and non-competition payments totaling $3,000 to be paid upon their continuing employment with the Company at December 31, 1999 and June 30, 2001. The expense related to these payments has not been included in the pro forma financial statements as they are considered non-recurring. At the time these contingencies are resolved, the payments, if any, will be recorded as compensation expense.

(d) To record the elimination of certain B&L allocated or specifically identified corporate costs to be replaced by management's estimate of the stand alone costs. The Company historically operated autonomously from B&L; therefore, the level of corporate charges was minimal. Management's estimates of stand alone costs include additional professional fees and other general and administrative expenses as shown below:


                                                                 Nine Months    Nine Months      Twelve
                                                    Year Ended      Ended          Ended      Months Ended
                                                   December 26,  September 26,  September 25, September 25,
                                                       1998          1998          1999           1999
                                                   ------------  -------------  ------------- -------------
Allocated or identified corporate costs:
   Professional services...........................    $   12        $   13         $   17        $   16
   Insurance.......................................     2,552         1,894          1,820         2,478
   Other general and administrative................        60            46            181           195
                                                       ------        ------         ------        ------
      Total........................................     2,624         1,953          2,018         2,689
                                                       ------        ------         ------        ------
Management's estimated stand alone costs:

   Professional services(1)........................       500           375            375           500
   Insurance.......................................     1,940         1,455          1,455         1,940
   Other general and administrative................       225           170            170           225
                                                       ------        ------         ------        ------
      Total........................................     2,665         2,000          2,000         2,665
                                                       ------        ------         ------        ------
      Net increase (decrease) in expenses..........    $   41        $   47         $  (18)       $  (24)
                                                       ======        ======         ======        ======

-------------------
     (1) Include legal, financial and tax accounting and other professional expenses.

(e) Reflects the incremental expense required to reflect amortization of goodwill generated in the 1998 Acquisitions and the Sierra Acquisition based on an estimated useful life of 15 years.

(f) Reflects the elimination of interest income generated from cash and cash equivalents that, according to the terms of the Recapitalization Agreement, will not be a part of the ongoing operations of Charles River.

(g) To adjust historical interest expense for that portion related to liabilities that, according to the Recapitalization Agreement, will be assumed by B&L and will therefore not be part of the ongoing operations of Charles River as well as adjustment to the unaudited pro forma consolidated interest expense as a result of the Transactions:


                                                                    Nine Months   Nine Months      Twelve
                                                      Year Ended       Ended         Ended      Months Ended
                                                     December 26,  September 26, September 25, September 25,
                                                         1998          1998           1999          1999
                                                     ------------  ------------- ------------- -------------
Increase in interest expense
   Notes offered hereby(1)...........................  $20,203        $15,152       $17,222       $22,273
   Term loans(2).....................................   14,500         10,875        10,875        14,500
   Revolver(3).......................................      310            233           233           310
   Amortization of deferred financing costs(4).......    1,523          1,142         1,142         1,523
                                                       -------        -------       -------       -------
      Total(5).......................................   36,536         27,402        29,472        38,606
   Elimination of historical interest expense........     (257)          (192)          (99)         (164)
                                                       -------        -------       -------       -------
      Net increase in interest expense...............  $36,279        $27,210       $29,373       $38,442
                                                       =======        =======       =======       =======

-------------------
(1)  Interest expense was calculated at an effective interest rate of 13.66%.

(2) Interest expense was calculated at an effective blended interest rate of 9.06%, which is based upon a base rate or LIBOR plus a margin and is reset every six months.

(3) Represents interest expense calculated at 8.50% plus fees on the unused portion of 0.50%.

(4) Represents annual amortization expense utilizing a weighted average maturity on all borrowings of 8.70 years.

(5) A 0.125% increase or decrease in the effective weighted average interest rate for the senior credit facilities would change pro forma interest expense by $203, $152 and $152 for the fiscal year ended December 26, 1998 and the nine months ended September 26, 1998 and September 25, 1999, respectively.

(h) To eliminate Sierra's historical interest expense related to debt that, according to the terms of the Sierra stock purchase agreement, will be repaid.

(i) Represents the income tax adjustment required to result in a pro forma income tax provision based on: (i) Charles River's historical tax provision using historical amounts and (ii) the direct tax effects of the pro forma adjustments described above.

(j) Represents the income tax adjustment required to result in a pro forma income tax provision based on: (i) Sierra's historical tax provision using historical amounts and (ii) the direct tax effects of the pro forma adjustments described above.

(k) Information for the twelve months ended September 25, 1999 represents the sum of the unaudited pro forma fiscal year ended December 26, 1998 and the unaudited pro forma nine months ended September 25, 1999, less the unaudited pro forma nine months ended September 26, 1998.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                            Page
                                                                            ----

Charles River Laboratories, Inc.

Report of Independent Accountants.......................................... F-2
Consolidated Statements of Income for the years ended December 28, 1996,
   December 27, 1997 and December 26, 1998................................. F-3
Consolidated Balance Sheets as of December 27, 1997 and December 26, 1998.. F-4 Consolidated Statement of Cash Flows for the years ended December 28, 1996,
   December 27, 1997 and December 26, 1998 ................................ F-5
Consolidated Statement of Changes in Shareholder's Equity for the years ended December 30, 1995, December 28, 1996, December 27, 1997 and
   December 26, 1998....................................................... F-7
Notes to Consolidated Financial Statements................................. F-8
Consolidated Statements of Income for the nine months ended September 26,
   1998 and September 25, 1999 (unaudited)................................. F-24
Consolidated Balance Sheet as of September 25, 1999 (unaudited)............ F-25
Consolidated Statements of Cash Flows for the nine months ended
   September 26, 1998 and September 25, 1999 (unaudited)................... F-26
Notes to Interim Consolidated Financial Statements (unaudited)............. F-28

                        Report of Independent Accountants


To the Board of Directors of
Charles River Laboratories, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholder's equity and cash flows present fairly, in all material respects, the financial position of Charles River Laboratories, Inc. and its subsidiaries (the "Company") at December 26, 1998 and December 27, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 26, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, Massachusetts

June 30, 1999,
except as to Note 2, which is as of September 29, 1999

                        CHARLES RIVER LABORATORIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                             (dollars in thousands)


                                                                                   Fiscal Year Ended
                                                                        --------------------------------------
                                                                        December 28, December 27, December 26,
                                                                            1996         1997         1998
                                                                        ------------ ------------ ------------
Net sales...............................................................  $155,604     $170,713     $193,301
Costs and expenses
   Cost of products sold and services provided..........................    97,777      111,460      122,547
   Selling, general and administrative..................................    28,327       30,451       34,142
   Amortization of goodwill and intangibles.............................       610          834        1,287
   Restructuring charges................................................     4,748        5,892           --
                                                                           -------      -------      -------
Operating income........................................................    24,142       22,076       35,325
Other income (expense)
   Interest income......................................................       654          865          986
   Interest expense.....................................................      (491)        (501)        (421)
   Gain/(loss) from foreign currency, net...............................        84         (221)         (58)
                                                                           -------      -------      -------
Income before income taxes, minority interests and earnings
   from equity investments..............................................    24,389       22,219       35,832
Provision for income taxes..............................................    10,889        8,499       14,123
                                                                           -------      -------      -------
Income before minority interests and earnings from equity investments...    13,500       13,720       21,709
Minority interests......................................................        (5)         (10)         (10)
Earnings from equity investment.........................................     1,750        1,630        1,679
                                                                           -------      -------      -------
Net income..............................................................   $15,245      $15,340      $23,378
                                                                           =======      =======      =======

                 See Notes to Consolidated Financial Statements.

                        CHARLES RIVER LABORATORIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                                               December 27, December 26,
                                                                                   1997         1998
                                                                               ------------ ------------
Assets
   Current assets
      Cash and cash equivalents................................................   $17,915      $24,811
      Trade receivables, less allowances of $688 and $898, respectively........    28,280       32,466
      Inventories..............................................................    28,904       30,731
      Deferred income taxes....................................................     4,751        5,432
      Due from affiliates......................................................     1,153          982
      Other current assets.....................................................     2,320        2,792
                                                                                  -------      -------
        Total current assets...................................................    83,323       97,214
   Property, plant and equipment, net..........................................    76,889       82,690
   Goodwill and other intangibles, less accumulated amortization of $4,356
      and $5,591 respectively..................................................     8,621       17,705
   Investments in affiliates...................................................    16,140       18,470
   Other assets................................................................    11,238       17,331
                                                                                  -------      -------
        Total assets...........................................................  $196,211     $233,410
                                                                                  =======      =======

Liabilities and Shareholder's Equity
   Current liabilities
      Current portion of long-term debt........................................       $83         $202
      Current portion of capital lease obligations.............................       144          188
      Accounts payable.........................................................     7,566       11,615
      Accrued compensation.....................................................     8,601        9,972
      Accrued ESLIRP...........................................................     4,407        5,160
      Deferred income..........................................................     1,339        3,419
      Accrued restructuring....................................................     2,732        1,113
      Accrued liabilities......................................................     8,282       13,794
      Accrued income taxes.....................................................     8,423       14,329
                                                                                  -------      -------
        Total current liabilities..............................................    41,577       59,792
   Long-term debt..............................................................       170          248
   Capital lease obligations...................................................       966          944
   Other long-term liabilities.................................................     3,844        3,861
                                                                                  -------      -------
        Total liabilities......................................................    46,557       64,845
                                                                                  -------      -------
   Commitments and contingencies (Note 12)
   Minority interests..........................................................       290          306
   Shareholder's equity
      Common stock, par value $1 per share, 1,000 shares issued................         1            1
      Capital in excess of par value...........................................    17,836       17,836
      Retained earnings........................................................   140,320      156,776
      Accumulated other comprehensive income...................................    (8,793)      (6,354)
                                                                                  -------      -------
        Total shareholder's equity.............................................   149,364      168,259
                                                                                  -------      -------
        Total liabilities and shareholder's equity.............................  $196,211     $233,410
                                                                                  =======      =======


                 See Notes to Consolidated Financial Statements.

                        CHARLES RIVER LABORATORIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)


                                                                                      Fiscal Year Ended
                                                                           --------------------------------------
                                                                           December 28, December 27, December 26,
                                                                               1996         1997         1998
                                                                           ------------ ------------ ------------

Cash flows relating to operating activities
   Net income..............................................................    $15,245      $15,340      $23,378
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization........................................      9,528        9,703       10,895
      Provision for doubtful accounts......................................         81          166          181
      Earnings from equity investments.....................................     (1,750)      (1,630)      (1,679)
      Minority interests...................................................          5           10           10
      Deferred income taxes................................................     (5,693)      (1,363)      (3,133)
      Stock compensation expense...........................................         24           84          333
      Property, plant and equipment write downs............................         --          822           --
   Changes in assets and liabilities

      Trade receivables....................................................     (1,840)      (2,232)      (1,712)
      Inventories..........................................................     (1,552)      (1,917)      (1,250)
      Due from affiliates..................................................       (845)        (462)         538
      Other current assets.................................................        133          165         (241)
      Other assets.........................................................     (1,787)         611       (4,990)
      Accounts payable.....................................................       (180)         594        2,853
      Accrued compensation.................................................       (347)         674        2,090
      Accrued ESLIRP.......................................................        674          499          821
      Deferred income......................................................        (62)         105        1,278
      Accrued restructuring................................................         --        2,732       (1,619)
      Accrued liabilities..................................................      1,705          431        3,970
      Accrued income taxes.................................................      6,852         (500)       5,605
      Other long-term liabilities..........................................        354         (148)        (629)
                                                                                ------       ------       ------
        Net cash provided by operating activities..........................     20,545       23,684       36,699
                                                                                ------       ------       ------
Cash flows relating to investing activities
   Dividends received from equity investments..............................        725          773          681
   Capital expenditures....................................................    (11,572)     (11,872)     (11,909)
   Cash paid for acquisition of businesses.................................       (831)      (1,207)     (11,121)
                                                                                ------       ------       ------
        Net cash used in investing activities..............................    (11,678)     (12,306)     (22,349)
                                                                                ------       ------       ------
Cash flows relating to financing activities
   Long-term debt..........................................................     (3,677)         162       (1,048)
   Capital lease obligations...............................................       (194)        (346)         (48)
   Net activity with Bausch & Lomb.........................................       (197)     (12,755)      (6,922)
                                                                                 -----        -----        -----
        Net cash used in financing activities..............................     (4,068)    ( 12,939)      (8,018)
                                                                                 -----        -----        -----
Effect of exchange rate changes on cash and cash equivalents...............       (478)        (181)         564
                                                                                 -----        -----        -----
Net change in cash and cash equivalents....................................      4,321       (1,742)       6,896
Cash and cash equivalents, beginning of year...............................     15,336       19,657       17,915
                                                                                 -----        -----        -----


                 See Notes to Consolidated Financial Statements.

                                       F-5




                                                                                      Fiscal Year Ended
                                                                           --------------------------------------
                                                                           December 28, December 27, December 26,
                                                                               1996         1997         1998
                                                                           ------------ ------------ ------------

Cash and cash equivalents, end of year.....................................    $19,657      $17,915      $24,811
                                                                                ======       ======       ======
Supplemental cash flow information
   Cash paid for taxes.....................................................     $4,821       $4,254       $4,681
   Cash paid for interest..................................................        414          287          177

                 See Notes to Consolidated Financial Statements.

                        CHARLES RIVER LABORATORIES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                             (dollars in thousands)


                                                                               Accumulated
                                                                                  Other                  Capital
                                                                   Retained   Comprehensive    Common   In Excess
                                                         Total     Earnings       Income       Stock      of Par
                                                         -----     --------   -------------    ------   ---------
Balance at December 30, 1995........................   $142,537    $122,687        $2,013       $  1      $17,836
   Components of comprehensive income:
      Net income....................................     15,245      15,245            --         --           --
      Foreign currency translation..................     (3,467)         --        (3,467)        --           --
      Minimum pension liability adjustment..........         15          --            15         --           --
                                                        -------
        Total comprehensive income..................     11,793
                                                        -------         --             --         --           --
   Net activity with Bausch & Lomb..................       (197)       (197)           --         --           --
                                                        -------     -------        ------      -----       ------
Balance at December 28, 1996........................   $154,133    $137,735       $(1,439)        $1      $17,836
   Components of comprehensive income:
      Net income....................................     15,340      15,340            --         --           --
      Foreign currency translation..................     (6,844)         --        (6,844)        --           --
      Minimum pension liability adjustment..........       (510)         --          (510)                     --
                                                        -------
        Total comprehensive income..................      7,986
                                                        -------          --            --         --           --
   Net activity with Bausch & Lomb..................    (12,755)    (12,755)           --         --           --
                                                        -------     -------        ------      -----       ------
Balance at December 27, 1997........................   $149,364    $140,320       $(8,793)        $1      $17,836
   Components of comprehensive income:
      Net income....................................     23,378      23,378            --         --           --
      Foreign currency translation..................      2,839          --         2,839         --           --
      Minimum pension liability adjustment..........       (400)         --          (400)                     --
                                                        -------
        Total comprehensive income..................     25,817
                                                        -------          --            --         --           --
   Net activity with Bausch & Lomb..................     (6,922)     (6,922)           --         --           --
                                                        -------     -------        ------      -----       ------
Balance at December 26, 1998........................   $168,259    $156,776       $(6,354)        $1      $17,836
                                                        =======     =======        ======      =====       ======

                 See Notes to Consolidated Financial Statements.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1.   Description of Business and Summary of Significant Accounting Policies

   Description of Business

     Charles River Laboratories, Inc. (the "Company") is a commercial producer and supplier of animal research models for use in the discovery, development and testing of pharmaceuticals. In addition, the Company is a supplier of biomedical products and services in several specialized niche markets. The Company is a 100% owned subsidiary of Bausch & Lomb Incorporated (Bausch & Lomb). The Company's fiscal year is the twelve month period ending the last Saturday in December.

   Basis of Presentation

     As of the dates and for the periods presented in these financial statements, the assets, liabilities, operations and cash flows relating to the Company are held by Bausch & Lomb and certain affiliated entities. As more fully described in Note 2, effective September 29, 1999, the Company consummated a recapitalization agreement that provides for the contribution of all such assets, liabilities and operations to an existing dormant subsidiary which was subsequently renamed CRL Holdings, Inc. These consolidated financial statements include all such assets, liabilities, operations and cash flows as of and for each of the periods presented.

   Principles of Consolidation

     The financial statements include all majority-owned U.S. and non-U.S. subsidiaries. Intercompany accounts, transactions and profits are eliminated. Affiliated companies over which the Company does not have the ability to exercise control are accounted for using the equity method (Note 11).

   Use of Estimates

     The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

   Cash and Cash Equivalents

     Cash equivalents include time deposits and highly liquid investments with remaining maturities at the purchase date of three months or less.

   Inventories

     Inventories are stated at the lower of cost or market. Cost is determined principally on the average cost method. All inventories have been reduced to their net realizable value. Costs for primates are accumulated in inventory until certain primates are sold or declared breeders.

   Property, Plant and Equipment

     Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed as incurred. Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: building, 20 to 40 years; machinery and equipment, 2 to 20 years; and leasehold improvements, shorter of estimated useful life or the lease periods.

                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)


   Intangible Assets

     Intangible assets are amortized on a straight-line basis over periods ranging from eight to 20 years. Intangible assets consist primarily of goodwill, patents and non-compete agreements.

   Other Assets

     Other assets consist primarily of the cash surrender value of life insurance net long-term deferred tax assets and the net value of primate breeders. The value of primate breeders is amortized over 20 years. Total amortization expense for primate breeders was $378, $348 and $323 in 1996, 1997 and 1998 and is included in costs of products sold and services provided.

   Impairment of Long-Lived Assets

     The Company evaluates long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal are less than its carrying amount. In such instances, the carrying value of long-lived assets is reduced to the estimated fair value, as determined using an appraisal or discounted cash flow, as appropriate.

   Stock-Based Compensation Plans

     As permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), the Company accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25).

   Revenue Recognition

     Revenues are recognized when products are shipped, services performed or upon submission of a lab report for laboratory services. Deferred income represents cash received in advance of delivery of primates from customers under contract and is recognized at time of delivery.

   Fair Value of Financial Instruments

     The carrying amount of the Company's significant financial instruments, which includes accounts receivable and debt, approximate their fair values at December 26, 1998 and December 27, 1997.

   Income Taxes

     As of December 26, 1998, the Company was not a separate taxable entity for federal, state or local income tax purposes and its results of operations were included in the consolidated Bausch & Lomb tax returns. The Company accounts for income taxes under the separate return method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109).

   Foreign Operations

                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)


     The financial statements of all non-U.S. subsidiaries are translated into U.S. dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and shareholder's equity at historical exchange rates. The resulting translation adjustment is recorded as a component of accumulated other comprehensive income on the accompanying balance sheet.

   Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables from customers within the pharmaceutical and biomedical industries. As these industries have experienced significant growth and its customers are predominantly well-established and viable, the Company believes its exposure to credit risk to be minimal.

   Comprehensive Income

     The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (FAS 130) at the beginning of 1998. As it relates to the Company, comprehensive income is defined as net income plus the sum of currency translation adjustments and the change in minimum pension liability (collectively, other comprehensive income), and is presented in the Consolidated Statement of Changes in Shareholder's Equity.

   Segment Reporting

     During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS 131), which requires financial and descriptive information about an enterprise's reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in two business segments, research models and biomedical products and services.

   Reclassifications

     Certain amounts in prior year financial statements and related notes have been changed to conform with current year presentation.

2.   Subsequent Events

     On September 29, 1999 CRL Acquisition LLC, an affiliate of DLJ Merchant Banking Partners II, L.P., consummated a transaction in which it acquired 87.5% of the common stock of Charles River Laboratories, Inc. from Bausch & Lomb for approximately $443 million. This transaction was effected through Charles River Laboratories Holdings, Inc. ("Holdings"), a holding company with no operations or assets other than its ownership of 100% of the Company's outstanding stock. This transaction will be accounted for as a leveraged recapitalization, which will have no impact on the historical basis of the Company's assets and liabilities. In addition, concurrent with the transaction, the Company purchased all of the outstanding shares of common stock of SBI Holdings, Inc. ("Sierra"), a pre-clinical biomedical services company, for $24.0 million. This acquisition will be accounted for as a purchase business combination with the operating results of Sierra being included in the Company's consolidated operating results beginning on the effective date of the acquisition. These transactions are hereafter referred to as the "Acquisitions".

     The Acquisitions and related transaction fees and expenses were funded as follows:

                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)



      o issuance of 150,000 units, each consisting of a $1,000 principal amount of 13.5% senior subordinated note (the Series A Note Offering) and one warrant to purchase 3.942 shares of common stock of Holdings;

      o borrowings by the Company of $162.0 million under a new senior secured credit facility;

      o  an equity investment of $92.4 million in Holdings;

      o senior discount debentures with warrants issued by Holdings for $37.6 million; and

      o subordinated discount note issued by Holdings to Bausch & Lomb for $43.0 million.

     The Series A Note Offering (the "Notes") will mature on October 1, 2009. The Notes will not be redeemable at the issuers' option prior to October 1, 2004. Thereafter, the Notes will be subject to redemption at any time at the option of the issuer at redemption prices set forth in the Notes. Interest on the Notes will accrue at the rate of 13.5% per annum and will be payable semi-annually in arrears on October 1 and April 1 of each year, commencing on April 1, 2000. The payment of principal and interest on the Notes will be subordinated in right to the prior payment of all Senior Debt, as defined. The senior secured credit facility includes a $40 million term loan A facility, a $120 million term loan B facility and a $30 million revolving credit facility. The term loan A facility will mature on October 1, 2005, the term loan B facility will mature on October 1, 2007 and the revolving credit facility will mature on October 1, 2005. Interest on the term loan A, term loan B and revolving credit facility will accrue at either a base rate plus 1.75% or LIBOR plus 3.0%, at the Company's option (8.5%, 9.25% and 8.5%, respectively, at September 29, 1999) per annum and will be paid quarterly in arrears commencing on December 30, 1999. A commitment fee in an amount equal to 0.50% per annum on the daily average unused portion of the revolving credit facility will be paid quarterly in arrears. Upon the occurrence of a change in control, as defined, the issuer will be obligated to make an offer to each holder of the Notes to repurchase all or any part of such holders' Notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Restrictions under the Notes include certain sales of assets, certain payments of dividends and incurrence of debt, and limitations on certain mergers and transactions with affiliates. With respect to the Notes and the senior secured credit facility, the Company will be required to maintain certain financial ratios and covenants.

3.   Restructuring Charges and Asset Impairments

     In June 1996 and April 1997, the Bausch & Lomb board of directors approved plans to restructure portions of the Company. As a result, pre-tax restructuring charges of $4,748 and $5,892 were recorded in 1996 and 1997, respectively. The major components of the plans are summarized in the table below:

                                                          1996       1997
                                                         ------     ------
Employee separations..................................   $2,283     $3,200
Asset writedowns......................................    1,631      2,157
Other.................................................      834        535
                                                          -----      -----
                                                         $4,748     $5,892
                                                          =====      =====

     These restructuring efforts have reduced the Company's fixed cost structure and realigned the business to meet its strategic objectives through the closure, relocation and consolidation of breeding, distribution, sales and administrative operations, and workforce reductions. Certain severance costs are being paid over periods greater than one year. Further, the Company is under a court order issued in June 1997 to relocate a portion of its primate operations from two

                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)


islands located in the Florida Keys to Miami, Florida. Also, the Company is required to refoliate the islands due to damage caused by the primates. Due to complications arising within the plan to relocate the primates, the relocation has taken longer than anticipated to complete, as the primates needed to be moved in a controlled manner in order to minimize mortality and breeding disruption. Asset writedowns relate primarily to the closing of facilities and losses resulting from equipment dispositions. Other charges included miscellaneous costs and other commitments.

     The following table sets forth the activity in the restructuring reserves through December 26, 1998:
                                                      Restructuring Programs
                                                   ----------------------------
                                                   1996       1997        Total
                                                   ----       ----        -----
Restructuring provision........................   $4,748         --      $4,748
Cash payments..................................   (3,117)        --      (3,117)
Asset write-downs..............................   (1,631)        --      (1,631)
                                                   -----      -----       -----
   Balance, December 28, 1996..................       --         --          --
Restructuring provision........................       --      5,892       5,892
Cash payments .................................       --     (1,725)     (1,725)
Asset write-downs..............................       --     (1,435)     (1,435)
                                                   -----      -----       -----
   Balance, December 27, 1997..................       --      2,732       2,732
Cash payments..................................       --       (897)       (897)
Asset write-downs..............................       --       (722)       (722)
                                                   -----      -----       -----
   Balance, December 26, 1998..................   $   --     $1,113      $1,113
                                                   =====      =====       =====


     Reserves remaining at December 26, 1998 primarily represent liabilities for continuing severance payments and relocation and refoliation costs. The remaining balance of $1,113 is expected to be fully utilized by the end of 1999.

4.   Supplemental Balance Sheet Information

     The composition of inventories is as follows:


                                                      December 27,  December 26,
                                                          1997          1998
                                                      ------------  ------------
Raw materials and supplies...........................    $ 5,222      $ 4,932
Work in process......................................        379        1,088
Finished products....................................     23,303       24,711
                                                           -----        -----
   Inventories.......................................    $28,904      $30,731
                                                           =====        =====

                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)


     The composition of property, plant and equipment is as follows:


                                                      December 27,  December 26,
                                                          1997          1998
                                                      ------------  ------------
Land.................................................    $ 7,473     $  7,783
Buildings............................................     82,963       90,919
Machinery and equipment..............................     63,192       74,876
Leasehold improvements...............................      1,033        3,063
Furniture and fixtures...............................      1,383        1,532
Vehicles.............................................      2,864        3,006
Construction in progress.............................      8,483        6,176
                                                         -------      -------
                                                         167,391      187,355
Less accumulated depreciation........................    (90,502)    (104,665)
                                                         -------      -------
   Net property, plant and equipment.................   $ 76,889     $ 82,690
                                                         =======      =======


5.   Long-Term Debt

     The Company has various debt instruments outstanding at its international subsidiaries aggregating $253 and $450 at December 27, 1997 and December 26, 1998, respectively, with interest rates ranging from 3% to 15.2% and maturities ranging from September 1999 through June 2003.

6.   Leases

   Capital Leases

     The Company has one capital lease for a building and three capital leases for equipment. These leases are capitalized using interest rates considered appropriate at the inception of each lease. Following is an analysis of assets under capital lease:


                                                      December 27,  December 26,
                                                          1997          1998
                                                      ------------  ------------
Building.............................................     $2,001       $2,001
Equipment............................................        179          179
Accumulated depreciation.............................     (1,213)      (1,457)
                                                           -----        -----
                                                          $  967       $  723
                                                           =====        =====

                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)


     Capital lease obligations amounted to $1,110 and $1,132 at December 27, 1997 and December 26, 1998, respectively, with maturities through 2003 at interest rates ranging from 8.6% to 9.3%. Future minimum lease payments under capital lease obligations at December 26, 1998 are as follows:

          1999.........................................................$  282
          2000.........................................................   282
          2001.........................................................   282
          2002.........................................................   282
          2003.........................................................   534
                                                                        -----
          Total minimum lease payments................................. 1,662
          Less amount representing interest............................  (530)
                                                                        -----
          Present value of net minimum lease payments..................$1,132
                                                                        =====

     Operating Leases

     The Company has various operating leases for machinery and equipment, automobiles, office equipment, land and office space. Rent expense for all operating leases was $2,944 in 1996, $3,111 in 1997 and $3,273 in 1998. Future minimum payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more consist of the following at December 26, 1998:

          1999.........................................................$3,182
          2000......................................................... 2,932
          2001......................................................... 1,994
          2002......................................................... 1,088
          2003.........................................................   488
          Thereafter................................................... 1,690
                                                                       ------
                                                                      $11,374
                                                                       ======

7.   Income Taxes

     An analysis of the components of income before income taxes and minority interests and the related provision for income taxes is presented below:


                                                                         Fiscal Year Ended
                                                               --------------------------------------
                                                               December 28, December 27, December 26,
                                                                   1996         1997         1998
                                                               ------------ ------------ ------------
Income before equity in earnings of foreign subsidiaries,
   income taxes and minority interests
   U.S........................................................    $15,422      $13,497      $22,364
   Non-U.S....................................................      8,967        8,722       13,468
                                                                   ------       ------       ------
                                                                  $24,389      $22,219      $35,832
                                                                   ======       ======       ======

                                      F-14



                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)


                                                                         Fiscal Year Ended
                                                               --------------------------------------
                                                               December 28, December 27, December 26,
                                                                   1996         1997         1998
                                                               ------------ ------------ ------------
Income tax provision
   Current:
      Federal.................................................    $ 5,506      $ 6,202      $ 7,730
      Foreign.................................................      4,217        2,528        6,171
      State and local.........................................      1,406        1,397        1,833
                                                                   ------       ------       ------
        Total current.........................................     11,129       10,127       15,734
                                                                   ------       ------       ------
   Deferred:
      Federal.................................................       (496)      (1,867)        (597)
      Foreign.................................................        376          498         (887)
      State...................................................       (120)        (259)        (127)
                                                                   ------       ------       ------
        Total deferred........................................       (240)      (1,628)      (1,611)
                                                                   ------       ------       ------
                                                                  $10,889       $8,499      $14,123
                                                                   ======       ======       ======

     Deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws. Realization of benefit for net operating losses and foreign tax credit carryforwards, which expire between 2002 and 2011, is contingent on future taxable earnings. A valuation allowance has been recorded for foreign tax credits, which may not be realized.

                                                             December 27, 1997       December 26, 1998
                                                            --------------------    --------------------
                                                            Assets   Liabilities    Assets   Liabilities
                                                            ------   -----------    ------   -----------
Current:
   Inventories...........................................   $  588          --      $  827          --
   Restructuring accruals................................    1,584          --       1,006          --
   Employee benefits and compensation....................    2,023          --       3,077          --
   Other accruals........................................      556          --         522          --
                                                             -----       -----      ------       -----
                                                             4,751          --       5,432          --
                                                             -----       -----      ------       -----

Non-current:
   Net operating loss and credit carryforwards...........    1,776                   2,960
   Depreciation and amortization.........................    3,326       1,723       3,672         836
   Valuation allowance on foreign tax credits............   (1,776)                 (1,766)
      Other..............................................      654          --         921          --
                                                             -----       -----      ------       -----
                                                             3,980       1,723       5,787         836
                                                             -----       -----      ======       =====
                                                            $8,731      $1,723     $11,219        $836
                                                             =====       =====      ======       =====

     Reconciliations of the statutory U.S. federal income tax rate to effective tax rates are as follows:

                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)


                                                                      Fiscal Year Ended
                                                           ---------------------------------------
                                                           December 28, December 27,  December 26,
                                                               1996         1997          1998
                                                           ------------ ------------  ------------
Tax at statutory U.S. tax rate.............................    35.0%        35.0%         35.0%
Foreign tax rate differences...............................     6.0         (0.1)          1.6
Non-deductible goodwill amortization.......................     0.3          0.4           0.6
State income taxes, net of federal tax benefit.............     3.4          3.3           3.1
Other......................................................    (0.6)        (0.4)         (0.8)
                                                               ----         ----          ----
                                                               44.1%        38.2%         39.5%
                                                               ====         ====          ====


     The Company's foreign subsidiaries have undistributed earnings at December 26, 1998. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

8.   Employee Benefits

     The Company sponsors one defined contribution plan and two defined benefit plans. The Company's defined contribution plan ("Charles River Laboratories Employee Savings Plan") qualifies under section 401(k) of the Internal Revenue Code. It covers substantially all U.S. employees and contains a provision whereby the Company matches two percent of employee contributions up to four percent. The costs associated with the defined contribution plan totaled $395, $416 and $498 in 1996, 1997, and 1998, respectively.

     One of the Company-sponsored defined benefit plans (Charles River Laboratories, Inc. Pension Plan) is a qualified, non-contributory plan that also covers substantially all U.S. employees. Benefits are based on participants' final average monthly compensation and years of service. Participants' rights vest upon completion of five years of service.

     Under another defined benefit plan, the Company provides certain executives with supplemental retirement benefits. This plan (Executive Supplemental Life Insurance Retirement Plan or ESLIRP) is generally unfunded and non-qualified under the provisions of the Employee Retirement Income Securities Act of 1974.

     The following table provides reconciliations of the changes in benefit obligations, fair value of plan assets and funded status of the two defined benefit plans.


                                                                    Pension Benefit Plans
                                                                    ---------------------
                                                                     1997           1998
                                                                    ------         ------
Reconciliation of benefit obligation
   Benefit/obligation at beginning of year........................  $17,570        $20,531
   Service cost...................................................      804            795
   Interest cost..................................................    1,413          1,588
   Benefit payments...............................................     (710)          (742)
   Actuarial loss.................................................    1,454          2,940
                                                                     ------         ------
   Benefit/obligation at end of year..............................  $20,531        $25,112
                                                                     ======         ======
Reconciliation of fair value of plan assets


                                      F-16



                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)

                                                                   Pension Benefit Plans
                                                                    ---------------------
                                                                     1997           1998
                                                                    ------         ------
   Fair value of plan assets at beginning of year.................  $17,394        $19,237
   Actual return on plan assets...................................    2,328          7,773
   Employer contributions.........................................      225            225
   Benefit payments...............................................     (710)          (742)
                                                                     ------         ------
   Fair value of plan assets at end of year.......................  $19,237        $26,493
                                                                     ======         ======
Funded status
   Funded status at beginning of year.............................  $(1,294)       $ 1,380
   Unrecognized transition obligation.............................      705            564
   Unrecognized prior-service cost................................      (31)           (27)
   Unrecognized gain..............................................   (4,331)        (7,178)
                                                                     ------         ------
   Accrued benefit (cost).........................................  $(4,951)       $(5,261)
                                                                     ======         ======
Amounts recognized in the consolidated balance sheet
   Accrued benefit cost...........................................  $(6,945)       $(7,849)
   Intangible asset...............................................      358            286
   Accumulated other comprehensive income.........................      982          1,381
                                                                     ------         ------
   Net amount recognized..........................................  $(5,605)       $(6,182)
                                                                     ======         ======

     Key weighted-average assumptions used in the measurement of the Company's benefit obligations are shown in the following table:


                                                   Fiscal Year Ended
                                        ---------------------------------------
                                        December 28, December 27,  December 26,
                                            1996         1997          1998
                                        ------------ ------------  ------------
Discount rate...........................    7.75%         7.5%            7%
Expected return on plan assets..........      10%          10%           10%
Rate of compensation increase...........     5.0%        4.75%         4.75%


          The following table provides the components of net periodic benefit cost for the two defined benefit plans for 1996, 1997 and 1998:


                                                       Defined Benefit Plans
                                                    ---------------------------
                                                     1996      1997       1998
                                                    ------    ------     ------
Components of net periodic benefit cost
Service cost......................................  $  690     $  804    $  795
Interest cost.....................................   1,236      1,413     1,588
Expected return on plan assets....................  (1,463)    (1,717)   (1,901)
Amortization of transition obligation.............     141        141       141
Amortization of prior-service cost................      (3)        (3)       (3)
Amortization of net gain..........................    (189)      (172)      (85)
                                                     -----      -----     -----
Net periodic benefit cost.........................  $  412     $  466    $  535
                                                     =====      =====     =====

                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)


     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $6,752, $6,409 and $0, respectively, as of December 27, 1997, and $8,205, $7,745 and $0, respectively, as of December 26, 1998.

     The Company had an adjusted minimum pension liability of $1,636 ($982, net of tax) and $2,302 ($1,381, net of tax) as of December 27, 1997 and December 26, 1998, which represented the excess of the minimum accumulated net benefit obligation over previously recorded pension liabilities.

9.   Stock Compensation Plans

        Stock Options

     Bausch & Lomb sponsors several stock-based compensation plans in which the Company's employees participate. Stock options vest ratably over three years and expire ten years from the grant date. The exercise price on all options issued has been equal to the fair market value of the underlying security on the date of the grant. Vesting is contingent upon continued employment with Bausch & Lomb. The total number of shares available for grant in each calendar year for all plans combined excluding incentive stock options shall be no greater than three percent of the total number of outstanding shares of common stock as of the first day of each such year. No more than six million shares are available for granting purposes as incentive stock options under Bausch & Lomb's current plan. As of December 26, 1998, 2.5 million shares remain available for such grants.

     All of Bausch & Lomb's stock-based compensation plans are accounted for under the provisions of APB 25. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement.

     For purposes of this disclosure, the fair value of each fixed option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants outstanding in 1996, 1997 and 1998:

                                                   1996       1997       1998
                                                  ------     ------     ------
Risk-free interest rate..........................   6.11%      5.66%      4.69%
Dividend yield...................................   2.42%      2.54%      2.48%
Volatility factor................................  24.87%     25.17%     25.67%
Weighted average expected life (years)...........      5          5          4


     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Bausch & Lomb's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Had compensation expense for the Company's portion of fixed options been determined consistent with FAS 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)


                                        Net Income
                                --------------------------
                                As Reported      Pro Forma
                                -----------      ---------
1998......................        $23,378        $22,859
1997......................         15,340         15,021
1996......................         15,245         15,042


     A summary of the status of the Company's portion of fixed stock option plans at year end 1996, 1997 and 1998 is presented below:


                                                 1996                         1997                          1998
                                     --------------------------   --------------------------   ---------------------------
                                                    Weighted                     Weighted                      Weighted
                                                     Average                      Average                       Average
                                                 Exercise Price               Exercise Price                Exercise Price
                                      Shares       (Per Share)     Shares       (Per Share)      Shares       (Per Share)
                                     --------    --------------   --------    --------------    --------    --------------
Outstanding at beginning of year..   225,584         $40.84       294,162         $39.90        326,722          $41.00
Granted...........................    71,643          35.86        77,154          42.32         73,280           50.64
Exercised.........................       (80)         27.40       (13,350)         30.34        (73,481)          39.45
Forfeited.........................    (2,985)         43.60       (31,244)         41.99         (1,370)          41.48
                                     -------          -----       -------          -----        -------           -----
Outstanding at end of year........   294,162          39.90       326,722          41.00        325,151           43.98
                                     =======          =====       =======          =====        =======           =====
Options exercisable at year end...   177,155                      193,097                       176,096
                                     =======                      =======                       =======
Weighted-average fair value of
options granted during the year...   $  9.34                     $  10.59                      $  10.93
                                     =======                      =======                       =======


     The following presents additional information about the Company's fixed stock options outstanding at December 26, 1998:

                                                 Options Outstanding                        Options Exercisable
                                      ----------------------------------------------    ------------------------------
                                                        Weighted
                                                        Average          Weighted
                                                       Remaining          Average                          Weighted
                                        Number        Contractual     Exercise Price      Number            Average
Range of Exercise Prices Per Share    Outstanding     Life (Years)      (Per Share)     Exercisable     Exercise Price
----------------------------------    -----------     ------------    --------------    -----------     --------------
$26 to $35........................        52,990            6.3            $34.78          39,726            $34.60
$36 to $45........................       131,413            7.3             41.35          81,577             40.88
$46 to $55........................       140,748            7.5             49.90          54,793             48.26
                                         -------                                          -------
$26 to $55........................       325,151            7.2             43.98         176,096             41.76
                                         =======                                          =======


   Stock Awards

     Bausch & Lomb issued restricted stock awards to directors, officers and other key personnel. These awards have vesting periods up to three years with vesting criteria based upon the attainment of certain Economic-Value-Added (EVA) metrics and continued employment until applicable vesting dates. EVA is a measure of capital utilization. It is not, nor is it intended to be, a measure of operating performance in accordance with generally accepted accounting principles. Compensation expense is recorded based on the applicable vesting criteria and, for those awards with performance goals, as such goals are met. In 1996, 1997 and 1998, 2,484, 1,400 and 1,200 such

                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)



awards were granted to Company employees at weighted average market values of $35.92, $42.25 and $51.63 per share, respectively. The compensation expense relating to stock awards in 1996, 1997 and 1998 was $24, $84 and $333, respectively.

10. Business Acquisitions

     The Company acquired several businesses during the three-year period ended December 26, 1998. All acquisitions have been accounted for under the purchase method of accounting. The results of operations of the acquired business are included in the consolidated financial statements from the date of acquisition.

     Significant acquisitions include the following:

     On March 30, 1998, the Company acquired 100% of the outstanding stock of Tektagen, Inc. ("Tektagen") for $8,000 and assumed debt equal to approximately $850. Tektagen provides quality control testing and consulting services to the biotechnology and pharmaceutical industries. The purchase price exceeded the fair value of the net assets acquired by approximately $6,600, which is being amortized on a straight line basis over 15 years. In addition, during 1998 the Company acquired an additional biomedical service business and one research model business; the impact of each is considered immaterial to the Company's financial statements taken as a whole.

     On July 31, 1996, the Company reacquired the assets of two businesses it previously owned for approximately $1,100 in cash plus the forgiveness of approximately $5,800 in debt. These businesses represent substantially all of the Company's primate operations. The purchase price was allocated to the fair value of net assets acquired.

     The following selected unaudited pro forma consolidated results of operations are presented as if each of the acquisitions had occurred as of the beginning of the period immediately preceding the period of acquisition after giving effect to certain adjustments for the amortization of goodwill and related income tax effects. The pro forma data is for informational purposes only and does not necessarily reflect the results of operations had the companies operated as one during the period. No effect has been given for synergies, if any, that may have been realized through the acquisitions.


                                               Fiscal Year Ended
                                ------------------------------------------------
                                December 28,      December 27,      December 26,
                                    1996              1997              1998
                                ------------      ------------      ------------
(Amounts unaudited)
Net sales...................       $161,708          $179,513          $196,973
Operating income............         25,497            21,830            35,154
Net income..................         15,966            15,018            22,913


     In addition, during 1997 and 1998 the Company made contingent payments of $640 and $681, respectively, to the former owner of an acquired business in connection with an additional purchase price commitment.

11.  Joint Ventures

     The Company holds investments in several joint ventures. These joint ventures are separate legal entities whose purpose is consistent with the overall operations of the Company and represent geographical expansions of existing Company markets. The financial results of two of the joint ventures are consolidated into the Company's results as the Company has the ability to exercise control over these entities. The interests of the outside joint venture partners in these two joint ventures has been recorded as minority interests totaling $290 at December 27, 1997 and $306 at December 26, 1998.

                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)


     The Company also has investments in two other joint ventures that are accounted for on the equity method as the Company does not have the ability to exercise control over the operations. Charles River Japan is a 50 /50 joint venture with Ajinomoto Co., Inc. and is an extension of the Company's research model business in Japan. Dividends received from Charles River Japan amounted to $725 in 1996, $773 in 1997, and $681 in 1998. Charles River Mexico, a joint venture which is an extension of the Company's avian business in Mexico, is not significant to the Company's operations.

     Summarized financial statement information for the unconsolidated joint ventures is as follows:

                                                         Fiscal Year Ended
                                              ------------------------------------------
                                              December 28,   December 27,   December 26,
                                                  1996           1997           1998
                                              ------------   ------------   ------------
Condensed Combined Statements of Income
   Net sales................................     $43,978        $44,744        $39,798
   Operating income.........................       7,712          7,484          6,756
   Net income...............................       3,500          3,337          3,445


                                                  December 27,      December 26,
                                                      1997              1998
                                                  ------------      ------------
Condensed Combined Balance Sheets
     Current assets.............................     $18,466           $19,388
     Non-current assets.........................      34,774            36,376
                                                      ------            ------
                                                     $53,240           $55,764
                                                      ======            ======
     Current liabilities........................     $17,105           $13,501
     Non-current liabilities....................       5,237             6,617
     Shareholders' equity.......................      30,898            35,646
                                                      ------            ------
                                                     $53,240           $55,764
                                                      ======            ======

12.  Commitments and Contingencies

   Insurance

     The Company maintains insurance for workers' compensation, auto liability and general liability. The per claim loss limits are $250, with annual aggregate loss limits of $1,500. Related accruals were $849 and $2,363 on December 27, 1997 and December 26, 1998, respectively. Separately, the Company has provided three letters of credit in favor of the insurance carriers in the amount of $825.

   Litigation

     Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against the Company. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's consolidated financial statements. The most potentially significant claim is described below.

     As discussed in Note 3, the Company is currently under a court order issued in June 1997 to remove its primate operations from two islands located in the Florida Keys. The mandate asserts that the Company's operations have

                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)



contributed to the defoliation of certain protected plant life. Reserves of $500 are included in the restructuring reserve recorded in the accompanying consolidated financial statements to provide for relocation costs and any exposures in connection with the refoliation.

13. Related Party Transactions

     The Company historically has operated autonomously from Bausch & Lomb. However, certain costs and expenses including insurance, information technology and other miscellaneous expenses were charged to the Company on a direct basis. Management believes these charges are based upon assumptions that are reasonable under the circumstances. However, these charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had the Company incurred these costs as a separate entity. Charges of approximately $460, $470 and $250 for these items are included in costs of products sold and services rendered and selling, general and administrative expense in the accompanying consolidated statements of income for the years ended 1996, 1997 and 1998, respectively.

14. Geographic and Business Segment Information

     The Company is organized into geographic regions for management reporting with operating income being the primary measure of regional profitability. Certain general and administrative expenses, including some centralized services provided by regional offices, are allocated based on business segment sales. The accounting policies used to generate geographic results are the same as the Company's overall accounting policies.

     The following table presents sales and other financial information by geography for the years 1996, 1997 and 1998. Sales to unaffiliated customers represent net sales originating in entities physically located in the identified geographic area. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments and other assets.

                                                                   Other
                                             U.S.      France     Non U.S.    Consolidated
                                           -------     ------     --------    ------------
1996
   Sales to unaffiliated customers.....   $ 83,520    $28,892      $43,192       $155,604
   Long-lived assets...................     65,594     12,790       18,952         96,336
1997
   Sales to unaffiliated customers.....   $100,314    $25,680      $44,719       $170,713
   Long-lived assets...................     62,236     10,146       22,108         94,490
1998
   Sales to unaffiliated customers.....   $115,639    $26,177      $51,485       $193,301
   Long-lived assets...................     76,289     12,751       23,745        112,785

     The Company's product line segments are research models and biomedical products and services. The following table presents sales and other financial information by product line segment for the fiscal years 1996, 1997 and 1998. Sales to unaffiliated customers represent net sales originating in entities primarily engaged in either provision of research models or biomedical products and services. Long-lived assets include property, plant and equipment, goodwill and intangibles; other investments; and other assets.

                        CHARLES RIVER LABORATORIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                             (dollars in thousands)


                                        1996         1997         1998
Research models                        ------       ------       ------
     Net sales.....................  $ 121,262    $ 125,214    $ 134,590
     Operating income..............     24,080       19,583       30,517
     Total assets .................    162,201      157,915      180,139
     Depreciation and amortization       5,351        5,297        5,534
     Capital expenditures .........      6,119        6,178        8,127
Biomedical products and services
     Net sales ....................  $  34,342    $  45,499    $  58,711
     Operating income .............      3,264        6,496       11,117
     Total assets .................     34,780       38,296       53,271
     Depreciation and amortization.      4,177        4,406        5,361
     Capital expenditures .........      5,453        5,694        3,782



     A reconciliation of segment operating income to consolidated operating income is as follows:

                                                Fiscal Year Ended
                                  --------------------------------------------
                                  December 28,    December 27,    December 26,
                                      1996            1997            1998
                                  ------------    ------------    ------------
Total segment operating income...    $27,344         $26,079         $41,634
Unallocated corporate overhead...     (3,202)         (4,003)         (6,309)
                                      ------          ------          ------
Consolidated operating income....    $24,142         $22,076         $35,325
                                      ======          ======          ======

     A summary of identifiable long-lived assets of each business segment at year end is as follows:


                                          December 27,      December 26,
                                              1997              1998
                                          ------------      ------------
Research Models......................       $65,144          $ 73,190
Biomedical Products and Services.....        29,346            39,595
                                             ------           -------
                                            $94,490          $112,785
                                             ======           =======

                        CHARLES RIVER LABORATORIES, INC.
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                             (dollars in thousands)



                                                                        Nine Months Ended
                                                                   -----------------------------
                                                                   September 26,   September 25,
                                                                        1998            1999
                                                                   -------------   -------------
Net sales..........................................................   $145,519        $161,096
Costs and expenses
   Cost of products sold and services provided.....................     91,041          97,230
   Selling, general and administrative.............................     25,202          29,414
   Amortization of goodwill and intangibles........................      1,036           1,114
                                                                        ------          ------
Operating income...................................................     28,240          33,338
Other income (expense)
   Other income....................................................         --           1,441
   Interest income.................................................        659             496
   Interest expense................................................       (311)           (207)
   Loss from foreign currency, net.................................       (127)           (143)
                                                                        ------          ------
Income before income taxes, minority interests and earnings
   from equity investments.........................................     28,461          34,925
Provision for income taxes.........................................     11,280          16,903
Income before minority interests and earnings from equity
   investments.....................................................     17,181          18,022
Minority interests.................................................         (8)            (10)
Earnings from equity investments...................................      1,286           1,940
                                                                        ------          ------
Net income.........................................................    $18,459         $19,952
                                                                        ======          ======



                 See Notes to Consolidated Financial Statements.

                        CHARLES RIVER LABORATORIES, INC.
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                             (dollars in thousands)

                                                                                September 25,
                                                                                     1999
                                                                                -------------
Assets
   Current assets
     Cash and cash equivalents...................................................  $  3,457
     Trade receivables, less allowances of $854..................................    33,820
     Inventories.................................................................    28,577
     Deferred income taxes.......................................................     5,432
     Due from affiliates.........................................................       966
     Other current assets........................................................     5,051
                                                                                    -------
     Total current assets........................................................    77,303

     Property, plant and equipment, net..........................................    79,349
     Goodwill and other intangibles, less accumulated amortization of $6,960.....    16,212
     Investments in affiliates...................................................    19,385
     Other assets................................................................    18,122
                                                                                    -------
       Total assets..............................................................  $210,371
                                                                                    =======
Liabilities and shareholder's equity
   Current liabilities
     Current portion of long-term debt...........................................  $    166
     Current portion of capital lease obligations................................       167
     Accounts payable............................................................     5,992
     Accrued compensation........................................................    11,015
     Accrued ESLIRP..............................................................     5,845
     Deferred income.............................................................     4,550
     Accrued restructuring.......................................................       354
     Accrued liabilities.........................................................    12,410
     Accrued income taxes........................................................    16,208
     Total current liabilities...................................................    56,707
   Long-term debt................................................................        --
   Capital lease obligations.....................................................       700
   Other long-term liabilities...................................................     3,706
                                                                                    -------
       Total liabilities.........................................................    61,113
                                                                                    -------
   Commitments and contingencies (Note 3)
   Minority interests............................................................       293

Shareholder's equity
   Common stock, par value $1 per share, 1,000 shares issued.....................         1
   Capital in excess of par value................................................    17,836
   Retained earnings.............................................................   142,422
   Accumulated other comprehensive income........................................   (11,294)
                                                                                    -------
     Total shareholder's equity..................................................   148,965
                                                                                    -------
       Total liabilities and shareholder's equity................................  $210,371
                                                                                    =======

                 See Notes to Consolidated Financial Statements.

                        CHARLES RIVER LABORATORIES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (dollars in thousands)

                                                                          Nine Months Ended
                                                                    ------------------------------
                                                                    September 26,    September 25,
                                                                         1998             1999
                                                                    -------------    -------------
Cash flows relating to operating activities
   Net income.......................................................   $ 18,459         $ 19,952
   Adjustments to reconcile net income to net cash provided
   by operating activities:
     Depreciation and amortization..................................      7,932            8,701
     Provision for doubtful accounts................................        248               13
     Gain from sale of facilities...................................                      (1,441)
     Earnings from equity investments...............................     (1,286)          (1,940)
     Minority interests.............................................          8               10
     Deferred income taxes..........................................       (634)              --
     Stock compensation expense.....................................        159              124
     Property, plant, and equipment write downs.....................         --              324
   Change in assets and liabilities
     Trade receivables..............................................     (3,298)          (3,022)
     Inventories....................................................       (683)           1,232
     Due from affiliates............................................        153             (264)
     Other current assets...........................................     (1,255)          (2,115)
     CVS of life insurance..........................................     (3,585)            (439)
     Other assets...................................................       (464)            (510)
     Accounts payable...............................................        910           (4,767)
     Accrued compensation...........................................      1,640             (605)
     Accrued ESLIRP.................................................        519              688
     Deferred income................................................        671            1,130
     Accrued restructuring..........................................     (1,425)            (759)
     Accrued liabilities............................................      1,687            1,079
     Accrued income taxes...........................................      4,259            2,211
     Other long-term liabilities....................................       (529)             (50)
                                                                         ------           ------
       Net cash provided by operating activities....................     23,486           19,552
                                                                         ------           ------
Cash flows relating to investing activities
   Dividends received from equity investments.......................        681              815
   Proceeds from sale of facilities                                          --            1,860
   Capital expenditures.............................................     (5,834)          (7,426)
   Cash paid for acquisition of businesses..........................     (9,114)               0
                                                                         ------           ------
   Net cash used in investing activities............................    (14,267)          (4,751)
                                                                         ------           ------

Cash flows relating to financing activities
   Long-term debt...................................................       (949)            (312)
   Capital lease obligations........................................        (94)             (90)
   Net activity with Bausch & Lomb..................................     (1,369)         (34,152)
                                                                         ------           ------
     Net cash used in financing activities..........................     (2,412)         (34,554)
                                                                         ------           ------
Effect of exchange rate changes on cash and cash equivalents........        462           (1,601)
                                                                         ------           ------
Net change in cash and cash equivalents.............................      7,269          (21,354)
                                                                         ------           ------
Cash and cash equivalents, beginning of year........................     17,915           24,811
                                                                         ------           ------
Cash and cash equivalents, end of year..............................    $25,184          $ 3,457
                                                                         ======           ======
Supplemental cash flow information
   Cash paid for taxes..............................................    $ 2,202          $ 3,316
   Cash paid for interest...........................................        161              207

                 See Notes to Consolidated Financial Statements.

                        CHARLES RIVER LABORATORIES, INC.
        NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (UNAUDITED)
                             (dollars in thousands)

1.   Basis of Presentation

     The consolidated balance sheet at September 25, 1999 and the consolidated statements of income and of cash flows for the nine months ended September 26, 1998 and September 25, 1999 are unaudited, and certain information and footnote disclosure related thereto normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, the accompanying unaudited consolidated financial statements were prepared following the same policies and procedures used in the preparation of the audited financial statements and reflect all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the financial position of the Company. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

2.   Supplemental Balance Sheet Information

     The composition of inventories is as follows:

                                                           September 25,
                                                                1999
                                                           -------------
     Raw materials and supplies...........................      $4,228
     Work in process......................................         988
     Finished products....................................      23,361
                                                                ------
     Net inventories......................................     $28,577
                                                                ======

     The composition of property, plant and equipment is as follows:

                                                           September 25,
                                                               1999
                                                           -------------
Land......................................................      $7,329
Buildings.................................................      89,014
Machinery and equipment...................................      76,648
Leasehold improvements....................................       3,746
Furniture and fixtures....................................       1,595
Vehicles..................................................       2,843
Construction in progress..................................       6,434
                                                               -------
                                                               187,609
Less accumulated depreciation.............................    (108,260)
                                                               -------
Net property, plant and equipment.........................    $ 79,349
                                                               =======


3.   Commitments and Contingencies

        Litigation

     Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against the Company. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's consolidated financial statements. The most potentially significant claim is described below.

                        CHARLES RIVER LABORATORIES, INC.
        NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (UNAUDITED)
                             (dollars in thousands)
                                   (continued)


3.   Commitments and Contingencies (continued)

     The Company is currently under a court order issued June 1997 to remove a portion of its primate operations from two islands located in the Florida Keys. The mandate asserts that the Company's operations have contributed to the defoliation of certain protected plant life. Reserves of $218 are included in the restructuring reserve recorded in the accompanying consolidated financial statements to provide for any exposures in connection with the relocation and refoliation.

4.   Business Segment Information

     The following table presents sales and other financial information by product line segment for the nine months ended September 26, 1998 and September 25, 1999. Sales to unaffiliated customers represent net sales originating in entities primarily engaged in either provision of research models or biomedical products and services.

                                                 1998          1999
                                                ------        ------
      Research models
         Net sales.........................    $103,205      $109,177
         Operating income..................      26,281        27,977
         Total assets......................     182,761       157,284
         Depreciation and amortization.....       5,738         6,044
         Capital expenditures..............       4,112         4,282
      Biomedical products and services
         Net sales.........................    $ 42,314      $ 51,919
         Operating income..................       7,347        11,553
         Total assets......................      39,331        53,087
         Depreciation and amortization.....       2,194         2,657
         Capital expenditures..............       1,722         3,144


     A reconciliation of segment operating income to consolidated operating income is as follows:

                                                 1998          1999
                                                ------        ------
         Total segment operating income....     $33,628       $39,530
         Unallocated corporate overhead....      (5,388)       (6,192)
                                                 ------        ------
         Consolidated operating income.....     $28,240       $33,338
                                                 ======        ======

5.   Comprehensive Income

     The components of comprehensive income for the nine-month periods ended September 26, 1998 and September 25, 1999 are set forth below:

                                                 1998          1999
                                                ------        ------
         Net income                             $18,459       $19,952
         Foreign currency translation                20        (4,940)
                                                 ------        ------
         Comprehensive income                   $18,479       $15,012
                                                 ======        ======

                        CHARLES RIVER LABORATORIES, INC.
        NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (UNAUDITED)
                             (dollars in thousands)
                                   (continued)


6.   Other Income

     During the nine months ended September 25, 1999, the Company recorded a gain of $1.4 million on the sale of certain facilities located in Florida and The Netherlands.

7.   Restructuring Reserve

     During the nine months ended September 25, 1999, the Company charged approximately $759 against the restructuring reserve for costs previously reserved for. As of September 25, 1999, the remaining restructuring reserve amounted to $354, comprised primarily of scheduled severance payments and relocation and refoliation costs. Such payments will be substantially complete by the end of the year.

8.   Subsequent Events

     On September 29, 1999 CRL Acquisition LLC, an affiliate of DLJ Merchant Banking Partners II, L.P., consummated a transaction in which it acquired 87.5% of the common stock of Charles River Laboratories, Inc. from Bausch & Lomb for approximately $443 million. This transaction was effected through Charles River Laboratories Holdings, Inc. ("Holdings"), a holding company with no operations or assets other than its ownership of 100% of the Company's outstanding stock. This transaction will be accounted for as a leveraged recapitalization, which will have no impact on the historical basis of the Company's assets and liabilities. In addition, concurrent with the transaction, the Company purchased all of the outstanding shares of common stock of SBI Holdings, Inc. ("Sierra"), a pre-clinical biomedical services company, for $24.0 million. This acquisition will be accounted for as a purchase business combination with the operating results of Sierra being included in the Company's consolidated operating results beginning on the effective date of the acquisition. These transactions are hereafter referred to as the "Acquisitions".

     The Acquisitions and related transaction fees and expenses were funded as follows:

     o issuance of 150,000 units, each consisting of a $1,000 principal amount of 13.5% senior subordinated note (the Series A Note Offering) and one warrant to purchase 3.942 shares of common stock of Holdings;

     o borrowings by the Company of $162.0 million under a new senior secured credit facility;

     o   an equity investment of $92.4 million in Holdings;

     o senior discount debentures with warrants issued by Holdings for $37.6 million; and

     o subordinated discount note issued by Holdings to Bausch & Lomb for $43.0 million.

     The Series A Note Offering (the "Notes") will mature on October 1, 2009. The Notes will not be redeemable at the issuers' option prior to October 1, 2004. Thereafter, the Notes will be subject to redemption at any time at the option of the issuer at redemption prices set forth in the Notes. Interest on the Notes will accrue at the rate of 13.5% per annum and will be payable semi-annually in arrears on October 1 and April 1 of each year, commencing on April 1, 2000. The payment of principal and interest on the Notes will be subordinated in right to the prior payment of all Senior Debt, as defined. The senior secured credit facility includes a $40 million term loan A facility, a $120 million term loan B facility and a $30 million revolving credit facility. The term loan A facility will mature on October 1, 2005, the term loan B facility will mature on October 1, 2007 and the revolving credit facility will mature on October 1, 2005. Interest on the term loan A, term loan B and revolving credit facility will accrue at

                        CHARLES RIVER LABORATORIES, INC.
        NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (UNAUDITED)
                             (dollars in thousands)
                                   (continued)


either a base rate plus 1.75% or LIBOR plus 3.0%, at the Company's option (8.5%, 9.25% and 8.5%, respectively, at September 29, 1999) per annum and will be paid quarterly in arrears commencing on December 30, 1999. A commitment fee in an amount equal to 0.50% per annum on the daily average unused portion of the revolving credit facility will be paid quarterly in arrears. Upon the occurrence of a change in control, as defined, the issuer will be obligated to make an offer to each holder of the Notes to repurchase all or any part of such holders' Notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Restrictions under the Notes include certain sales of assets, certain payments of dividends and incurrence of debt, and limitations on certain mergers and transactions with affiliates. With respect to the Notes and the senior secured credit facility, the Company will be required to maintain certain financial ratios and covenants.

9.   Dividends from Foreign Subsidiaries

     During the nine months ended September 25, 1999, cash dividends totaling $20,662 were remitted to the Company from several of its foreign subsidiaries. Pursuant to the terms of the transaction more fully described in Note 8, such dividends were, in turn, remitted by the Company to B&L. As the related amounts had previously been considered permanently reinvested in the foreign jurisdictions, the Company was required to provide additional taxes upon their repatriation to the United States. In addition, during the nine months ended September 25, 1999, an election was made by B&L to treat certain foreign entities as branches for United States income tax purposes. As a result, all previously untaxed accumulated earnings of such entities became immediately subject to tax in the United States. The receipt of the cash dividends from the foreign subsidiaries and the foreign tax elections made resulted in incremental United States taxes of $1,974, net of foreign tax credits, during the nine months ended September 25, 1999.

================================================================================




                                Offer to Exchange
                                 All Outstanding
               13 1/2% Series A Senior Subordinated Notes Due 2009
                                       for
               13 1/2% Series B Senior Subordinated Notes Due 2009

                        Charles River Laboratories, Inc.





                              --------------------
                                   PROSPECTUS
                              --------------------







                                              , 1999




--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.
--------------------------------------------------------------------------------



================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

              [ALTERNATE FRONT COVER FOR MARKET-MAKING PROSPECTUS]
                 SUBJECT TO COMPLETION, DATED NOVEMBER 30, 1999
                        Charles River Laboratories, Inc.
                                  $150,000,000
               13 1/2% Series B Senior Subordinated Notes Due 2009

PROSPECTUS
--------------------------------------------------------------------------------

The Company:

The Company:

o We are a global market leader in the commercial production and supply of animal research models for use in the discovery, development and testing of new pharmaceuticals. We are also a supplier of related biomedical products and services.

o  Charles River Laboratories, Inc.
   251 Ballardvale Street
   Wilmington, MA 01887
   (978) 658-6000

o We were acquired in September 1999 by a group of investors including DLJ Merchant Banking Partners II, L.P.

The Offering:

o  We issued the notes in      , 1999, in an exchange offer registered under
   the Securities Act of 1933 pursuant to which the notes were exchanged for substantially identical notes originally issued in a private offering on September 23, 1999.

o We used the net proceeds of the private offering, together with an equity investment of $105.6 million, to fund our recapitalization, our acquisition of SBI Holdings, Inc. and to pay fees and expenses related to the recapitalization and acquisition. The remaining net proceeds were used for general corporate purposes and initially were temporarily invested in short-term securities.


The Senior Subordinated Notes:

o  Maturity: October 1, 2009.

o Interest Payments: semi-annually in cash in arrears on October 1 and April 1, commencing on April 1, 2000.

o Redemption: we can redeem the notes on or after October 1, 2004. In addition, we can redeem up to 35% of the notes prior to October 1, 2002, with the net proceeds of a public equity offering. Holders of the notes may also require us to redeem all or part of such holder's notes upon a change of control.

o Ranking: the notes will be general unsecured obligations, junior in right of payment to $163.3 million of senior indebtedness and secured indebtedness, including any borrowings and reimbursement obligations under our new credit facility, and the liabilities of our subsidiaries.


      This investment involves risk. See Risk Factors beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     This prospectus will be used by Donaldson, Lufkin & Jenrette Securities Corporation in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the notes. This prospectus may also be used by DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P. to comply with their prospectus delivery requirements of the Securities Act in connection with any resale transaction. We do not intend to list the notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Donaldson, Lufkin & Jenrette Securities Corporation has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Donaldson, Lufkin & Jenrette Securities Corporation may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.

--------------------------------------------------------------------------------
               Donaldson, Lufkin & Jenrette Securities Corporation

The date of this Prospectus is              , 1999.

                [ALTERNATE SECTIONS FOR MARKET-MAKING PROSPECTUS]

No public trading market for the notes exists

     There is no existing trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell the notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price of the notes depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") intends to make a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJSC. We do not intend to list the notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. No assurance can be given as to the liquidity of or the trading market for the notes.

     DLJSC may be deemed to be our "affiliate" (as defined in the Securities
Act) and, as such, may be required to deliver a prospectus in connection with its market-making activities in the notes. Pursuant to the registration rights agreement that we signed with DLJSC in connection with the initial sale of the new notes, we have agreed to use our best efforts to file and maintain a registration statement that would allow DLJSC to engage in market-making transactions in the notes for a period ending no sooner than the date on which DLJSC is no longer deemed to be such an "affiliate." We have agreed to bear substantially all the costs and expenses related to registration.

                                 USE OF PROCEEDS

     This prospectus is delivered in connection with the sale of the notes by DLJSC in market-making transactions. This prospectus may also be used by DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P. to comply with their prospectus delivery requirements of the Securities Act in connection with any resale transaction. We will not receive any of the proceeds from such transactions.

                              PLAN OF DISTRIBUTION

     This prospectus is to be used by DLJSC in connection with offers and sales of the new notes in market-making transactions effected from time to time. DLJSC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. This prospectus may also be used by DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P. to comply with their prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     DLJ Merchant Banking, an affiliate of DLJSC, and some of its affiliates beneficially own approximately 71.9% of the common stock of Charles River. DLJSC acted as financial advisor to Charles River in the acquisition, and as an initial purchaser of the old notes. Charles River paid customary fees to DLJSC as compensation for its services as financial advisor and initial purchaser. The aggregate amount of all fees paid to DLJSC in connection with the acquisition and the related financing was approximately $3.6 million plus out-of-pocket-expenses. Charles River has agreed to engage DLJSC as its exclusive financial advisor for a period of five years beginning upon the closing of the merger. Charles River and its subsidiaries may from time to time enter into financial advisory or other investment banking relationships with DLJSC or one of its affiliates pursuant to which DLJSC or its affiliates will receive customary fees and will be entitled to reimbursement for all reasonable disbursements and out-of-pocket expenses incurred in connection therewith. Charles River expects that any such arrangement will include provisions for the indemnification of DLJSC against some liabilities, including liabilities under the federal securities laws. See "Relationships and Related Party Transactions."

     DLJSC has informed Charles River that it does not intend to confirm sales of the new notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     Charles River has been advised by DLJSC that, subject to applicable laws and regulations, DLJSC currently intends to make a market in the new notes following completion of the exchange offer. However, DLJSC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--No public market for the new notes exists."

     DLJSC and Charles River have entered into the Registration Rights Agreement with respect to the use by DLJSC of this prospectus. Pursuant to such agreement, Charles River agreed to bear all registration expenses incurred under such agreement, and Charles River agreed to indemnify DLJSC against some liabilities, including liabilities under the Securities Act.

                    [BACK COVER FOR MARKET-MAKING PROSPECTUS]

================================================================================




               13 1/2% Series B Senior Subordinated Notes Due 2009
                        Charles River Laboratories, Inc.





                              --------------------
                                   PROSPECTUS
                              --------------------






               Donaldson, Lufkin & Jenrette Securities Corporation




                                                 , 1999




--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Charles River have not changed since the date hereof.
--------------------------------------------------------------------------------


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

Item                                                Amount
----                                               --------
SEC Registration Fee..........................   $ 41,700.00
Printing and Engraving Costs..................    100,000.00
Trustee Fees..................................     50,000.00
Legal Fees and Expenses.......................    100,000.00
Accounting Fees and Expenses..................     50,000.00
Miscellaneous.................................     50,000.00
                                                  ----------
  Total.......................................   $391,700.00
                                                  ==========


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The certificate of incorporation of Charles River contains a provision eliminating or limiting director liability to the company and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. This provision may not, however, eliminate or limit the personal liability of a director:

     o for any breach of such director's duty of loyalty to the company or its stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions; or

     o for any transaction from which the director derived an improper personal benefit.

As a result of this provision, the ability of the company, or a stockholder thereof, to successfully prosecute an action against a director for breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the certificate of incorporation of Charles River provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer of the company who (by reason of the fact that he or she is a director or officer) is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with the applicable corporate law.

     Charles River provides insurance from commercial carriers against some liabilities incurred by the directors and officers of Charles River.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On September 29, 1999, the Registrant sold 150,000 units consisting of
13 1/2% notes due 2009 (the "old notes") and warrants to purchase 591,366 shares of common stock of Charles River Laboratories Holdings, Inc. for an aggregate principal amount of $150,000,000 to Donaldson, Lufkin & Jenrette Securities Corporation (the "initial purchaser") in a private placement in reliance on Section 4(2) under the Securities Act, at an offering price of $1,000 per unit. The old notes were immediately resold by the initial purchaser in transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

  Exhibit
   Number
  -------
    1.1*     Registration Rights Agreement, dated as of September 29, 1999, between Charles River and Donaldson, Lufkin & Jenrette Securities
             Corporation, as Initial Purchaser.
    2.1*     Recapitalization Agreement, dated as of July 25, 1999, among
             Charles River, Bausch & Lomb Incorporated, and other parties listed therein.
    2.2*     Amendment No. 1 to Recapitalization Agreement, dated as of
             September 29, 1999 by Bausch & Lomb Incorporated and CRL
             Acquisition LLC.
    3.1.1*   Certificate of Incorporation of Charles River Laboratories, Inc.
    3.1.2*   By-laws of Charles River Laboratories, Inc.
    4.1*     Investors' Agreement, dated as of September 29, 1999, among
             Charles River Laboratories Holdings, Inc. and the shareholders named therein.
    4.2*     Indenture, dated as of September 29, 1999 among Charles River, and the Trustee.
    4.3*     Form of new note (included in Exhibit 4.2)
    5.1*     Opinion of Davis Polk & Wardwell with respect to the new notes.
   10.3*     Credit Agreement, dated as of September 29, 1999, among Charles
             River, the various financial institutions that are or may become parties as lenders thereto, DLJ Capital Funding, Inc., as lead arranger, sole book runner and syndication agent for the lenders,
             Union Bank of California, N.A., as administrative agent for the lenders, and National City Bank, as documentation agent for the lenders.
   10.5*     Purchase Agreement between Charles River and Donaldson, Lufkin &
             Jenrette Securities Corporation as Initial Purchaser.
   10.6**    Joint Venture Agreement between Ajinomoto Co., Inc. and Charles
             River Breeding Laboratories, Inc. dated June 24, 1981, and ancillary agreements, amendments and addendums. June 15, 1987
             Amendment Agreement, Amending the Joint Venture Agreement. January
             17, 1994 Letter Amendment of Joint Venture Agreement. August 30,
             1996 Addendum to the Joint Venture Agreement. License and
             Technical Assistance Agreement CRL Breeding Labs and Ajinomoto
             Co., Inc. Amendment Agreement, dated March 24, 1978.
   10.7*     Merck Primate Supply Agreement between Merck & Co., Inc. and
             Charles River Laboratories, Inc. dated September 30, 1994.
   10.8*     Amended and Restated Stock Purchase Agreement among Charles River
             Laboratories, Inc. and SBI Holdings, Inc. and its stockholders dated September 4, 1999.
   10.9**    Ground Lease between HIC Associates (Lessor) and Charles River
             Laboratories, Inc. (Lessee) dated June 5, 1992; Real Estate Lease between Charles River Laboratories, Inc. (Landlord) and Charles
             River Partners L.P. (Tenant) dated December 22, 1993; and
             Assignment and Assumption Agreement between Charles River
             Partners, L.P. (Assignor) and Wilmington Partners L.P. (Assignees)
             dated December 22, 1993.
   10.10*    Amended and Restated Distribution Agreement between Charles River
             BRF, Inc., Charles River Laboratories, Inc., Bioculture Mauritius
             Ltd. and Mary Ann and Owen Griffiths, dated December 23, 1997.
   10.11*    Supply Agreement for non-human primates among Sierra Biomedical,
             Inc. and Scientific Resources International, Ltd., dated March 18,
             1997.
   12.1*     Computation of Ratio of Earnings to Fixed Charges
   12.2*     Computation of Ratio of Total Pro Forma Debt to Adjusted EBITDA
   12.3*     Computation of Ratio of Adjusted EBITDA to Cash Interest Expense
   21.1*     Subsidiaries of Charles River

   23.1*     Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).
   23.2*     Consent of PricewaterhouseCoopers LLP.
   24.1*     Power of Attorney (Included in Part II of this Registration
             Statement under the caption "Signatures").
   25.1*     Statement of Eligibility of State Street Bank and Trust Company on
             Form T-1.
   27.1*     Financial Data Schedule for Charles River Laboratories, Inc.
   99.1*     Form of Letter of Transmittal
   99.2*     Form of Notice of Guaranteed Delivery
   99.3*     Form of Letter to Clients
   99.4*     Form of Letter to Nominees
   99.5*     Form of Instructions to Registered Holder and/or Book-Entry
             Transfer Participant from Owner

------------
*    Filed herewith.
**   To be filed by amendment.

     (b) Financial Statement Schedules.

     Schedule II Valuation and Qualifying Accounts

     Other schedules are omitted because they are not applicable.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (x) To include any prospectus required by section 10(a)(3) of the
                Securities Act of 1933;

             (y) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

             (z) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 510 of Regulation S-K, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on November 30, 1999.

                                       CHARLES RIVER LABORATORIES, INC.

                                       By: /s/ Thomas F. Ackerman
                                           ---------------------------
                                           Chief Financial Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas F. Ackerman and James C. Foster, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                              Title                                  Date
         ---------                              -----                                  ----
/s/ James C. Foster           President, Chief Executive Officer (Principal      November 30, 1999
--------------------------    Executive Officer) and Director
     James C. Foster

/s/ Thomas F. Ackerman        Chief Financial Officer (Principal Financial       November 30, 1999
--------------------------    Officer) and Vice President, Finance and
   Thomas F. Ackerman         Administration (Principal Accounting Officer)


/s/ Reid S. Perper            Director                                           November 30, 1999
--------------------------
   Reid S. Perper

/s/ Thompson Dean             Director                                           November 30, 1999
--------------------------
   Thompson Dean

/s/ Robert Cawthorn           Director                                           November 30, 1999
--------------------------
   Robert Cawthorn

/s/ Douglas E. Rogers         Director                                           November 30, 1999
--------------------------
   Douglas E. Rogers

                        Allowance for Doubtful Accounts

----------------------------------------------------------------------------------------------------------------------
                       Balance at    Charged to    Charged to                                               Balance at
                       beginning     costs and       other                                                    end of
                       of period      expenses      accounts     Describe     Deductions      Describe        period
----------------------------------------------------------------------------------------------------------------------
                                                   (dollars in thousands)
----------------------------------------------------------------------------------------------------------------------
For the year ended
December 31, 1998
Allowance for
  Doubtful                                                                                   Recoveries/
  Accounts.........      $ 688         $ 265                     Provision      $ (55)       Write-offs       $ 898
----------------------------------------------------------------------------------------------------------------------
For the year ended
December 31, 1997
Allowance for
  Doubtful                                                                                   Recoveries/
  Accounts.........      $ 568         $ 192                     Provision      $ (72)       Write-offs       $ 688
----------------------------------------------------------------------------------------------------------------------
 For the year ended
December 31, 1996
Allowance for
  Doubtful                                                                                   Recoveries/
  Accounts.........      $ 490         $ 101                     Provision      $ (23)       Write-offs       $ 568
----------------------------------------------------------------------------------------------------------------------

                                Index to Exhibits

   Exhibit
    Number
   -------
     1.1*     Registration Rights Agreement, dated as of September 29, 1999, between Charles River and Donaldson, Lufkin & Jenrette Securities
              Corporation, as Initial Purchaser.
     2.1*     Recapitalization Agreement, dated as of July 25, 1999, among
              Charles River, Bausch & Lomb
               Incorporated, and other parties listed therein.
     2.2*     Amendment No. 1 to Recapitalization Agreement, dated as of
              September 29, 1999 by Bausch & Lomb Incorporated and CRL
              Acquisition LLC.
     3.1.1*   Certificate of Incorporation of Charles River Laboratories, Inc.
     3.1.2*   By laws of Charles River Laboratories, Inc.
     4.1*     Investors' Agreement, dated as of September 29, 1999, among
              Charles River Laboratories Holdings, Inc. and the shareholders named therein.
     4.2*     Indenture, dated as of September 29, 1999 among Charles River, and the Trustee.
     4.3*     Form of new note (included in Exhibit 4.2)
     5.1*     Opinion of Davis Polk & Wardwell with respect to the new notes.
    10.3*     Credit Agreement, dated as of September 29, 1999, among Charles
              River, the various financial institutions that are or may become parties as lenders thereto, DLJ Capital Funding, Inc., as lead arranger, sole book runner and syndication agent for the lenders,
              Union Bank of California, N.A., as administrative agent for the lenders, and National City Bank, as documentation agent for the lenders.
    10.5*     Purchase Agreement between Charles River and Donaldson, Lufkin &
              Jenrette Securities Corporation as Initial Purchaser.
    10.6**    Joint Venture Agreement between Ajinomoto Co., Inc. and Charles
              River Breeding Laboratories, Inc. dated June 24, 1981, and ancillary agreements, amendments and addendums. June 15, 1987
              Amendment Agreement, Amending the Joint Venture Agreement. January
              17, 1994 Letter Amendment of Joint Venture Agreement. August 30,
              1996 Addendum to the Joint Venture Agreement. License and
              Technical Assistance Agreement CRL Breeding Labs and Ajinomoto
              Co., Inc. Amendment Agreement, dated March 24, 1978.
    10.7*     Merck Primate Supply Agreement between Merck & Co., Inc. and
              Charles River Laboratories, Inc. dated September 30, 1994.
    10.8*     Amended and Restated Stock Purchase Agreement among Charles River
              Laboratories, Inc. and SBI Holdings, Inc. and its stockholders dated September 4, 1999.
    10.9**    Ground Lease between HIC Associates (Lessor) and Charles River
              Laboratories, Inc. (Lessee) dated June 5, 1992; Real Estate Lease between Charles River Laboratories, Inc. (Landlord) and Charles
              River Partners L.P. (Tenant) dated December 22, 1993; and
              Assignment and Assumption Agreement between Charles River
              Partners, L.P. (Assignor) and Wilmington Partners L.P. (Assignees)
              dated December 22, 1993.
    10.10*    Amended and Restated Distribution Agreement between Charles River
              BRF, Inc., Charles River Laboratories, Inc., Bioculture Mauritius
              Ltd. and Mary Ann and Owen Griffiths, dated December 23, 1997.
    10.11*    Supply Agreement for non-human primates among Sierra Biomedical,
              Inc. and Scientific Resources International, Ltd., dated March 18,
              1997.
    12.1*     Computation of Ratio of Earnings to Fixed Charges
    12.2*     Computation of Ratio of Total Debt to Adjusted EBITDA
    12.3*     Computation of Ratio of Adjusted EBITDA to Cash Interest Expense
    21.1*     Subsidiaries of Charles River
    23.1*     Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).
    23.2*     Consent of PricewaterhouseCoopers LLP.
    24.1*     Power of Attorney (Included in Part II of this Registration
              Statement under the caption "Signatures").
    25.1*     Statement of Eligibility of State Street Bank and Trust Company on
              Form T-1.
    27.1*     Financial Data Schedule for Charles River Laboratories, Inc.

   Exhibit
    Number
   -------
    99.1*     Form of Letter of Transmittal
    99.2*     Form of Notice of Guaranteed Delivery
    99.3*     Form of Letter to Clients
    99.4*     Form of Letter to Nominees
    99.5*     Form of Instructions to Registered Holder and/or Book-Entry
              Transfer Participant from Owner

------------
*  Filed herewith.

** To be filed by amendment.